Exhibit 4.2

EXECUTION VERSION

FTS INTERNATIONAL, INC.

 AS ISSUER,

THE GUARANTORS NAMED HEREIN,

U.S. BANK NATIONAL ASSOCIATION,

AS COLLATERAL AGENT

AND

U.S. BANK NATIONAL ASSOCIATION,
AS TRUSTEE

INDENTURE

Dated as of June 1, 2015

$350,000,000

Senior Secured Floating Rate Notes due 2020

CROSS-REFERENCE TABLE

TIA Sections	Indenture Sections
310(a)(1)	7.9
(a)(2)	7.9
(a)(3)	7.11
(a)(4)	N/A
(a)(5)	7.9
(b)	7.3; 7.9
(c)	N/A
311(a)	7.3; 7.10
(b)	7.3; 7.10
312(a)	2.5(a)
(b)	14.3
(c)	14.3
313(a)	7.5
(b)	7.5
(c)	6.1(b); 7.5; 14.2(b)
(d)	7.5
314(a)(1)	4.18; 8.3
(a)(2)	4.18; 8.3
(a)(3)	4.18; 8.3
(a)(4)	4.5(a); 8.3
(b)	11.5
(c)(1)	14.2
(c)(2)	14.2
(c)(3)	N/A
(d)	N/A
(e)	14.5
(f)	N/A
315(a)	7.1(b)
(b)	6.1(b)
(c)	7.1(a)
(d)	7.1(b)
(e)	6.11
316(a) (last sentence)	2.9
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N/A
(b)	6.7
(c)	6.15
317(a)(1)	6.8
(a)(2)	6.9
(b)	2.4
318(a)	14.1
(c)	14.1

N/A means not applicable.

Note:                  The Cross-Reference Table shall not for any purpose be deemed to be a part of this Indenture.

TABLE OF CONTENTS

	ARTICLE 1
	DEFINITIONS AND INCORPORATION BY REFERENCE

1.1.	Definitions	1
1.2.	Other Definitions	35
1.3.	Incorporation by Reference of Trust Indenture Act	36
1.4.	Rules of Construction	37

	ARTICLE 2
	THE NOTES

2.1.	The Notes	37
2.2.	Execution and Authentication	39
2.3.	Registrar, Transfer Agent and Paying Agent	40
2.4.	Paying Agent to Hold Money in Trust	40
2.5.	Holder Lists	41
2.6.	Transfer and Exchange	41
2.7.	Replacement Notes	43
2.8.	Outstanding Notes	44
2.9.	Notes Held by Issuer	44
2.10.	Certificated Notes	44
2.11.	Cancellation	45
2.12.	Defaulted Interest	45
2.13.	Computation of Interest	46
2.14.	CUSIP and Common Code Numbers	47
2.15.	Issuance of Additional Notes	47

	ARTICLE 3
	REDEMPTION

3.1.	Right of Redemption	47
3.2.	Notices to Trustee	48
3.3.	Selection of Notes to be Redeemed	48
3.4.	Notice of Redemption	48
3.5.	Deposit of Redemption Price	49
3.6.	Payment of Notes Called for Redemption	50
3.7.	Notes Redeemed in Part	50
3.8.	Optional Redemption	51

	ARTICLE 4
	COVENANTS

4.1.	Payment of Notes	52
4.2.	Corporate Existence	52
4.3.	Maintenance of Properties	52
4.4.	Insurance	52
4.5.	Statement as to Compliance	52
4.6.	Limitation on Indebtedness	53
4.7.	Limitation on Liens	57

i

4.8.	Limitation on Restricted Payments	58
4.9.	Limitation on Sale of Certain Assets	63
4.10.	Limitation on Transactions with Affiliates	66
4.11.	Change of Control	68
4.12.	[Reserved]	68
4.13.	Limitation on Business Activities	68
4.14.	Future Note Guarantees	68
4.15.	Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries	69
4.16.	Designation of Unrestricted and Restricted Subsidiaries	71
4.17.	Payment of Taxes and Other Claims	72
4.18.	Reports to Holders	73
4.19.	Maintenance of Office or Agency	75
4.20.	Stay, Extension and Usury Laws	75
4.21.	Further Instruments and Acts	75
4.22.	Suspension of Covenants	76
4.23.	Post-Closing Covenant	76

	ARTICLE 5
	CONSOLIDATION, MERGER OR SALE OF ASSETS

5.1.	Consolidation, Merger or Sale of Assets	77
5.2.	Successor Substituted	79

	ARTICLE 6
	DEFAULTS AND REMEDIES

6.1.	Events of Default	79
6.2.	Acceleration	82
6.3.	Other Remedies	83
6.4.	Waiver of Past Defaults	83
6.5.	Control by Majority	83
6.6.	Limitation on Suits	84
6.7.	Unconditional Right of Holders To Receive Payment	84
6.8.	Collection Suit by Trustee	84
6.9.	Trustee May File Proofs of Claim	85
6.10.	Application of Money Collected	85
6.11.	Undertaking for Costs	86
6.12.	Restoration of Rights and Remedies	86
6.13.	Rights and Remedies Cumulative	86
6.14.	Delay or Omission not Waiver	86
6.15.	Record Date	86
6.16.	Waiver of Stay or Extension Laws	87
6.17.	Issuer Notice of Default	87

	ARTICLE 7
	TRUSTEE AND COLLATERAL AGENT

7.1.	Duties of Trustee and Collateral Agent	87
7.2.	Certain Rights of Trustee and Collateral Agent	88
7.3.	Individual Rights of Trustee	89

7.4.	Trustee’s and Collateral Agent’s Disclaimer	89
7.5.	Reports by Trustee to Holders	90
7.6.	Compensation and Indemnity	90
7.7.	Replacement of Trustee and Collateral Agent	91
7.8.	Successor Trustee or Collateral Agent by Merger, Etc.	92
7.9.	Eligibility: Disqualification	93
7.10.	Preferential Collection of Claims Against Issuer	93
7.11.	Appointment of Co-Trustee	93
7.12.	Calculation Agent	94

	ARTICLE 8
	DEFEASANCE; SATISFACTION AND DISCHARGE

8.1.	Issuer’s Option to Effect Defeasance or Covenant Defeasance	98
8.2.	Defeasance and Discharge	98
8.3.	Covenant Defeasance	98
8.4.	Conditions to Defeasance	99
8.5.	Satisfaction and Discharge of Indenture	100
8.6.	Survival of Certain Obligations	100
8.7.	Acknowledgment of Discharge by Trustee	101
8.8.	Application of Trust Funds	101
8.9.	Repayment to Issuer	101
8.10.	Indemnity for U.S. Government Obligations	101
8.11.	Reinstatement	101

	ARTICLE 9
	AMENDMENTS AND WAIVERS

9.1.	Without Consent of Holders	102
9.2.	With Consent of Holders	103
9.3.	Compliance with Trust Indenture Act	103
9.4.	Effect of Supplemental Indentures	103
9.5.	Notation on or Exchange of Notes	104
9.6.	Revocation of Consents	104
9.7.	Payment for Consent	104
9.8.	Notice of Amendment or Waiver	104
9.9.	Trustee to Sign Amendments, Etc.	104

	ARTICLE 10
	INTERCREDITOR AGREEMENT

10.1.	Intercreditor Agreement	105

	ARTICLE 11
	COLLATERAL

11.1.	Security Documents	105
11.2.	Collateral Agent	106
11.3.	Authorization of Actions to Be Taken	106
11.4.	Release of Collateral	107
11.5.	Filing, Recording and Opinions	108

11.6.	Powers Exercisable by Receiver or Trustee	109
11.7.	Release upon Termination of the Issuer’s Obligations	109
11.8.	Trustee’s Duties with Respect to Collateral	109

	ARTICLE 12
	GUARANTEE

12.1.	Notes Guarantee	110
12.2.	Subrogation	111
12.3.	Limitation of Guarantee	111
12.4.	Notation Not Required	111
12.5.	Successors and Assigns	112
12.6.	No Waiver	112
12.7.	Modification	112
12.8.	Execution of Supplemental Indenture for Future Note Guarantors	112
12.9.	Release	112
12.10.	Keepwell	113

	ARTICLE 13
	HOLDERS’ MEETINGS

13.1.	Purposes of Meetings	113
13.2.	Place of Meetings	114
13.3.	Call and Notice of Meetings	114
13.4.	Voting at Meetings	114
13.5.	Voting Rights, Conduct and Adjournment	114
13.6.	Revocation of Consent by Holders at Meetings	115

	ARTICLE 14
	MISCELLANEOUS

14.1.	Trust Indenture Act Controls	115
14.2.	Notices	115
14.3.	Communication by Holders with Other Holders	116
14.4.	Certificate and Opinion as to Conditions Precedent	117
14.5.	Statements Required in Certificate or Opinion	117
14.6.	Rules by Trustee, Paying Agent and Registrar	117
14.7.	Legal Holidays	117
14.8.	Governing Law	117
14.9.	Jurisdiction	118
14.10.	Waiver of Jury Trial	118
14.11.	No Recourse Against Others	118
14.12.	Successors	118
14.13.	Multiple Originals	118
14.14.	Table of Contents, Cross-Reference Sheet and Headings	118
14.15.	Severability	118
14.16.	Force Majeure	118
14.17.	Intercreditor Agreements	119
14.18.	Secured Obligations Amount	119
14.19.	Third Party Beneficiaries	119

Exhibits

Exhibit A	-	Form of Notes
Exhibit B	-	Form of Transfer Certificate for Transfer from Restricted Global Note to Regulation S Global Note
Exhibit C	-	Form of Transfer Certificate for Transfer from Regulation S Global Note to Restricted Global Note
Exhibit D	-	Form of Supplemental Indenture

v

INDENTURE dated as of June 1, 2015 among FTS International, Inc. a corporation incorporated under the laws of Delaware (the “Issuer”), the Initial Guarantors (as defined herein), U.S. Bank National Association, as Collateral Agent and U.S. Bank National Association, as Trustee.

RECITALS OF THE ISSUER AND THE GUARANTORS

The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of its (i) Senior Secured Floating Rate Notes due 2020 issued on the date hereof (the “Original Notes”) and (ii) any additional Notes (“Additional Notes” and together with the Original Notes, the “Notes”) that may be issued on any other date.

Each Guarantor has duly authorized the execution and delivery of this Indenture to provide for the issuance of the Guarantee (as defined herein).

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

1.1.         Definitions.

“2022 Notes” means the Issuer’s $470.0 million aggregate principal amount of 6.250% Senior Secured Notes due 2022.

“2022 Notes Collateral Agent” means the “Collateral Agent” under the 2022 Notes Indenture and any successors or assigns.

“2022 Notes Guarantee” means a Guarantee of the 2022 Notes pursuant to the 2022 Notes Indenture and any other amounts owed under the 2022 Notes Indenture.

“2022 Notes Indenture” means the indenture dated April 16, 2014 among FTS International, Inc., the guarantors of the 2022 Notes and U.S. Bank National Association  as trustee (together with its successors), governing the 2022 Notes, together with the related documents thereto (including the notes thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented, refunded, replaced, refinanced or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time by one or more credit facilities, and any agreement (and related document) entered into in substitution for any credit agreement, in which case, the credit agreement or similar agreement together with all other documents and instruments related thereto shall constitute the “2022 Notes Indenture,” whether with the same or any other agent, lender, investor or group of lenders or investors.

“2022 Notes Issue Date” means April 16, 2014.

“2022 Notes Obligations” means Obligations in respect of the 2022 Notes, the 2022 Notes Indenture and the 2022 Notes Security Documents, including, for the avoidance of doubt, Obligations with respect to Permitted Refinancing Indebtedness related thereto.

“2022 Notes Security Agreement” means the Security Agreement dated April 16, 2014 that establishes the terms of the security interests and liens that secure the 2022 Notes Obligations.

“2022 Notes Security Documents” has the meaning ascribed to the term “Security Documents” in the 2022 Notes Indenture.

“2022 Notes Trustee” means the “Trustee” under the 2022 Notes Indenture and any successors or assigns.

“ABL Collateral” has the meaning ascribed to such term in the Junior Lien Intercreditor Agreement.

“ABL Collateral Asset Sale Offer” has the meaning ascribed to such term under Section 4.9.

“ABL Collateral Excess Proceeds” has the meaning ascribed to such term under Section 4.9.

“ABL/Fleet Collateral” means, collectively, the ABL Collateral and the Fleet Collateral.

“Additional Notes” means additional Notes issued from time to time under this Indenture in accordance with Section 2.15 hereof.

“Additional Notes/Term Priority Collateral Agent” means the collateral agent with respect to any Additional Notes/Term Priority Lien Obligations.

“Additional Notes/Term Priority Lien Obligations” means any Notes/Term Priority Lien Obligations that are Incurred after the Issue Date and secured by the Common Collateral on a first priority basis (subject to Permitted Liens) pursuant to the Notes/Term Priority Security Documents.

“Additional Notes/Term Priority Secured Party” means the holders of any Additional Notes/Term Priority Lien Obligations, and any Additional Notes/Term Priority Collateral Agent or Authorized Representative with respect thereto.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (1) 1.0% of the principal amount of such Note and (2) the excess of (a) the present value at such date of redemption of (i) the Redemption Price of such Note at June 15, 2016 (as described in Section 3.8) plus (ii) all remaining required interest payments due on such Note through June 15, 2016 (assuming that the rate of interest on the Notes for the period from the date of redemption through June 15, 2016, will equal the rate of interest on the Notes in effect on the date on which the applicable notice of redemption is given) (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such Note.

“Applicable Rate” means the rate equal to the sum of (a) three-month LIBOR (which shall not be below 0%) plus (b) 7.500%.

“Asset Sale” means:

(a)           the sale, lease, conveyance or other disposition (each, a “Transfer”) of any assets; and

(b)           the issuance of Equity Interests by any Restricted Subsidiary or the Transfer by the Issuer or any Restricted Subsidiary of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).

Notwithstanding the foregoing, the following items shall be deemed not to be Asset Sales:

(a)           a Transfer of assets that is governed by Section 4.11 and/or Section 5.1;

(b)           a Transfer of assets or Equity Interests between or among any of the Issuer and the Restricted Subsidiaries;

(c)           an issuance of Equity Interests by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary;

(d)           a Transfer of any assets in the ordinary course of business;

(e)           a Transfer of Cash Equivalents;

(f)            a Transfer of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(g)           a Transfer that constitutes a Restricted Payment that is permitted by Section 4.8 or a Permitted Investment;

(h)           a Transfer of any property or equipment that has become damaged, worn out or obsolete;

(i)            the creation of a Lien not prohibited by this Indenture (but not the sale of property subject to a Lien);

(j)            any Transfer of any asset or any sale or issuance of Equity Interests made pursuant to a Permitted Joint Venture Investment or Joint Marketing Arrangement entered into in compliance with clause (i) of the definition of “Permitted Investments;”

(k)           any surrender or waiver of contract rights or the settlement, release or surrender of any contract, tort or other claim of any kind;

(l)            a grant of a license (or any sub-license) to use any Restricted Subsidiary’s patents, trade secrets, know-how or other intellectual property to the extent that such license does not limit the licensor’s use of the patent, trade secret, know-how or other intellectual property;

(m)          any disposition of an asset manufactured or constructed by the Issuer or a Restricted Subsidiary for sale to a third party (including a direct or indirect joint venture of the Issuer or one or more Restricted Subsidiaries) within 90 days of the completion of such manufacture or construction, if (1) the Issuer or any Restricted Subsidiary receives value equal to the Fair Market Value of the asset and (2) the asset is then leased back by the Issuer or any Restricted Subsidiary for use in a Permitted Business;

(n)           direct or indirect sales of equipment, products and services by the Issuer or any of the Restricted Subsidiaries to any direct or indirect joint venture of the Issuer or one of the Restricted Subsidiaries at or above the lower of Cost or Fair Market Value; and

(o)           any other Transfer of assets or Transfer or issuance of Equity Interests, the Fair Market Value of which do not exceed, in any one or related series of Transactions, $10.0 million.

“Authorized Representative” means (a) in the case of any Obligations under the Term Loan Credit Facility or the secured parties under the Term Loan Credit Facility, the Term Loan Collateral Agent, (b) in the case of the 2022 Notes Obligations, the 2022 Notes Collateral Agent and (c) in the case of any Series of Additional Notes/Term Priority Lien Obligations that become subject to the Pari Passu Intercreditor Agreement, the Authorized Representative named for such Series in the applicable joinder agreement.

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by the Issuer or the Guarantors to any Bank Product Provider pursuant to or evidenced by a Bank Product agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and (b) all Hedging Obligations.

“Bank Product” means any one or more of the following financial products or accommodations extended to the Issuer or any Guarantor by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards,” “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services or (f) Transactions under any Swap Contracts.

“Bank Product Provider” means any provider of Bank Products to the Issuer or any Guarantor.

“Bankruptcy Law” means any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law, including, without limitation, the United States Bankruptcy Code, 11 United States Code §§ 101 et seq.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means (a) with respect to a corporation, the board of directors of such corporation or, except in the context of the definitions of “Change of Control” and “Continuing Directors,” any duly authorized committee thereof; and (b) with respect to any other entity, the board of directors or similar body of the general partner of such entity or the managers of such entity, any duly authorized committee thereof or any Person, board or committee serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant or Vice Secretary of the Issuer to have been duly adopted by the Board of Directors of the Issuer and to be in full force and effect on the date of such certification.

“Business Day” means any day other than a Legal Holiday.

“Calculation Agent” means U.S. Bank National Association.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease (or a successor definition that results in the reflection of a liability on the Issuer’s balance sheet) for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” of any Person means any and all shares, interests (including general or limited partnership interests, limited liability company or membership interests or limited liability partnership interests), participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock; provided, however, that equity-based compensation awards that by their terms may only be settled in cash shall not be deemed to be capital stock.

“Cash Equivalents” means:

(a)           United States dollars and such local currencies held by the Issuer or any Restricted Subsidiary from time to time in the ordinary course of business;

(b)           securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than 365 days from the date of acquisition;

(c)           deposits, certificates of deposit and time deposits, money market accounts, bankers’ acceptances with maturities not exceeding 365 days and overnight bank deposits, in each case, with any commercial bank organized under the laws of the United States or any state, commonwealth or territory thereof or Canada or any province or territory thereof having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of P-1 or better from Moody’s or A-1 or better from S&P or a Thomson Bank Watch Rating of “B” or better;

(d)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)           commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within nine months after the date of acquisition;

(f)            securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than 365 days from the date of acquisition; and

(g)           money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payable services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Change of Control” means the occurrence of any of the following:

(a)           the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in any Transaction, of all or substantially all of the properties or assets of the Issuer and the Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders;

(b)           the adoption of a plan relating to the liquidation or dissolution of the Issuer other than in a Transaction that complies with the provisions described in Section 5.1;

(c)           prior to an IPO, there shall be any dilution of the ownership by the Permitted Holders of the Issuer; provided that no Change of Control shall be deemed to have occurred (1) as a result of dilution through a primary sale of the Equity Interests of the Issuer if, following such primary sale (i) the Permitted Holders together hold 50% or more of the Equity Interests in the Issuer and (ii) Temasek owns a greater percentage of the Equity Interests in the Issuer than does Chesapeake, (2) as a result of dilution through a secondary private sale of Equity Interests in the Issuer if, following such secondary sale (i) Temasek holds at least 35% of the Equity Interests in the Issuer and (ii) Chesapeake holds at least 25% of the Equity Interests in the Issuer, or (3) as a result of the exercise of or any conversion or redemption right of the Preferred Stock;

(d)           on or following an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the Issuer; or

(e)           the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors.

Notwithstanding the foregoing, simultaneously with or following an IPO: (1) a Transaction in which the Issuer or any direct or indirect parent of the Issuer becomes a Subsidiary of another Person (other than a Person that is an individual, such Person that is not an individual, the “New Parent”) shall not constitute a Change of Control if (a) the equity holders of the Issuer or such parent immediately prior to such Transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding Voting Stock of such New Parent immediately following the consummation of such Transaction and (b) immediately following the consummation of such Transaction, no “person” or “group” (as such terms are defined above), other than a Permitted Holder and the New Parent, “beneficially owns” (as such term is defined above), directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Issuer or the New Parent; (2) any holding company whose only significant asset is Equity Interests of the Issuer or any direct or indirect parent of the Issuer shall not itself be considered a “person” or “group” for purposes of this definition; (3) the transfer of assets between or among the Issuer and its Restricted Subsidiaries shall not itself constitute a Change of Control; (4) the term “Change of Control” shall not include a merger or consolidation of the Issuer (or any direct or indirect parent thereof) with, or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Issuer (or direct or indirect parent thereof) to, an Affiliate incorporated or organized solely for the purpose or reincorporating or reorganizing the Issuer in another jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure; and (5) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the Transactions contemplated by such agreement.

“Chesapeake” means Chesapeake Energy Corporation and each of its controlled Affiliates.

“Clearstream” means Clearstream Banking, société anonyme.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents.  For the avoidance of doubt, the Collateral shall not include the Excluded Assets.

“Collateral Agent” means U.S. Bank National Association as collateral agent under the Security Documents.  For avoidance of doubt, the Collateral Agent hereunder shall include the Collateral Agent when acting under the Junior Lien Intercreditor Agreement as successor “ABL Facility Agent” (as defined in the Junior Lien Intercreditor Agreement).

“Collateral Asset Sale Offer” means either an ABL Collateral Asset Sale Offer, a Fleet Collateral Asset Sale Offer or an Asset Sale Offer as the context may require.

“Collateral Excess Proceeds” means either ABL Collateral Excess Proceeds, Fleet Collateral Excess Proceeds or Excess Proceeds as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Futures Trading Commission” means the federal regulatory agency established by the Commodity Futures Trading Act of 1974 to administer the Commodity Exchange Act.

“Common Collateral” means, at any time, Collateral in which the holders of two or more Series of Notes/Term Priority Lien Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time.  If more than two Series of Notes/Term Priority Lien Obligations are outstanding at any time and the holders of less than all Series of Notes/Term Priority Lien Obligations hold a valid and perfected security interest in any Collateral at such time then such Collateral shall constitute Common Collateral for those Series of Notes/Term Priority Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Common Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Issue Date or issued thereafter.

“Consolidated Cash Flow” means, for any period, the Consolidated Net Income of the Issuer for such period plus, without duplication:

(a)           provision for taxes based on income or profits of the Issuer and the Restricted Subsidiaries for such period, to the extent that such amounts were deducted in computing such Consolidated Net Income; plus

(b)           Fixed Charges of the Issuer and the Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(c)           depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Issuer and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus or plus, as the case may be

(d)           any net gain or loss realized by such Person or any of its Restricted Subsidiaries in connection with any sale or disposition of assets outside the ordinary course of business, to the extent such gains or losses were added or deducted in computing Consolidated Net Income; minus or plus, as the case may be

(e)           all extraordinary, unusual or non-recurring items of gain (loss) or expense to the extent added or deducted in computing Consolidated Net Income; minus or plus, as the case may be

(f)            non-cash items increasing or decreasing such Consolidated Net Income for such period, other than the accrual of revenue or expense in the ordinary course of business; plus

(g)           any expenses or charges, to the extent deducted in computing Consolidated Net Income, related to any offering of Equity Interests, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such Transactions;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, (1) the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Issuer (a) in the same proportion that the Consolidated Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Issuer and (b) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter or any agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders and (2) it is agreed that, for purposes of determining compliance with the covenant(s) described in Article 4 including the related definitions (including any test requiring compliance with such covenants on a pro forma basis), Consolidated Cash Flow of the Issuer and its Restricted Subsidiaries for the fiscal quarters ended March 31, 2015, December 31, 2014, September 30, 2014 and June 30, 2014 will be deemed to be $(16.9)  million, $97.7 million, $102.4 million and $90.6 million, respectively.

“Consolidated Net Income” means, for any period, the aggregate of the net income (loss) of the Issuer and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:

(a)           the net income/loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the Issuer or a Restricted Subsidiary (subject, in the case of dividends or distributions paid to a Restricted Subsidiary, to the limitations contained in clause (b) below);

(b)           the net income (but not the net loss) of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equity holders (other than any restrictions existing by reason of, or any governmental approvals necessary pursuant to, any law, rule, regulation, order or decree that is generally applicable to all Persons operating in any jurisdiction in which any Restricted Subsidiary is conducting business so long as there is in effect no specific order, decree or other prohibition pursuant to any such law, rule or regulation in such jurisdiction limiting the payment of a dividend or similar distribution by such Restricted Subsidiary);

(c)           the net income (loss) of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(d)           any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (1) any sale or disposition of assets outside the ordinary course of business of the Issuer or any Restricted Subsidiary; or (2) the disposition of any securities by the Issuer or any Restricted Subsidiary or the extinguishment of any Indebtedness of the Issuer or any Restricted Subsidiary, shall be excluded;

(e)           the effect of any non-cash items resulting from any depreciation, amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs but excluding inventory) in connection with any acquisition, merger, consolidation or similar Transaction, or any other non-cash impairment changes, incurred in each case prior or subsequent to the Issue Date (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded;

(f)            any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, shall be excluded;

(g)           any unrealized gain or loss included in net income due to marking Hedging Obligations to market shall be excluded;

(h)           any non-cash compensation expense realized for grants of restricted stock units, restricted stock, performance shares, stock options or other similar rights to officers, directors and employees of the Issuer and any Restricted Subsidiary shall be excluded; provided that such restricted stock units, restricted stock, performance shares, stock options or other similar rights can be redeemed, if at all, at the option of the holder only for Capital Stock (other than Disqualified Stock) of the Issuer;

(i)            the cumulative effect of a change in accounting principles shall be excluded;

(j)            to the extent deducted in the calculation of net income, any non-recurring charges associated with any premium or penalty paid, write-offs of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity shall be added back to arrive at Consolidated Net Income;

(k)           any net income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(l)            any unrealized net gain or loss (but not any realized gain or loss) resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness, including intercompany indebtedness, shall be excluded; and

(m)          to the extent deducted in the calculation of net income, any restructuring or other unusual, non-operating or non-recurring loss shall be added back to arrive at Consolidated Net Income.

“Consolidated Tangible Assets” means, with respect to any Person, the consolidated total assets of such Person and its Restricted Subsidiaries less all goodwill, trade names, trademarks, patents, unamortized debt issuance costs and other similar intangibles properly classified as intangibles in accordance with GAAP, all as shown on the most recent balance sheet delivered to the Trustee pursuant to the terms of Section 4.18 as of the end of a fiscal quarter of such Person and computed in accordance with GAAP.

“Contingent Obligation” shall mean, as to any Person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (4) with respect to bankers’ acceptances and letters of credit, until a reimbursement obligation arises (which obligation shall constitute Indebtedness); or (5) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether severally or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Issuer who: (a) was a member of such Board of Directors on the Issue Date; or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

“Corporate Trust Office” means the principal corporate trust office of the Trustee, at which at any particular time its corporate trust business shall be administered, which office at the date of execution of this Indenture is located at 1349 W. Peachtree Street, NW, Suite 1050, Atlanta, Georgia 30309, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Cost” means with respect to equipment, supplies and products, the Issuer’s good faith, reasonable estimate of the all-in cost to the Issuer or its applicable Restricted Subsidiary to procure or manufacture such equipment, supplies or products and, with respect to services, the Issuer’s good faith, reasonable estimate of the all-in cost to the Issuer or its applicable Restricted Subsidiaries of the cost of providing such services.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Term Loan Credit Facility), commercial paper facilities or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables or other financial assets to lenders or to special purpose entities formed to borrow from lenders against receivables or other financial assets), letters of credit, bonds, notes or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including, without limitation, any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders or other persons).

“Credit Facility Indebtedness” means any and all amounts payable under or in respect of the Credit Facilities as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Term Loan Credit Facility), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian, administrator or similar official under any Bankruptcy Law.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Deposit Accounts” means any checking or other demand deposit account maintained by the Issuer or any Guarantor.

“Depositary” means DTC until a successor Depositary, if any, shall have become such pursuant to this Indenture, and thereafter Depositary shall mean or include each Person who is then a Depositary hereunder.

“Designated Non-cash Consideration” means the Fair Market Value of any non-Cash Equivalent consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate at the time of such Asset Sale.  Any particular item of Designated Non-cash Consideration shall cease to be considered to be outstanding once it has been sold for Cash Equivalents (which shall be considered Net Available Cash from an Asset Sale when received).

“Determination Date” means, with respect to an Interest Period, the second London Banking Day preceding the first day of such Interest Period.

“Discharge of Notes Obligations” means (i) the payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all Notes Obligations or (ii) the satisfaction and discharge of all Notes Obligations with respect to this Indenture in accordance with Section 8.5 hereof.

“Disinterested Member” means, with respect to any Transaction, a member of the Issuer’s Board of Directors: (1) who does not have any material direct or indirect financial interest (other than as an owner of Equity Interests in the Issuer or as an officer, manager or employee of the Issuer or any Restricted Subsidiary) in or with respect to such Transaction, and (2) is not an Affiliate, or an officer, director, member of a supervisory, executive or management board or employee, of any Person (other than the Issuer or a Restricted Subsidiary), who has any direct or indirect financial interest in or with respect to such Transaction.

“Disqualified Stock” means any Capital Stock that, by its terms, by the terms of any security into which it is convertible, or for which it is exchangeable, or by contract or otherwise, is, or upon the happening of any event or passage of time would be, required to be redeemed on or prior to the date that is one year after the date on which the Notes mature, or is redeemable at the option of the holder thereof, or is convertible into or exchangeable for debt securities in any such case on or prior to such date.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if (a) the “asset sale” or “change of control” provisions applicable to such Capital Stock are similar to, and not substantially more favorable to the holders of such Capital Stock than, the provisions contained in Section 4.9 and Section 4.11 and (b) such Capital Stock specifically provides that such Person shall not repurchase or redeem any such stock pursuant to such provision prior to the Issuer’s repurchase of such Notes as are required to be repurchased pursuant to Section 4.9 and Section 4.11.  The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature.  The term “Disqualified Stock” shall not include the Issuer’s Series A preferred stock under the terms existing on the Issue Date.

“Domestic Subsidiary” means any Restricted Subsidiary organized under the laws of any political subdivision of the United States that is not a Subsidiary of a Foreign Subsidiary.

“DTC” means The Depository Trust Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear SA/NV, as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning ascribed to such term in the Security Agreement.

“Excluded Hedge Obligation” means, with respect to the Issuer or any Guarantor, any Hedging Obligations constituting a Swap Obligation if, and to the extent that, all or a portion of the guaranty of the Issuer or such Guarantor of, or the grant by the Issuer or any such Guarantor of a security interest to secure, such Hedging Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Issuer’s or such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of the Issuer or such Guarantor or the grant of such security interest becomes effective with respect to such Hedging Obligation. If any Hedging Obligation constituting a Swap Obligation arises under a master agreement governing more than one such Hedging Obligation, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Subsidiary” means any of the following:

(a)           each Immaterial Subsidiary;

(b)           each Domestic Subsidiary that is prohibited from guaranteeing the Notes Obligations by any applicable law or that would require consent, approval, license or authorization of a government agency to guarantee the Notes Obligations that cannot be obtained after use of commercially reasonable efforts (unless such consent, approval, license or authorization has been received);

(c)           each Domestic Subsidiary that is prohibited by any applicable contractual requirement from guaranteeing the Notes Obligations on the Issue Date or at the time such Subsidiary becomes a Subsidiary, so long as such requirement was not entered into in contemplation of the acquisition of such Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect);

(d)           any Foreign Subsidiary;

(e)           any Foreign Subsidiary Holdco, and

(f)            each Unrestricted Subsidiary.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free-market Transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by (a) in the case of an asset or property with an estimated value of $20.0 million or more, the Board of Directors of the Issuer, which determination shall be conclusive if evidenced by a Board Resolution and (b) in the case of an asset or property with an estimated value of less than $20.0 million, the principal executive officer, the principal financial officer or principal accounting officer of the Issuer, which determination shall be conclusive if evidenced by an Officers’ Certificate.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests of which are owned directly by the Issuer or a Guarantor.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of the Consolidated Cash Flow of the Issuer for such period to the Fixed Charges of the Issuer for such period.

For purposes of calculating the Fixed Charge Coverage Ratio:

(a)           in the event that the Issuer or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then (subject to the remaining clauses of this definition) the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period;

(b)           acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the Issuer or any Restricted Subsidiary (or by any Person that has subsequently become a Restricted Subsidiary or has subsequently merged or consolidated with or into the Issuer or any

Restricted Subsidiary), including through mergers or consolidations, and the designation or redesignation of an Unrestricted Subsidiary, in each case, during such period or subsequent to such period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of such period and Consolidated Cash Flow for such period shall be calculated on a pro forma basis, but without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income;

(c)           the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;

(d)           the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges shall not be obligations of the Issuer or any Restricted Subsidiary following the Calculation Date;

(e)           whenever pro forma effect is to be given to an acquisition or disposition, the amount of Consolidated Cash Flow relating thereto and the amount of Fixed Charges associated with any Indebtedness Incurred in connection therewith, unless otherwise specified, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Issuer;

(f)            Fixed Charges attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(g)           Fixed Charges attributable to interest on any Indebtedness Incurred under a revolving credit facility computed on a pro forma basis shall be calculated based on the average daily balance of such Indebtedness for such period subject to the pro forma calculation.

“Fixed Charges” means, for any period, the sum, without duplication, of:

(a)           the consolidated interest expense of the Issuer and the Restricted Subsidiaries for such period, whether paid or accrued (without duplication), including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations relating to interest rates and excluding any non-cash interest expense imputed on any convertible debt securities in accordance with ASC 470-20; plus

(b)           the consolidated interest of the Issuer and the Restricted Subsidiaries that was capitalized during such period; plus

(c)           any interest expense on Indebtedness of another Person that is Guaranteed by the Issuer or one of the Restricted Subsidiaries or secured by a Lien on assets of the Issuer or a Restricted Subsidiary, whether or not such Guarantee or Lien is called upon; plus

(d)           the product of (1) all dividends whether paid or accrued (without duplication) and, whether or not in cash, on any series of Disqualified Stock of the Issuer or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary, other than dividends paid to the Issuer or a Restricted Subsidiary or on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Issuer, times (2) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate, taking into account the deductibility of state and local taxes for federal income tax purposes, of the issuer of such Disqualified or Preferred Stock, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fleet Collateral” means the “2020 Notes Collateral” as defined in the Security Agreement.

“Fleet Collateral Asset Sale Offer” has the meaning ascribed to such term under Section 4.9(f).

“Fleet Collateral Excess Proceeds” has the meaning ascribed to such term under Section 4.9(f).

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer other than a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means a Restricted Subsidiary all or substantially all of the assets of which consist of Capital Stock of one or more Foreign Subsidiaries and/or other Foreign Subsidiary Holdcos; provided that, for the avoidance of doubt and notwithstanding anything to the contrary in this definition, FTS International Services, LLC shall not be considered to be a Foreign Subsidiary Holdco.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements (including the Accounting Standards Codification) of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

“Guarantee” means, as applied to any Indebtedness of another Person, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Indebtedness, (b) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Indebtedness of any other Person in any manner and (c) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment (or payment of damages in the event of non- payment) of all or any part of such Indebtedness of another Person (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing).

“Guaranteed Obligations” has the meaning ascribed to such term in Section 12.1(a).

“Guarantors” means:

(a)           the Initial Guarantors; and

(b)           any other Subsidiary that executes a Note Guarantee in accordance with the provisions of this Indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and this Indenture in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under Swap Contracts or with respect to letters of credit (including reimbursement obligations with respect thereto) supporting Swap Contracts.

“Holder” means a Person in whose name a Note is registered.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 or whose total revenues for the most recent 12-month period do not exceed $100,000.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (a) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary and (b) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms or the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock will be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any specified Person, without duplication:

(a)           all indebtedness of such Person in respect of borrowed money;

(b)           all obligations of such Person evidenced by bonds, notes, debentures or similar instruments;

(c)           all reimbursement obligations of such Person in respect of banker’s acceptances, letters of credit or similar instruments;

(d)           all Capital Lease Obligations of such Person;

(e)           all obligations of such Person in respect of the deferred and unpaid balance of the purchase price of any property or services, due more than six months after such property is acquired or such services are completed except any such balance that constitutes an expense or trade payable, whether such balance arises directly with a vendor or indirectly under corporate credit card, purchasing card or gas card arrangements;

(f)            all net Hedging Obligations of such Person;

(g)           all Disqualified Stock issued by such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends;

(h)           all Preferred Stock issued by a Subsidiary of such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends;

(i)            all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (1) the Fair Market Value of such asset at such date of determination and (2) the amount of such Indebtedness; and

(j)            to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person,

in each case other than clauses (c) and (f), if and to the extent that any of the foregoing would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to this Indenture.

Notwithstanding the foregoing, Indebtedness shall not include any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash, U.S. Government Obligations and Cash Equivalents (sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, in accordance with the terms of the instruments governing such indebtedness.

The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation.  The amount of any Indebtedness described in clauses (a) and (b) above will be:

(a)           the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(b)           the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes of determining any particular amount of Indebtedness, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included, and (2) any Liens granted pursuant to the equal and ratable provisions referred to in Section 4.7 shall not be treated as Indebtedness.

“Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, including, for all purposes of this instrument and any such supplemental indenture following the effectiveness of a registration statement under the Securities Act covering the Notes, the provisions of the TIA that are deemed to be a part of and govern this instrument, and any such supplemental indenture, respectively.

“Indenture Documents” means the Indenture, the Notes (including any Additional Notes and any guarantees of the foregoing), the Note Guarantees, the Security Documents and the Intercreditor Agreements.

“Initial Guarantors” means FTS International Services, LLC and FTS International Manufacturing, LLC.

“Intercreditor Agreements” means the Junior Lien Intercreditor Agreement and the Pari Passu Intercreditor Agreement.

“Interest Payment Date” means each March 15, June 15, September 15 and December 15, commencing on September 15, 2015.

“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include June 1, 2015 and end on and include September 14, 2015.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or the equivalent) by Standard and Poor’s, or an equivalent rating by any other Rating Agency.

“Investments” in any Person means all direct or indirect investments in such Person in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by such Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of.  The acquisition by the Issuer or any Restricted Subsidiary of a Person that becomes a Restricted Subsidiary and holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person at the time such Person becomes a Restricted Subsidiary unless such Investment in such third party was not made in anticipation or contemplation of the Investment by the Issuer or such Restricted Subsidiary and such third party Investment is incidental to the primary business of such Person in which the Issuer or such Restricted Subsidiary is making such Investment.

“IPO” means an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of the Issuer’s Common Stock pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether along or in connection with a secondary public offering).

“Issue Date” means the date on which the Original Notes are initially issued.

“Issuer” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Issuer Order” means a written order signed in the name of the Issuer by any Person authorized by a resolution of the Board of Directors of the Issuer.

“Joint Marketing Arrangement” means any joint venture, partnership, lease, joint marketing agreement, operating agreement or other arrangement (which may or may not include joint ownership of any Person) pursuant to which the Issuer or one of its Restricted Subsidiaries arrange for the marketing, lease or sale of products and services constituting a Permitted Business and share in the profits therefrom.

“Junior Lien Intercreditor Agreement” means that certain junior lien intercreditor agreement dated as of the 2022 Notes Issue Date (as amended, supplemented, modified, extended, restructured, renewed, restated or replaced in whole or in part from time to time) by and among the Collateral Agent (as of the Issue Date by way of a Junior Lien Intercreditor Agreement joinder dated the date hereof), the 2022 Notes Collateral Agent, the Term Loan Collateral Agent, the Issuer and the Guarantors that sets forth the relative priority of the Liens securing any Notes/Term Priority Lien Obligations and the Liens securing the ABL Obligations (as defined therein).

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or in Atlanta, Georgia or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“LIBOR” means, with respect to an Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Reuters Page LIBOR 01 as of 11:00 a.m., London time, on the Determination Date. If Reuters Page LIBOR 01 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount of U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquid Securities” means securities (a) of an issuer that is not an Affiliate of the Issuer, (b) that are publicly traded on the New York Stock Exchange or the Nasdaq Global Select Market with a minimum market capitalization of $500.0 million at the time of acquisition and (c) as to which the Issuer is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held; provided that securities meeting the requirements of clauses (a), (b) and (c) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (1) the date on which such securities are sold or exchanged for cash or Cash Equivalents and (2) 180 days following the date of receipt of such securities.  If such securities are not sold or exchanged for cash or Cash Equivalents within 180 days of receipt thereof, for purposes of determining whether the Transaction pursuant to which the Issuer or a Restricted Subsidiary received the securities was in compliance with Section 4.9 such securities shall be deemed not to have been Liquid Securities at any time.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Master Frac Services Agreement” means that certain Master Frac Services Agreement, dated April 20, 2011 between FTS International Services, LLC and Chesapeake Operating, Inc.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” means the aggregate proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof), received in Cash Equivalents by the Issuer or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (a) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (b) taxes paid or reasonably estimated to be payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) in the case of any Asset Sale by a Restricted Subsidiary, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Issuer or any Restricted Subsidiary) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Issuer or any Restricted Subsidiary and (d) appropriate amounts to be provided by the Issuer or the Restricted

Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (1) excess amounts set aside for payment of taxes pursuant to clause (b) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (2) amounts initially held in reserve pursuant to clause (d) no longer so held, will, in the case of each of subclause (1) and (2), at that time become Net Available Cash.

“Note Guarantee” means a Guarantee of the Notes pursuant to this Indenture.

“Notes Obligations” means Obligations in respect of the Notes, this Indenture and the Security Documents, including for the avoidance of doubt, Obligations with respect to Permitted Refinancing Indebtedness related thereto and Obligations in respect of all fees of, payment or reimbursement of expenses incurred by, indemnifications, damages and any other liabilities payable to, each of the Trustee and the Collateral Agent in accordance with the Indenture Documents, but not any Obligations in respect of Bank Products.

“Notes/Term Collateral” has the meaning ascribed to the term “Notes Collateral” in the Junior Lien Intercreditor Agreement.

“Notes/Term Priority Collateral Agents” mean the Term Loan Collateral Agent, the 2022 Notes Collateral Agent and any Additional Notes/Term Priority Collateral Agent.

“Notes/Term Priority Documents” means the credit, guarantee and security documents governing the Notes/Term Priority Lien Obligations (and any Additional Notes/Term Priority Lien Obligations), including, without limitation the 2022 Notes Indenture, the Term Loan Credit Facility and the Notes/Term Priority Security Documents.

“Notes/Term Priority Lien Obligations” means (a) all Indebtedness under Credit Facilities secured by the Common Collateral and subject to the Junior Lien Intercreditor Agreement and the Pari Passu Intercreditor Agreement (including, for the avoidance of doubt, the Term Loan Credit Facility), (b) the 2022 Notes Obligations and the Obligations in respect of any refunding, refinancing or defeasement of the 2022 Notes and (c) Additional Notes/Term Priority Lien Obligations, if any, permitted to be Incurred under Section 4.6 and Section 4.7.

“Notes/Term Priority Secured Parties” means (a) the “Secured Parties,” as defined in the Term Loan Credit Facility, (b) the “Secured Parties,” as defined in the 2022 Notes Security Agreement and (c) any Additional Notes/Term Priority Secured Parties.

“Notes/Term Priority Security Documents” means any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing Notes/Term Priority Lien Obligations, and any Additional Notes/Term Priority Lien Obligations or under which rights or remedies with respect to such Liens are governed, in each case to the extent relating to the collateral securing the Notes/Term Priority Lien Obligations.

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness; provided that, except as otherwise provided in the definition of Notes Obligations, in order to avoid double counting, Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the Holders of the Notes; provided further that notwithstanding the foregoing and anything to the contrary in any Indenture Document, the Obligations of the Issuer or any Guarantor shall not include any Excluded Hedge Obligations.

“Offer to Purchase” means an offer to purchase Notes by the Issuer from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

(a)           the provision of this Indenture pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(b)           the purchase price and the date of purchase, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Payment Date”);

(c)           that any Note not tendered will continue to accrue interest pursuant to its terms;

(d)           that, unless the Issuer defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(e)           any procedures that the Holders must follow to accept the Offer to Purchase and tender their Notes;

(f)            that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(g)           that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

On the Payment Date, the Issuer shall (1) accept for payment on a pro-rata basis Notes or portions thereof (and, in the case of an Offer to Purchase made pursuant to Section 4.9 any other Pari Passu Indebtedness included in such Offer to Purchase) tendered pursuant to an Offer to Purchase; (2) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (3) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Issuer.  The Paying Agent shall promptly mail or wire transfer to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  The Issuer will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date.  The Trustee shall act as the Paying Agent for an Offer to Purchase.  The Issuer will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder; to the extent such laws and regulations are applicable, in the event that the Issuer is required to repurchase Notes pursuant to an Offer to Purchase.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to an Offer to Purchase, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions of this Indenture by virtue of such conflict.

“Offering Memorandum” means the offering memorandum with respect to the Original Notes dated May 27, 2015.

“Officers’ Certificate” means a certificate signed by two officers of the Issuer or a Guarantor, as applicable, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Issuer or such Guarantor, as applicable.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Issuer) that meets the requirements of this Indenture.

“Pari Passu Indebtedness” means (a) any Indebtedness of the Issuer that ranks equally in right of payment with the Notes or (b) any Indebtedness of a Guarantor that ranks equally in right of payment with such Guarantor’s Note Guarantee.

“Pari Passu Intercreditor Agreement” means that certain pari passu intercreditor agreement dated as of the 2022 Notes Issue Date (as amended, supplemented, modified, extended, restructured, renewed, restated or replaced in whole or in part from time to time) by and among the Issuer, the Guarantors, the Term Loan Collateral Agent and the 2022 Notes Collateral Agent, which may be amended from time to time without the consent of the Holders of the 2022 Notes to add other parties holding pari passu lien obligations permitted to be Incurred under the 2022 Notes Indenture, the Term Loan Credit Facility and the Pari Passu Intercreditor Agreement.

“Permitted Business” means any business conducted or proposed to be conducted (as described in the Offering Memorandum) by the Issuer and the Restricted Subsidiaries on the Issue Date, any other business or businesses in the oilfield services industry and other businesses reasonably related or ancillary thereto or that are reasonable extensions thereof.

“Permitted Holder” means Temasek and Chesapeake.

“Permitted Investments” means:

(a)           any Investment in the Issuer or in a Restricted Subsidiary;

(b)           any Investment in Cash Equivalents;

(c)           any Investment by the Issuer or any Restricted Subsidiary in a Person, if as a result of such Investment:

(1)           such Person becomes a Restricted Subsidiary; or

(2)           such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(d)           any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.9;

(e)           Hedging Obligations that are designed solely to protect the Issuer or its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnifies and compensation payable thereunder;

(f)            (i) Investments received in satisfaction of judgments, foreclosure of Liens or settlement of Indebtedness and (ii) any Investments received in compromise or resolution of (A) obligations of any trade creditor or customer that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any such Person, or (B) litigation, arbitration or other disputes with Persons that are not Affiliates;

(g)           advances or deposits in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Issuer or the Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(h)           commission, payroll, travel and similar advances to officers and employees of the Issuer or any Restricted Subsidiary that are made in the ordinary course of business and expected, at the time of such advance, ultimately to be recorded as an expense in conformity with GAAP;

(i)            Permitted Joint Venture Investments and Joint Marketing Arrangements entered into by the Issuer and its Restricted Subsidiaries in an aggregate amount (measured on the date on which each such Investment was made and without giving effect to subsequent changes of value) that, when taken together with all other Investments pursuant to this clause (i), do not exceed $50.0 million outstanding at any time;

(j)            any Investment existing on the date of this Indenture and any Investment that replaces, refinances or refunds any existing Investment; provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment being replaced, financed or refunded;

(k)           repurchases of, or other Investments in, the Notes or any other Notes/Term Priority Lien Obligations;

(l)            advances, deposits and prepayments for purchases of any assets, other than Equity Interests;

(m)          Investments acquired in exchange for, or out of the proceeds from the issuance or sale of, Equity Interests in the Issuer (excluding Disqualified Stock); and

(n)           other Investments by the Issuer or any Restricted Subsidiary, having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (n) since the Issue Date, not to exceed the greater of $50.0 million and 5.0% of Consolidated Tangible Assets of the Issuer outstanding at any one time; provided, however, if any Investment made pursuant to this clause (n) is made to a Person that is not a Restricted Subsidiary on the date of such Investment and such Person subsequently becomes a Restricted Subsidiary, such Investment shall be deemed made pursuant to clause (a) above and shall cease to have been made under this clause (n) for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Joint Venture Investment” means a direct or indirect Investment by the Issuer or a Restricted Subsidiary in any other Person engaged in a Permitted Business (1) over which the Issuer or a Restricted Subsidiary is responsible (either directly or indirectly through Unrestricted Subsidiaries or a services agreement) for day-to-day operations or otherwise has operational and managerial control of such Permitted Business, or veto power over significant management decisions affecting such Permitted Business, and (2) of which at least 30% of the outstanding Equity Interests of such other Person are at the time owned directly or indirectly by the Issuer or a Restricted Subsidiary.

“Permitted Liens” means:

(a)           (1) Liens securing the Notes issued on the Issue Date and other Credit Facility Indebtedness Incurred under Section 4.6(b)(i); and (2) Liens securing the Term Loan Credit Facility and the 2022 Notes outstanding on the Issue Date;

(b)           Liens on Common Collateral (and not, for the avoidance of doubt, on Fleet Collateral) securing Indebtedness representing Notes/Term Priority Lien Obligations permitted to be incurred under Section 4.6(a);

(c)           Liens existing on the Issue Date (other than Liens securing the Term Loan Credit Facility and the 2022 Notes);

(d)           Liens imposed by law or contract (other than contracts for Indebtedness), including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(e)           Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings and for which that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(f)            Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business, and Liens to secure appeal bonds or letters of credit or similar instruments that themselves secure appeal bonds;

(g)           survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(h)           Liens securing Hedging Obligations permitted under this Indenture;

(i)            leases, licenses, subleases and sublicenses of assets (including, without limitation, real property, mineral rights and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries, and Liens created by Persons who are lessors of property to the Issuer or any of its Restricted Subsidiaries;

(j)            Liens for the purpose of securing Indebtedness represented by Capital Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance all or any part of the purchase price or cost of construction or improvement of assets or property (other than Capital Stock or other Investments) acquired, constructed or improved in the ordinary course of business of the Issuer and its Restricted Subsidiaries; provided that

(1)           the aggregate principal amount of Indebtedness secured by such Liens pursuant to this clause (j) is otherwise permitted to be Incurred under Section 4.6(b)(vi) of the definition of Permitted Indebtedness; and

(2)           such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Issuer or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(k)           Liens that are part of normal depository and cash-management arrangements with banks and financial institutions, excluding arrangements for dedicated cash collateral accounts or arrangements otherwise intended to provide collateral securing Indebtedness owing to banks or financial institutions;

(l)            Liens arising from Uniform Commercial Code financing statement filings regarding operating leases, bailments and other Transactions that do not involve security interests or that are not intended to perfect a security interest securing any Indebtedness;

(m)          Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(n)           Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the

Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(o)           Liens securing Indebtedness or other obligations of the Issuer or a Restricted Subsidiary owing to the Issuer or a Guarantor;

(p)           Liens securing Permitted Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (a), (b), (c), (h), (j), (m), (n), (r), (x) and (z) of this definition; provided that (1) any such Lien is limited to all or part of the same property or assets that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder and (2) any such Lien is no less favorable in any material respect to the Holders of the Notes than the Lien in respect of the Indebtedness being refinanced; provided, further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (a) or (b) of this definition, the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (a) or (b) of this definition, as applicable, and not this clause (p) for purposes of determining the principal amount of Indebtedness outstanding under clause (a) or (b) of this definition, as applicable;

(q)           Liens securing Indebtedness in an aggregate principal amount outstanding at any one time not to exceed the greater of (1) $50.0 million and (2) 5.0% of Consolidated Tangible Assets of the Issuer (with the Fair Market Value of each item of designated non-cash consideration being measured at the time received and without giving effect to subsequent changes in value);

(r)            Liens on the Capital Stock of Unrestricted Subsidiaries;

(s)            judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(t)            Liens on property or assets securing Indebtedness used to defease or to satisfy and discharge the Notes; provided that (1) the Incurrence of such Indebtedness was not prohibited by this Indenture and (2) such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(u)           any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(v)           pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business, and pledges or deposits to secure bonds or letters of credit provided by third parties for any of the foregoing purposes;

(w)          Liens contained in purchase and sale agreements limiting the transfer of assets pending the closing of the Transactions contemplated thereby or that may be deemed to exist by virtue of contractual provisions that restrict the Issuer or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(x)           Liens upon specific items of inventory, accounts receivable or other goods and proceeds thereof securing obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of the Issuer or a Restricted Subsidiary to facilitate the purchase, shipment or storage of such inventory, accounts receivable or other goods and proceeds and permitted to be incurred under Section 4.6;

(y)           Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof; and

(z)           Liens on assets not constituting Collateral securing Indebtedness Incurred pursuant to Section 4.6(b)(xv)  or (xvii).

Provisions of the Indenture allowing Permitted Liens or other Liens on assets and property shall be construed to allow such Permitted Liens or other Liens on all improvements, fixtures, accessions and proceeds with respect to such property or assets.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any Restricted Subsidiary issued in exchange for, or the net cash proceeds of which are used to Refinance other Indebtedness of the Issuer or any Restricted Subsidiary (other than Indebtedness owed to the Issuer or to any Subsidiary of the Issuer); provided that:

(a)           the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so Refinanced (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such Refinancing and such reasonable expenses incurred in connection therewith);

(b)           such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced;

(c)           if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being Refinanced;

(d)           if the Indebtedness being Refinanced is Pari Passu Indebtedness, such Permitted Refinancing Indebtedness ranks equally in right of payment with or is subordinated in right of payment to, the Notes or such Note Guarantees;

(e)           such Indebtedness is Incurred by either (a) the Restricted Subsidiary that is the obligor on the Indebtedness being Refinanced or (b) the Issuer or a Guarantor; and

(f)            if the Indebtedness being Refinanced is secured by a Lien on the Collateral, such Permitted Refinancing Indebtedness is secured by a Lien that is equal to or junior in priority to the Lien on the Collateral securing the Indebtedness being Refinanced.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or other business entity or government or any agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“Purchase Agreement” means that purchase agreement relating to the Notes dated May 27, 2015, between the Issuer, the Initial Guarantors and Wells Fargo Securities, LLC as the initial purchaser.

“QIB” means a “Qualified Institutional Buyer” as defined under Rule 144A.

“Qualified Capital Interests” in any Person means a class of Capital Stock other than Disqualified Stock.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, the Issuer or any Guarantor that has total assets exceeding $10,000,000 at the time the relevant guaranty, keepwell,  or  grant  of  the  relevant  security  interest  becomes  effective  with  respect  to  such  Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Offering” means a private placement or public offering for cash of Qualified Capital Interests, or options, warrants or rights with respect to Qualified Capital Interests, other than (1) public offerings with respect to the Issuer’s Qualified Capital Interests, or options, warrants or rights, registered on Form S-4 or S-8, (2) an issuance to any Subsidiary or (3) any offering of Qualified Capital Interests issued in connection with a Transaction that constitutes a Change of Control.

“Rating Agencies” means (a) S&P and Moody’s or, (b) if S&P or Moody’s or both of them are not making ratings of the Notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Issuer, which will be substituted for S&P or Moody’s or both, as the case may be.

“Record Date” for the interest payable on any Interest Payment Date means the March 1, June 1, September 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

“Redemption Price” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to the Indenture.

“Redemption Date”, when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price”, when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Regulation S” means Regulation S under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Replacement Assets” means (a) assets (other than Cash Equivalents and securities) that will be used or useful in a Permitted Business, (b) substantially all the assets of a Permitted Business, or (c) a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single Transaction in the relevant market at the relevant time.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Issuer that has not been designated as an “Unrestricted Subsidiary” in accordance with this Indenture.

“Reuters Page LIBOR 01” means the display page so designated on the Reuters service or equivalent information reporting service or any successor service (or such successor display page, other published source, information vendor or provider).

“Rule 144” means Rule 144 under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Rule 903” means Rule 903 under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Rule 904” means Rule 904 under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“S&P” means Standard and Poor’s, Financial Services LLC, a subsidiary of McGraw-Hill Financial, Inc. and any successor thereto.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” has the meaning ascribed to such term in the Security Agreement.

“Secured Parties” has the meaning ascribed to such term in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Security Agreement” has the meaning ascribed to such term under Section 11.1.

“Security Documents” means the Security Agreement and any additional security agreements, pledge agreements, collateral assignments, mortgages and related agreements, as amended, supplemented, modified, extended, restructured, renewed, restated or replaced in whole or in part from time to time, creating the security interests in the Collateral as contemplated by this Indenture.

“Series” means (1) with respect to the Notes/Term Priority Secured Parties, each of (a) the secured parties under the Term Loan Credit Facility (in their capacities as such), (b) the holders of the 2022 Notes, the 2022 Notes Collateral Agent and the 2022 Notes Trustee (each in their capacity as such) and (c) the Additional Notes/Term Priority Secured Parties that become subject to the Pari Passu Intercreditor Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional Notes/Term Priority Secured Parties); and (2) with respect to any Notes/Term Priority Lien Obligations, each of (a) the Obligations under the Term Loan Credit Facility, (b) the 2022 Notes Obligations and the Obligations in respect of any refunding, refinancing or defeasement of the 2022 Notes and (c) the Additional Notes/Term Priority Lien Obligations Incurred pursuant to any applicable agreement, which pursuant to any joinder agreement, are to be represented under the Pari Passu Intercreditor Agreement by a common Authorized Representative (in its capacity as such for such Additional Notes/Term Priority Lien Obligations).

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act, but shall not include any Unrestricted Subsidiary.

“Stated Maturity,” when used with respect to (a) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (b) any other Indebtedness or any installment of interest thereon or principal thereof, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment is due and payable.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person.  Unless otherwise indicated, when used herein the term “Subsidiary” shall refer to a Subsidiary of the Issuer.

“Swap Contract” means (a) any and all interest rate swap Transactions, basis swaps, credit derivative Transactions, forward rate Transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index Transactions, interest rate options, forward foreign exchange Transactions, cap Transactions, floor Transactions, collar Transactions, currency swap Transactions, cross-currency rate swap Transactions, currency options, spot contracts, or any other similar Transactions or any combination of any of the foregoing (including, without limitation, any fuel price caps and fuel price collar or floor agreements and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices and any options to enter into any of the foregoing), whether or not any such Transaction is governed by or subject to any master agreement, and (b) any and all Transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to the Issuer or any Guarantor, any obligation to pay or perform under any agreement, contract or Transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Temasek” means Temasek Holdings (Private) Limited and each of its Affiliates but not including any of its portfolio companies.

“Term Loan Collateral Agent” means Wells Fargo Bank, National Association, as the collateral agent under the Term Loan Credit Facility, or its successors.

“Term Loan Credit Facility” means the credit agreement dated April 16, 2014 among, the Issuer and its Subsidiaries, the lenders from time to time a party thereto, Wells Fargo Bank, National Association, as sole administrative agent (together with its successors), together with the related documents thereto (including the term loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented, refunded, replaced, refinanced or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time by one or more credit facilities, and any agreement (and related document) entered into in substitution for any credit agreement, in which case, the credit agreement or similar agreement together with all other documents and instruments related thereto shall constitute the “Term Loan Credit Facility,” whether with the same or any other agent, lender or group of lenders.

“Total Leverage Ratio” means, with respect to any Person, at any date the ratio of (1) (a) total Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) minus (b) cash and cash equivalents of such Person and its Restricted Subsidiaries up to a maximum of $50.0 million to (2) Consolidated Cash Flow of such Person for the four full fiscal quarters for which financial statements have been delivered to the Trustee pursuant to the terms of Section 4.18 as described above immediately preceding such date of such calculation.  In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Total Leverage Ratio is being calculated but prior to the event for which the calculation of the Total Leverage Ratio is made (the “Total Leverage Calculation Date”), then the Total Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period.  The Total Leverage Ratio shall be calculated in a manner consistent with the pro forma provisions (to the extent applicable) of the definition of “Fixed Charge Coverage Ratio.”

“Transaction” means any transaction; provided that if such Transaction is part of a series of related Transactions, “Transaction” refers to such related Transactions as a whole.

“Transfer” has the meaning set forth in the definition of “Asset Sale.”

“Treasury Rate” means, as of any Redemption Date, the weekly average yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) equal to the period from the Redemption Date to June 15, 2016; provided, however, that if the period from the Redemption Date to June 15, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities that have a constant maturity closest to and greater than the period from the Redemption Date to June 15, 2016 and the United States Treasury securities that have a constant maturity closest to and less than the period from the Redemption Date to June 15, 2016 for which such yields are given, except that if the period from the Redemption Date to June 15, 2016 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means the successor serving hereunder.

“Trust Indenture Act” or “TIA” means the US Trust Indenture Act of 1939, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with Section 4.16 and any Subsidiary of such Subsidiary. As of the Issue Date, FTS International Ventures I, LLC, FTS International Ventures II, LLC and their respective Subsidiaries are designated as Unrestricted Subsidiaries.

“U.S. dollars”, “dollars” or “$” means the lawful currency of the United States of America.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Obligations” means securities or other obligations which are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the United States of America and which, in the case of (a) or (b), are not callable or redeemable except at the option of the holders thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or specific payment of interest on or principal of other amount with respect to any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of or other amount with respect to the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)           the sum of the products obtained by multiplying (1) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (2) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)           the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any specified Person, a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

1.2.         Other Definitions.

Term	Defined in Section

“Affiliate Transaction”	4.10(a)
“Asset Sale Offer”	4.9(g)
“Borrowing Base”	4.6(b)(i)
“Certificated Note Event”	2.10(a)
“Change of Control Offer”	3.8(d)

Term	Defined in Section

“covenant defeasance”	8.3
“Defaulted Interest”	2.12
“Discharge”	8.5(a)
“Event of Default”	6.1(a)
“Excess Proceeds”	4.9(g)
“Global Notes”	2.1(b)
“incorporated provision”	14.1
“legal defeasance”	8.2
“Notes”	Recitals
“Original Notes”	Recitals
“Participants”	2.1(c)
“Paying Agent”	2.3
“Perfection Certificate”	4.23(a)
“Permitted Consideration”	4.9(a)(ii)(E)
“Permitted Indebtedness”	4.6(b)
“Registrar”	2.3
“Regulation S Global Note”	2.1(b)
“Regulation S Permanent Global Note”	2.1(b)
“Regulation S Temporary Global Note”	2.1(b)
“Restricted Global Note”	2.1(b)
“Restricted Payment”	4.8(a)
“Reversion Date”	4.22(a)
“Security Register”	2.3
“Suspended Covenants”	4.22(a)
“Suspension Date”	4.22(a)
“Suspension Period”	4.22(a)
“Transfer Agent”	2.3

1.3.         Incorporation by Reference of Trust Indenture Act.  The mandatory provisions of the TIA that are required to be a part of and govern indentures qualified under the TIA are incorporated by reference in and are a part of this Indenture, whether or not this Indenture is so qualified.  The following TIA terms have the following meanings as used in this Indenture:

“Commission” means the SEC.

“indenture securities” means the Notes.

“indenture securities holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the “indenture securities” means the Issuer and the Guarantors and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings assigned to them by such definitions.

1.4.         Rules of Construction.  Unless the context otherwise requires:

(a)   a term has the meaning assigned to it;

(b)   an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)   “or” is not exclusive;

(d)   “including” or “include” means including or include without limitation;

(e)   words in the singular include the plural and words in the plural include the singular;

(f)    (1) unsecured Indebtedness shall not be deemed to be subordinated or junior to secured Indebtedness merely because it is unsecured, (2) secured Indebtedness shall not be deemed to be subordinated or junior to any other secured Indebtedness merely because it has a junior priority with respect to the same collateral and (3) Indebtedness that is not guaranteed shall not be deemed to be subordinated or junior to Indebtedness that is guaranteed merely because of such guarantee;

(g)   the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, clause or other subdivision;

(h)   for purposes of the covenants and definitions set forth in this Indenture, amounts stated in U.S. dollars shall be deemed to include both U.S. dollars and Dollar Equivalents;

(i)    references herein to Articles, Sections, other subdivisions and Exhibits are references to Articles, Sections, other subdivisions and Exhibits of this Indenture; and

(j)    references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2
THE NOTES

2.1.         The Notes.  (a)  Form and Dating.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture.  The Notes may have notations, legends or endorsements required by law, the rules of any securities exchange or usage.  The Issuer shall approve the form of the Notes.  Each Note shall be dated the date of its authentication.  The terms and provisions contained in the form of the Notes shall constitute and are hereby expressly made a part of this Indenture.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.  The Notes shall be issued only in fully registered form without coupons and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)   Global Notes.  Notes offered and sold in reliance on Regulation S shall be issued initially in the form of a temporary Global Note substantially in the form of Exhibit A hereto, except as otherwise permitted herein (the “Regulation S Temporary Global Note”), which shall be deposited with the Trustee as custodian for the Depositary, and registered in the name of the Depositary or its nominee, as the case may be, duly executed by the Issuer and authenticated by the Trustee (or an authenticating agent appointed by the Trustee in accordance with Section 2.2) as hereinafter provided.

Following (i) the expiration of the Restricted Period and (ii) receipt by the Trustee of certification in a form reasonably satisfactory to the Trustee that beneficial interests in such Regulation S Temporary Global Notes are owned either by non-U.S. persons (as defined in Regulation S) or U.S. persons who purchased such interests in a Transaction that did not require registration under the Securities Act, beneficial interests in each Regulation S Temporary Global Note shall be exchanged for beneficial interests in a permanent Global Note in substantially the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (each, a “Regulation S Permanent Global Note” and, together with the Regulation S Temporary Global Notes, the “Regulation S Global Note”). Simultaneously with the authentication of the corresponding Regulation S Permanent Global Note, the Trustee shall cancel the corresponding Regulation S Temporary Global Note. The aggregate principal amount of a Regulation S Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Regulation S Global Note and recorded in the Security Register, as hereinafter provided.

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

Notes offered and sold to QIBs in reliance on Rule 144A as provided in the Purchase Agreement shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (the “Restricted Global Note”), which shall be deposited with the Trustee as custodian for the Depositary, and registered in the name of the Depositary or its nominee, as the case may be, duly executed by the Issuer and authenticated by the Trustee (or an authenticating agent appointed by the Trustee in accordance with Section 2.2) as hereinafter provided.  The aggregate principal amount of the Restricted Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Restricted Global Note and recorded in the Security Register, as hereinafter provided.

(c)   Book-Entry Provisions.  This Section 2.1(c) shall apply to the Regulation S Global Note and the Restricted Global Note (collectively, the “Global Notes”) deposited with or on behalf of the Depositary.

Members of, or participants and account holders in DTC, Euroclear and Clearstream (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or by the Trustee or any custodian of the Depositary or under such Global Note, and the Depositary or its nominee may be treated by the Issuer, the Guarantors, the Trustee and any agent of the Issuer, the Guarantors or the Trustee as the sole owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Guarantors, the Trustee or any agent of the Issuer, any Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices of such persons governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

Subject to the provisions of Section 2.10(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action that a Holder is entitled to take under this Indenture or the Notes.

Except as provided in Section 2.10, owners of a beneficial interest in Global Notes will not be entitled to receive physical delivery of certificated Notes.

2.2.         Execution and Authentication.  An authorized member of the Board of Directors or executive officer of the Issuer shall sign the Notes for the Issuer by manual or facsimile signature.

If an authorized member of the Board of Directors or executive officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid or obligatory for any purpose until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

Pursuant to an Issuer Order, the Issuer shall execute and the Trustee shall authenticate (a) Original Notes for original issue up to an aggregate principal amount of $350,000,000 and (b) Additional Notes in such amounts as may be specified from time to time without limit, subject to compliance at the time of issuance of such Additional Notes with the provisions of this Indenture.  The aggregate principal amount of Notes outstanding shall not exceed the amount authorized for issuance by the Issuer pursuant to one or more Issuer Orders, except as provided in Section 2.7.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes.  Unless limited by the terms of such appointment, any such authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by any such agent.  An authenticating agent has the same rights as any Registrar, co-Registrar, Transfer Agent or Paying Agent to deal with the Issuer or an Affiliate of the Issuer.

The Trustee shall have the right to decline to authenticate and deliver any Notes under this Section 2.2 if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability to existing Holders.

2.3.         Registrar, Transfer Agent and Paying Agent.  The Issuer shall maintain an office or agency for the registration of the Notes and for their transfer or exchange (the “Registrar”), an office or agency where the Notes may be transferred or exchanged (the “Transfer Agent”), an office or agency where the Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices or demands to or upon the Issuer in respect of the Notes may be served.

The Issuer shall maintain a Transfer Agent and Paying Agent in New York, New York.  The Issuer may appoint one or more Transfer Agents, one or more co-Registrars and one or more additional Paying Agents.  The Issuer or any of its Affiliates may act as Transfer Agent, Registrar, co-Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes; provided, however, that neither the Issuer nor any of its Affiliates shall act as Paying Agent for the purposes of Articles 3 and 8 and Sections 4.9 and 4.11.

The Issuer hereby appoints the office of the Trustee in the Borough of Manhattan in New York, New York as Registrar, Transfer Agent and Paying Agent and agent for service of notices and demands in connection with the Notes.  The address for such office shall initially be U.S. Bank National Association, Global Corporate Trust Services, 100 Wall Street, 16th Floor, New York, New York, 10005, Attention: FTS International, Inc.

Subject to any applicable laws and regulations, the Issuer shall cause the Registrar to keep a register (the “Security Register”) at its corporate trust office in which, subject to such reasonable regulations it may prescribe, the Issuer shall provide for the registration of ownership, exchange, and transfer of the Notes.  Such registration in the Security Register shall be conclusive evidence of the ownership of Notes.  Included in the books and records for the Notes shall be notations as to whether such Notes have been paid, exchanged or transferred, canceled, lost, stolen, mutilated or destroyed and whether such Notes have been replaced.  In the case of the replacement of any of the Notes, the Registrar shall keep a record of the Note so replaced and the Note issued in replacement thereof.  In the case of the cancellation of any of the Notes, the Registrar shall keep a record of the Note so canceled and the date on which such Note was canceled.

If the Issuer shall enter into an appropriate agency agreement with any Paying Agent or co-Registrar not a party to this Indenture, such agreement shall incorporate the terms of the TIA.  The agreement shall implement the provisions of this Indenture that relate to such agent.  The Issuer shall notify the Trustee of the name and address of any such agent.  If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.6.

2.4.         Paying Agent to Hold Money in Trust.  Not later than 11:00 am (New York, New York time) on each due date of the principal, premium, if any, and interest on any Notes, the Issuer shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal, premium, if any, and interest so becoming due on the due date for payment under the Notes.  The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes (whether such money has been paid to it by the Issuer or any other obligor on the Notes), and such Paying Agent shall promptly notify the Trustee of any default by the Issuer (or any other obligor on the Notes) in making any such payment.  The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed.  Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee.  If the Issuer, or any of its Affiliates acts as Paying Agent, it shall, on or before each due date of any principal, premium, if any, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, premium, if any, or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and shall promptly notify the Trustee of its action or failure to act.

2.5.         Holder Lists.  The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA Section 312(a).  If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee, in writing no later than the Record Date for each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such Record Date as the Trustee may reasonably require of the names and addresses of Holders, including the aggregate principal amount of Notes held by each Holder.

2.6.         Transfer and Exchange.  (a)  Where Notes are presented to the Registrar or a co-Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall register the transfer or make the exchange in accordance with the requirements of this Section 2.6.  To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and of a like aggregate principal amount, at the Registrar’s request.  No service charge shall be made for any registration of transfer or exchange of Notes (except as otherwise expressly permitted herein), but the Issuer may require payment of a sum sufficient to cover any agency fee or similar charge payable in connection with any such registration of transfer or exchange of Notes (other than any agency fee or similar charge payable upon exchanges pursuant to Sections 2.10, 3.7 or 9.5) or in accordance with an offer pursuant to Section 4.9 or Section 4.11, not involving a transfer.

Upon presentation for exchange or transfer of any Note as permitted by the terms of this Indenture and by any legend appearing on such Note, such Note shall be exchanged or transferred upon the Security Register and one or more new Notes shall be authenticated and issued in the name of the Holder (in the case of exchanges only) or the transferee, as the case may be.  No exchange or transfer of a Note shall be effective under this Indenture unless and until such Note has been registered in the name of such Person in the Security Register.  Furthermore, the exchange or transfer of any Note shall not be effective under this Indenture unless the request for such exchange or transfer is made by the Holder or by a duly authorized attorney-in-fact at the office of the Registrar.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Registrar) be duly endorsed, or be accompanied by a written instrument or transfer, in form satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

The Issuer shall not be required (A) to issue, register the transfer of, or exchange any Note during a period beginning at the opening of 15 Business Days before the day of the mailing of a notice of redemption of Notes selected for redemption under Section 3.2 and ending at the close of business on the day of such mailing, (B) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(b)   Notwithstanding any provision to the contrary herein, so long as a Global Note remains outstanding and is held by or on behalf of the Depositary, transfers of a Global Note, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with Section 2.6(a) and this Section 2.6(b); provided, however, that a beneficial interest in a Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note in accordance with the transfer restrictions set forth in the restricted note legend on the Note, if any.

(i)                Except for transfers or exchanges made in accordance with any of clauses (ii) and (iii) of this Section 2.6(b), transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.

(ii)               Restricted Global Note to Regulation S Global Note.  If the owner of a beneficial interest in the Restricted Global Note at any time wishes to exchange its interest in such Restricted Global Note for an interest in the Regulation S Global Note, or to transfer its interest in such Restricted Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Regulation S Global Note, such transfer or exchange may be effected, only in accordance with this clause (ii) and the rules and procedures of the Depositary, Euroclear and Clearstream. Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in the Regulation S Global Note in a specified principal amount and to cause to be debited an interest in the Restricted Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit B attached hereto given by the owner of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and (1) pursuant to and in accordance with Regulation S or (2) that the Note being transferred is being transferred in a Transaction permitted by Rule 144, then the Registrar shall instruct the Depositary to reduce or cause to be reduced the principal amount of the Restricted Global Note and the Depositary to increase or cause to be increased the principal amount of the Regulation S Global Note by the aggregate principal amount of the interest in the Restricted Global Note to be exchanged.

(iii)              Regulation S Global Note to Restricted Global Note.  If the owner of a beneficial interest in the Regulation S Global Note at any time wishes to transfer such interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Restricted Global Note, such transfer may be effected only in accordance with this clause (iii) and the rules and procedures of the Depositary, Euroclear and Clearstream.  Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in the Restricted Global Note in a specified principal amount and to cause to be debited an interest in the Regulation S Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit C attached hereto given by the owner of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and stating that (1) the Person transferring such interest reasonably believes that the Person acquiring such interest is a QIB and is obtaining such interest in a Transaction meeting the requirements of Rule 144A and any applicable securities laws of any state of the United States or (2) that the Person transferring such interest is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act and, in such circumstances, such Opinion of Counsel as the Issuer or the Trustee may reasonably request to ensure that the requested transfer or exchange is being made pursuant to an exemption from, or in a Transaction not subject to, the registration requirements of the Securities Act, then the Registrar shall instruct the Depositary to reduce or cause to be reduced the principal amount of the Regulation S Global Note and to increase or cause to be increased the principal amount of the Restricted Global Note by the aggregate principal amount of the interest in the Regulation S Global Note to be exchanged or transferred.

(iv)          Global Notes to certificated Notes.  In the event that a Global Note is exchanged for Notes in certificated, registered form pursuant to Section 2.10, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (ii) and (iii) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Issuer and the Trustee.  A beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Note in certificated form or transferred to a Person who takes delivery thereof in the form of a Note in certificated form prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(c)   If Notes are issued upon the transfer, exchange or replacement of Notes bearing the restricted Notes legends set forth in Exhibit A hereto, the Notes so issued shall bear the restricted Notes legends, and a request to remove such restricted Notes legends from Notes shall not be honored unless there is delivered to the Issuer such satisfactory evidence, which may include an Opinion of Counsel licensed to practice law in the State of New York, as may be reasonably required by the Issuer, that neither the legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Rule 144 under the Securities Act.  Upon provision of such satisfactory evidence, the Trustee, at the direction of the Issuer, shall authenticate and deliver Notes that do not bear the legend.

(d)   The Trustee shall have no responsibility for any actions taken or not taken by the Depositary, Euroclear and Clearstream, as the case may be.

2.7.         Replacement Notes.  If a mutilated certificated Note is surrendered to the Registrar or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note in such form as the Note mutilated, lost, destroyed or wrongfully taken if the Holder satisfies any other reasonable requirements of the Trustee or the Issuer.  If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent, the Transfer Agent, the Registrar

and any co-Registrar, and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note shall be an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

2.8.         Outstanding Notes.  Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section 2.8 as not outstanding.  A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; however, Notes held by the Issuer or a Subsidiary of the Issuer shall not be deemed to be outstanding for purposes of Section 3.8(c) hereof.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the Note which has been replaced is held by a protected purchaser (as defined in Article 8 of the UCC).

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal, premium, if any, and interest, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

2.9.         Notes Held by Issuer.  In determining whether the Holders of the required principal amount of Notes have concurred in any direction or consent or any amendment, modification or other change to this Indenture, Notes owned by the Issuer, any Guarantor or by an Affiliate of the Issuer or any Guarantor shall be disregarded and treated as if they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes which the Trustee actually knows are so owned shall be so disregarded.  Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgees right so to act with respect to the Notes and that the pledgee is not the Issuer or an Affiliate of the Issuer.

2.10.       Certificated Notes.  (a)  A Global Note deposited with the Depositary, as the case may be, or other custodian for the Depositary pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of certificated Notes only if such transfer complies with Section 2.6 and one of the following events has occurred (each, a “Certificated Note Event”) (1) the Depositary notifies the Issuer that it is unwilling or unable to continue as the Depositary for such Global Note, or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act, and in each case the Issuer fails to appoint a successor depositary, or (2) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes, or (3) an Event of Default, or an event which after notice or lapse of time or both would be an Event of Default, has occurred and is continuing with respect to the Notes and DTC, acting at the request of its participants, requests that all or a portion of the Notes be issued in definitive form.  Notice of any such transfer shall be given by the Issuer in accordance with the provisions of Section 14.2(a).

(b)         Any Global Note that is transferable to the beneficial owners thereof in the form of certificated Notes pursuant to this Section 2.10 shall be surrendered by the Depositary to the Transfer Agent, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount at maturity of Notes of authorized denominations in the form of certificated Notes.  Any portion of a Global Note transferred or exchanged pursuant to this Section 2.10 shall be executed, authenticated and delivered only in registered form in authorized denominations and registered in such names as the Depositary shall direct.  Subject to the foregoing, a Global Note is not exchangeable except for a Global Note of like denomination to be registered in the name of the Depositary or its nominee.  In the event that a Global Note becomes exchangeable for certificated Notes, payment of principal, premium, if any, and interest on the certificated Notes shall be payable, and the transfer of the certificated Notes shall be registrable, at the office or agency of the Issuer maintained for such purposes in accordance with Section 2.3.  Such certificated Notes shall bear the applicable legends set forth in Exhibit A hereto.

(c)          In the event of the occurrence of any of the events specified in Section 2.10(a), the Issuer shall promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form without interest coupons.

(d)         In the event that certificated Notes are not issued to each owner of beneficial interests in Global Notes in accordance with subsection (a) above promptly after a Certificated Note Event, the Issuer explicitly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to Section 6.6 or 6.7 hereof, the right of any beneficial owner in any Global Note to pursue such remedy with respect to the portion of the Global Note that represents such beneficial owner’s Notes as if such certificated Notes had been issued.

2.11.                     Cancellation.  The Issuer or anyone on behalf of the Issuer upon its instructions at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee, in accordance with its customary procedures, and no one else shall cancel (subject to the record retention requirements of the Exchange Act and the Trustee’s retention policy) all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such cancelled Notes in its customary manner.  Except as otherwise provided in this Indenture the Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

2.12.                     Defaulted Interest.  Any interest on any Note that is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in the Notes and this Indenture (the dollar amount of all such interest due but not paid herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) below:

(a)         The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest (and any interest on such Defaulted Interest, which will accrue at the rate specified therefor in the Notes, to the extent lawful), which shall be fixed in the following manner.  The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer may deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest; or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided.  In addition, the Issuer shall fix a special record date for the payment of such Defaulted Interest, such date to be not more than 15 days and not less than 10 days prior to the proposed payment date and not less than 15 days after the receipt by the Trustee of the notice of the proposed payment date.  The Issuer shall promptly but, in any event, not less than 15 days prior to the special record date, notify the Trustee of such special record date and, in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment date of such Defaulted Interest and the special record date therefor to be mailed first-class, postage prepaid to each Holder as such Holder’s address appears in the Security Register, not less than 10 days prior to such special Record Date.  Notice of the proposed payment date of such Defaulted Interest and the special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such special record date and shall no longer be payable pursuant to clause (b) below.

(b)         The Issuer may make payment of any Defaulted Interest on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment date pursuant to this clause, such manner of payment shall be deemed reasonably practicable.

Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

2.13.                     Computation of Interest.  (a) All Notes will bear interest from June 1, 2015 or the last date to which interest has been paid or duly provided for at the rates set quarterly pursuant to this Section 2.13(a), payable quarterly in arrears on each Interest Payment Date commencing September 15, 2015; provided, however , in the event that any Interest Payment Date (other than the Interest Payment Date that is the Stated Maturity of the principal of the Notes) would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day. Such interest will be payable to the Holder of the Notes as of the related Record Date.

(b) The Notes will bear interest for each quarterly Interest Period at the Applicable Rate as determined by the Calculation Agent. Interest on the Notes shall be computed on the basis of the actual number of days elapsed over a 360-day year. The interest rate applicable during each quarterly Interest Period will be equal to LIBOR (which shall not be below 0%) on the Determination Date for such Interest Period plus 7.500%. The accrued interest on the Notes for any period is calculated by multiplying the principal amount of the Notes by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upwards if necessary) is computed by dividing the interest rate (expressed as a decimal rounded upwards if necessary) applicable to such date by 360.

(c) All percentages resulting from any calculation of the interest rate on the Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards ( e.g., 0.567845% (or .00567845) being rounded to 0.56785% (or .0056785) and 0.567844% (or .00567844) being rounded to 0.56784% (or .0056784)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

(d) Promptly upon each determination of the interest rate, the Trustee will notify the Issuer of the interest rate for the new Interest Period. The interest rate determined by the Calculation Agent, absent manifest error, shall be binding and conclusive upon the beneficial owners and Holders of the Notes, the Issuer, the Guarantors and the Trustee.

(e) Upon the request of a Holder of the Notes, the Trustee will provide to such Holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period.

2.14.                     CUSIP and Common Code Numbers.  The Issuer in issuing the Notes may use CUSIP, ISIN and Common Code numbers (if then generally in use).  In the case of Restricted Global Notes, unrestricted CUSIP, ISIN and Common Code numbers, as applicable, will be assigned at the time the restricted CUSIP, ISIN and Common Code numbers, as applicable, are assigned, and the Restricted Global Notes will assume such unrestricted numbers in place of the original restricted ones when they become freely tradable on an unconditional basis.  The Trustee shall use any such CUSIP, ISIN and Common Code numbers, as appropriate, in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers or codes either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Issuer shall promptly notify the Trustee of any change in the CUSIP, ISIN or Common Code numbers.

2.15.                     Issuance of Additional Notes.  The Issuer may, subject to Section 4.6 of this Indenture, issue Additional Notes under this Indenture in accordance with the procedures of Section 2.2.  Additional Notes shall have the same terms as the Notes, or the same terms except for the payment of interest on the Notes (a) scheduled and paid prior to the date of issuance of such Additional Notes and (b) payable on the first Interest Payment Date following the date of issuance.  The Original Notes issued on the date of this Indenture and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture.

ARTICLE 3
REDEMPTION

3.1.                            Right of Redemption.  The Issuer may redeem all or any portion of the Notes upon the terms and at the Redemption Prices set forth in the Notes and this Article.  Any redemption pursuant to this Section 3.1 shall be made pursuant to the provisions of this Article.

3.2.                            Notices to Trustee.  If the Issuer elects to redeem Notes pursuant to Section 3.1, it shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes to be redeemed and the paragraph of the Notes pursuant to which the redemption will occur.

The Issuer shall give each notice to the Trustee, which notice may be subject to conditions precedent, provided for in this Section 3.2 in writing at least 15 Business Days before the date notice is mailed to the Holders pursuant to Section 3.4 unless the Trustee consents to a shorter period.  Such notice shall be accompanied by an Officers’ Certificate from the Issuer to the effect that such redemption will comply with the conditions herein.  If less than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuer and given to the Trustee, which record date shall be not less than 15 days after the date of notice to the Trustee.

3.3.                            Selection of Notes to be Redeemed.  If less than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis (or in the case of Notes issued in the form of Global Notes, based on such method as DTC may require); provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000.

The Trustee shall make the selection from the Notes outstanding and not previously called for redemption.  The Trustee shall select for redemption portions equal to $2,000 in principal amount or any integral multiple of $1,000 in excess thereof.  Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.  The Trustee shall notify the Issuer and the Registrar promptly in writing of the Notes or portions of Notes to be called for redemption.

3.4.                            Notice of Redemption.  (a)  At least 30 days but not more than 60 days before a date for redemption of Notes, the Issuer shall mail a notice of redemption by first-class mail to each Holder to be redeemed and shall comply with the provisions of Section 14.2(b).

(b)         The notice shall identify the Notes to be redeemed (including CUSIP, ISIN) and shall state:

(i)                                                        the Redemption Date and the record date relating thereto;

(ii)                                                     the Redemption Price and the amount of accrued interest (the actual amount of which may vary pending the determination of the Applicable Rate as of the Redemption Date), if any, to be paid;

(iii)                                                  the name and address of the Paying Agent;

(iv)                                                 that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any;

(v)                                                    that, if any Note is being redeemed in part, the portion of the principal amount thereof (equal to $2,000 in principal amount or any integral multiple of $1,000 in excess thereof) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be reissued;

(vi)                                                 that, if any Note contains a CUSIP or ISIN, no representation is being made as to the correctness of such CUSIP or ISIN either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes;

(vii)                                              that, unless the Issuer and the Guarantors default in making such redemption payment, interest on the Notes (or portion thereof) called for redemption shall cease to accrue on and after the Redemption Date;

(viii)                                           the paragraph of the Notes pursuant to which the Notes called for redemption are being redeemed; and

(ix)                                                 any condition precedent to which the redemption or notice of redemption is subject.

Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the completion of and be subject to one or more conditions precedent, including, but not limited to, the completion of an offering of Equity Interests, a Change of Control, other offerings or issuances of Indebtedness or other Transactions or events. In addition, if such redemption is subject to the satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed, or the redemption may be partial as a result of only some of the conditions being satisfied. In addition, the Issuer may provide in such notice that payment of the Redemption Price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. The Issuer shall notify the Trustee in writing promptly upon the satisfaction or failure of any condition precedent to any redemption or notice of redemption.

At the Issuer’s written request, the Trustee shall give a notice of redemption in the Issuer’s name and at the Issuer’s expense.  In such event, the Issuer shall provide the Trustee with the notice and the other information required by this Section 3.4.

3.5.                            Deposit of Redemption Price.  On or prior to any Redemption Date, the Issuer shall deposit or cause to be deposited with the Paying Agent (or, if the Issuer or a wholly owned subsidiary is the Paying Agent, shall segregate and hold in trust) a sum in same day funds sufficient to pay the Redemption Price of and accrued interest, if any, on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have previously been delivered by the Issuer to the Trustee for cancellation.  The Paying Agent shall return to the Issuer any funds so deposited that is not required for that purpose.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If a Note is redeemed or purchased on or after an interest Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date.  If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful, on any Defaulted Interest not paid on such unpaid principal, in each case at the rate provided in the Notes.

3.6.                            Payment of Notes Called for Redemption.  If notice of redemption has been given in the manner provided in Section 3.4, the Notes or portion of Notes specified in such notice to be redeemed shall become due and payable on the Redemption Date at the Redemption Price stated therein (unless such notice of redemption or redemption was subject to one or more conditions precedent), together with accrued interest to such Redemption Date, and on and after such date (unless the Issuer shall default in the payment of such Notes at the Redemption Price and accrued interest to the Redemption Date, in which case the principal, until paid, shall bear interest from the Redemption Date at the rate prescribed in the Notes), such Notes shall cease to accrue interest.  Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Issuer at the Redemption Price, together with accrued interest, if any, to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders registered as such at the close of business on the relevant Record Date.

Notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice.  In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

3.7.                            Notes Redeemed in Part.  (a)  Upon surrender of a Global Note that is redeemed in part, the Paying Agent shall forward such Global Note to the Trustee who shall make a notation on the Security Register to reduce the principal amount of such Global Note to an amount equal to the unredeemed portion of the Global Note surrendered; provided, however, that each such Global Note shall be in a principal amount at final Stated Maturity of $2,000 or an integral multiple of $1,000 in excess thereof.

(b)         Upon surrender and cancellation of a certificated Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided, however, that each such certificated Note shall be in a principal amount at final Stated Maturity of $2,000 or an integral multiple of $1,000 in excess thereof.

(c)          No Notes in an aggregate principal amount of $2,000 or less will be redeemed in part.

(d)         If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed.  Subject to minimum denomination requirements, a new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note.  Notes called for redemption become due on the date fixed for redemption (unless such notice of redemption or redemption was subject to one or more conditions precedent). On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption.

3.8.                            Optional Redemption.  (a)  The Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time and from time to time on and after June 15, 2016 at the Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of Notes on the relevant regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the 12-month period beginning on June 15 of the years indicated below:

Year	Redemption Price
2016	103.000%
2017	101.500%
2018 and thereafter	100.000%

(b)         At any time and from time to time prior to June 15, 2016, the Issuer may redeem the Notes, in whole or in part, at a Redemption Price equal to the sum of (1) 100% of the principal amount thereof, plus (2) the Applicable Premium as of the date of redemption, plus (3) accrued and unpaid interest, if any, to but not including the date of redemption (subject to the right of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(c)          In addition to the optional redemption provisions of the Notes in accordance with the provisions of the preceding paragraphs, prior to June 15, 2016, the Issuer may, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the initial aggregate principal amount of the outstanding Notes (including increases from Additional Notes) at a Redemption Price equal to 107.500% of the principal amount thereof, plus LIBOR (assuming LIBOR for the period from the redemption date through June 15, 2016 will equal LIBOR in effect on the date on which the applicable notice of redemption is given), plus accrued and unpaid interest thereon, if any, to but not including the date of redemption (subject to the right of Holders of Notes on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date); provided that at least 65% of the principal amount of Notes then outstanding (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Issuer or Subsidiaries of the Issuer) and that any such redemption occurs within 120 days following the closing of any such Qualified Equity Offering.

(d)         If Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept an Offer to Purchase made in connection with a Change of Control as required by this Indenture (a “Change of Control Offer”), and the Issuer purchases all of the Notes held by such holders, the Issuer will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to 101% of the aggregate principal amount of the Notes redeemed plus accrued and unpaid interest, if any, thereon to but not including the date of redemption, subject to the right of the Holders on relevant Record Dates to receive interest due on an Interest Payment Date.

ARTICLE 4
COVENANTS

4.1.                            Payment of Notes.  The Issuer covenants and agrees for the benefit of the Holders that they shall duly and punctually pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture.  Principal, premium, if any, and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent (other than the Issuer or any of its Affiliates) holds, in accordance with this Indenture, funds sufficient to pay all principal, premium, if any, and interest then due.  If the Issuer or any of its Affiliates acts as Paying Agent, principal, premium, if any, and interest shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.4.

The Issuer shall pay interest on overdue principal (including post-petition interest in any proceeding under any Bankruptcy Law) at the rate specified therefor in the Notes.  The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on Defaulted Interest at the same rate to the extent lawful.

4.2.                            Corporate Existence.  Subject to Article 5, the Issuer and each Restricted Subsidiary shall do or cause to be done all things necessary to preserve and keep in full force and effect their corporate, partnership, limited liability company or other existence and the rights (charter and statutory), licences and franchises of the Issuer and each Restricted Subsidiary; provided, however, that the Issuer shall not be required to preserve any such right, licence or franchise if the Board of Directors of the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders; provided, further, that the foregoing shall not prohibit a sale, transfer or conveyance of a Restricted Subsidiary or any of its assets done in compliance with the terms of this Indenture.

4.3.                            Maintenance of Properties.  The Issuer shall cause all properties owned by it or any Restricted Subsidiary or used or held for use in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Issuer may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 4.3 shall prevent the Issuer from discontinuing the maintenance of any such properties if such discontinuance is, in the judgment of the Issuer, desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries as a whole and not disadvantageous in any material respect to the Holders.

4.4.                            Insurance.  The Issuer shall maintain, and shall cause the Restricted Subsidiaries to maintain, insurance with carriers believed by the Issuer to be responsible, against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and coinsurance provisions, as the Issuer believes are customarily carried by businesses similarly situated and owning like properties, including as appropriate general liability, property and casualty loss and interruption of business insurance.

4.5.                            Statement as to Compliance.  (a)  The Issuer and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within

90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing officers with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such officer signing such Officers’ Certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in Default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no Event of Default has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such Event of Default has occurred, a description of the Event of Default and what action the Issuer is taking or proposes to take with respect thereto.  For purposes of this Section 4.5(a), such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

(b)         When any Default has occurred and is continuing under this Indenture, or if the trustee of, or the holder of, any other evidence of Indebtedness of the Issuer or any Subsidiary outstanding gives any notice stating that it is a Notice of Default or takes any other action to accelerate such Indebtedness or enforce any Note therefor, the Issuer shall deliver to the Trustee within five Business Days by registered or certified mail or facsimile transmission an Officers’ Certificate specifying such Event of Default, notice or other action, its status and what action the Issuer is taking or proposes to take with respect thereto.

4.6.                            Limitation on Indebtedness.  (a)  The Issuer will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (including acquired Indebtedness); provided, however, that the Issuer and the Guarantors may Incur Indebtedness (including acquired Indebtedness) if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which financial statements have been delivered to the Trustee pursuant to the terms of Section 4.18, would be at least 2.0 to 1.0.

(b)         Subsection (a) hereof will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(i)                                     (x) Indebtedness represented by the Notes issued on the Issue Date and (y) other Indebtedness Incurred pursuant to Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed, in the aggregate for (x) and (y), the greatest of (a) $300 million less (i) any prepayments of term loans under Credit Facilities (other than the Indebtedness under the Term Loan Credit Facility incurred on the 2022 Notes Issue Date or any refinancing, refunding, replacement, extension, modification or renewal with aggregate borrowings or principal amount not to exceed that incurred under the Term Loan Credit Facility on the 2022 Notes Issue Date) and (ii) any prepayments under any revolving Credit Facility accompanied by permanent commitment reductions thereof, in the case of each (i) and (ii) with the proceeds of an Asset Sale, (b) 30% of Consolidated Tangible Assets and (c) the sum of 85% of the net book value of the accounts receivable of the Issuer and its Restricted Subsidiaries and 65% of the net book value of the inventory of the Issuer and its Restricted Subsidiaries (the “Borrowing Base”);

(ii)                                  (a) the Note Guarantees and other Guarantees by the Issuer and Guarantors of Indebtedness Incurred by the Issuer or a Guarantor in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is Indebtedness that is by its terms subordinated in right of payment to the Notes or any Note Guarantee, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be, and (b) other Guarantees by non-Guarantor Restricted Subsidiaries of Indebtedness Incurred by non-Guarantor Restricted Subsidiaries in accordance with the provisions of this Indenture.

(iii)                               Indebtedness of the Issuer owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Issuer or any other Restricted Subsidiary; provided, however, that:

(A)                               if the Issuer is the obligor on such Indebtedness, such Indebtedness is unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes;

(B)                               if a Guarantor is the obligor on such Indebtedness and the Issuer or a Guarantor is not the obligee, such Indebtedness is unsecured and subordinated in right of payment to the prior payment in full in cash of all Obligations with respect to the Note Guarantee of such Guarantor; and

(C)                               any event that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary (except for any pledgee of Indebtedness whose Lien is a Permitted Lien until the pledgee commences action to foreclose on such Indebtedness) will be deemed to constitute an Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that is not permitted by this clause.

(iv)                              Any Indebtedness (other than the Indebtedness described in clause (b)(i) of this paragraph) and Guarantees in respect thereof, in each case, outstanding on the Issue Date after giving effect to the application of the proceeds of the Notes;

(v)                                 Indebtedness for Hedging Obligations that are entered into for the purpose of fixing, hedging or swapping interest rate risk, commodity price or basis risk, or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purpose) and not for speculative purposes; provided that in the case of Hedging Obligations relating to interest rates, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(vi)                              Indebtedness represented by Capital Lease Obligations, mortgage financings, purchase money obligations or other payments, in each case Incurred to finance all or any part of the purchase price, lease or cost of construction or improvement of assets or property (other than Equity Interests or other Investments) acquired, constructed or improved, including all Permitted Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause (vi), not to exceed the greater of (a) $50.0 million and

(b) 5.0% of Consolidated Tangible Assets of the Issuer, determined as of the date of incurrence of such Indebtedness;

(vii)                           Indebtedness in respect of workers’ compensation claims, self-insurance obligations or the financing of insurance premiums or participation in insurance pools, or in respect of performance, surety, completion, and similar bonds and guarantees in the ordinary course of business, and appeal and similar bonds and guarantees provided or obtained by the Issuer or a Restricted Subsidiary in connection with its business;

(viii)                        Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, earn-outs, adjustment of purchase price or similar obligations (including Indebtedness in respect of letters of credit or bonds securing the foregoing), in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any person acquiring all or any portion of such business, assets or capital stock of a Restricted Subsidiary for the purpose of financing such acquisition); provided that, in the case of a disposition, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

(ix)                              Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days after Incurrence;

(x)                                 Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(xi)                              Indebtedness constituting reimbursement obligations with respect to letters of credit; provided that such obligations under any letter of credit are reimbursed within 30 days after the drawing of such letter of credit;

(xii)                           Indebtedness of any Person outstanding on the date on which such Person became a Restricted Subsidiary of the Issuer or was acquired by, or merged into or amalgamated, arranged or consolidated with, the Issuer or any of its Restricted Subsidiaries (other than Indebtedness Incurred in contemplation of, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate the Transaction or series of Transactions pursuant to which such Person became a Restricted Subsidiary of the Issuer or was otherwise acquired by the Issuer); provided, however, that at the time such Person is acquired, either;

(A)                               the Issuer would have been able to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.6(a) after giving effect to the Incurrence of such Indebtedness pursuant to this Section 4.6(b)(xii); or

(B)                               after giving effect to the Incurrence of such Indebtedness pursuant to this Section 4.6(b)(xii), the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four fiscal quarters for which financial statements have been delivered to the Trustee pursuant to Section 4.18 would have been higher than such ratio immediately prior to such acquisition, merger, amalgamation, arrangement or consolidation;

(xiii)                        Indebtedness, sufficient net cash proceeds of which are promptly deposited to defease or to satisfy and discharge all of the Notes pursuant to Sections 8.2, 8.3 or 8.5 herein;

(xiv)                       Contingent Obligations of the Issuer and the Guarantors in respect of Indebtedness otherwise permitted under this covenant;

(xv)                          Indebtedness, including Guarantees, Incurred by Foreign Subsidiaries to fund working capital requirements in an aggregate principal amount that when taken together with the principal amount of all other Indebtedness, including all Permitted Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause (xv), not to exceed 10.0% of Consolidated Tangible Assets attributable to Foreign Subsidiaries;

(xvi)                       Permitted Refinancing Indebtedness of the Issuer or any Guarantor issued in exchange for, or the net proceeds of which are used to Refinance, any Indebtedness, including any Disqualified Stock, incurred pursuant to Section 4.6(a) and clauses (ii), (iv), (xii), and (xvi) of Section 4.6(b); and

(xvii)                    in addition to the items referred to in clauses (i) through (xvi) above, Indebtedness of the Issuer and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (xvii), including all Permitted Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause (xvii), and then outstanding, will not exceed the greater of (a) $50.0 million or (b) 5.0% of Consolidated Tangible Assets of the Issuer at the time of the incurrence of such Indebtedness; provided, that the aggregate outstanding principal amount of all such Indebtedness Incurred by any non-Guarantor Restricted Subsidiary shall not exceed $25.0 million.

For purposes of determining compliance with this Section 4.6, in the event that any proposed Indebtedness meets the criteria of more than one of the categories described in clauses (i) through (xvii) of this Section 4.6(b), or is entitled to be Incurred pursuant to Section 4.6(a), the Issuer will be permitted to classify, and may later reclassify, such item of Indebtedness or a part thereof in any manner that complies with this covenant.  Notwithstanding the foregoing, any Indebtedness under the Term Loan Credit Facility and the 2022 Notes outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by Section 4.6(b)(iv) above and cannot be reclassified.

(c)          For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred (or first committed, in the case of revolving credit Indebtedness); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(d)         The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.

(e)          The Issuer will not Incur any Indebtedness that is subordinated in right of payment to any other Indebtedness of the Issuer unless it is subordinated in right of payment to the Notes at least to the same extent.  The Issuer will not permit any Guarantor to Incur any Indebtedness that is subordinated in right of payment to any other Indebtedness of such Guarantor unless it is subordinated in right of payment to such Guarantor’s Note Guarantee at least to the same extent.  For purposes of this Indenture, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

(f)           Indebtedness permitted by this Section 4.6 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.6 permitting such Indebtedness.

(g)          Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the accretion or payment of dividends on any Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.6; provided, in each such case, that the amount thereof as accrued shall be included as required in the calculation of the Consolidated Fixed Charge Coverage Ratio of the Issuer.

(h)         If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (1) the principal of such Indebtedness and (2) the amount that may be drawn under such letter of credit.

4.7.                            Limitation on Liens.  (a)  The Issuer will not, and will not permit any Restricted Subsidiary to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any Collateral securing the Notes, now owned or hereafter acquired.

(b)         The Issuer shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets (other than Collateral securing the Notes) now owned or hereafter acquired, in order to secure any Indebtedness, unless all payments due under this Indenture and the Notes are secured by a Lien on such property or assets on an equal and ratable basis with the Indebtedness so secured (or, in the case of Indebtedness subordinated to the Notes or the related Note Guarantees, senior in priority thereto, with the same relative priority as the Notes shall have with respect to such subordinated Indebtedness) until such time as such Indebtedness is no longer secured by a Lien.

(c)          Notwithstanding the foregoing, any Lien securing the Notes or a Note Guarantee granted pursuant to Section 4.7(b) shall be automatically and unconditionally released and discharged upon:  (1) the release of all other Liens that require the grant of Liens to secure the Notes or Note Guarantees pursuant to Section 4.7(b), (2) any sale, exchange or transfer to any Person not an Affiliate of the Issuer of the property or assets secured by such Lien (provided that such Lien will be released only with respect to such property or assets), (3) any sale, exchange or transfer, in compliance with this Indenture, to any Person not an Affiliate of the Issuer of all of the Capital Stock held by the Issuer or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien (provided that such Lien will be released only with respect to the Capital Stock and the assets of such Restricted Subsidiary sold, exchanged or transferred), or (4) with respect to any Lien securing a Note Guarantee, the release of such Note Guarantee in accordance with this Indenture.

4.8.                            Limitation on Restricted Payments.  (a)  The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions (each, a “Restricted Payment”):

(i)                                     declare or pay any dividend or make any other payment or distribution with respect to any of the Equity Interests of the Issuer or the Restricted Subsidiaries (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any Restricted Subsidiary) or to the direct or indirect holders of the Equity Interests of the Issuer or the Restricted Subsidiaries in their capacity as such (other than dividends, payments or distributions (i) payable in Equity Interests (other than Disqualified Stock) of the Issuer, (ii) to the Issuer or a Restricted Subsidiary or (iii) made by a Restricted Subsidiary on a pro rata basis to holders of Equity Interests in such Restricted Subsidiary);

(ii)                                  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer or any Restricted Subsidiary) any Equity Interests of the Issuer held by any Person (other than by the Issuer or a Restricted Subsidiary) or any Equity Interests of any Restricted Subsidiary held by any Person other than by the Issuer or another Restricted Subsidiary;

(iii)                               make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, prior to the Stated Maturity thereof any Indebtedness that is subordinated in right of payment to the Notes or any Note Guarantee except (A) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase or other acquisition or (B) intercompany Indebtedness permitted to be Incurred pursuant to Section 4.6(b)(iii); or

(iv)                              make any Investment (other than a Permitted Investment) in any Person, unless, at the time of and after giving pro forma effect to such Restricted Payment:

(A)                               no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof; and

(B)                               the Issuer could Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.6(a); and

(C)                               such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries after the 2022 Notes Issue Date (excluding Restricted Payments permitted by clauses (a), (b), (c), (e), (f), (g), (i), (k) and (l) of Section 4.8(b)), is less than the sum, without duplication, of:

(i)                                     50% of the Consolidated Net Income on a cumulative basis during the period (taken as one accounting period) beginning on July 1, 2014 and ending on the last day of the Issuer’s last fiscal quarter ending prior to the date of such proposed Restricted Payment for which financial statements have been delivered to the Trustee pursuant to the terms of Section 4.18 as described below (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(ii)                                  the aggregate net cash proceeds received by the Issuer and the Fair Market Value of any marketable securities or other property received by the Issuer since the 2022 Notes Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Issuer and the amount of reduction of Indebtedness of the Issuer or its Restricted Subsidiaries that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Issuer), plus

(iii)                               with respect to Investments (other than Permitted Investments) made by the Issuer and the Restricted Subsidiaries after the 2022 Notes Issue Date (including any Investment in an Unrestricted Subsidiary), an amount equal to the net reduction in such Investments in any Person (except, in each case, to the extent any such amount is included in the calculation of Consolidated Net Income), resulting from repayment to the Issuer or any Restricted Subsidiary of loans or advances or from the receipt of net cash proceeds from the sale or otherwise in respect of such Investment, or from the release of any Guarantee, except to the extent any amounts are paid under such Guarantee; plus

(iv)                              in the case of the redesignation of an Unrestricted Subsidiary as Restricted Subsidiary (as long as the designation of such Subsidiary as an Unrestricted Subsidiary was deemed a Restricted Payment), the Fair

Market Value of the Issuer’s interest in such Subsidiary at the time of such redesignation (except to the extent any such amount is included in the calculation of Consolidated Net Income); plus

(v)                                 100% of any dividends received by the Issuer or a Restricted Subsidiary of the Issuer after the 2022 Notes Issue Date from an Unrestricted Subsidiary of the Issuer, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Issuer for such period.

(b)         Section 4.8(a) shall not prohibit:

(a)                                 any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Issuer (other than Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the net cash proceeds from such Transaction that are used for such purposes shall be excluded from Section 4.8(a)(iv)(C)(ii);

(b)                                 any purchase, repurchase, redemption, defeasance or other acquisition, payment or retirement of Indebtedness that is subordinated in right of payment to the Notes or the Note Guarantees made by exchange for, or out of the net cash proceeds from the substantially concurrent Incurrence of Permitted Refinancing Indebtedness that is permitted pursuant to Section 4.6;

(c)                                  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Issuer or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Issuer or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 4.6 and that in each case constitutes Permitted Refinancing Indebtedness;

(d)                                 The payment of any dividend or redemption payment or the making of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such dividend would have complied with the provisions of this Indenture or any dividend or similar distribution by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(e)                                  so long as no Default or Event of Default has occurred and is continuing,

(i)                                     the purchase, redemption or other acquisition, cancellation or retirement for value of Equity Interests of the Issuer or any Restricted Subsidiary held by any existing or former employees, officers, managers, partners, directors or holders of Equity Interests of the Issuer or any Subsidiary of the Issuer or

their assigns, estates or heirs, in each case in connection with the repurchase provisions under restricted stock units, stock option or stock purchase agreements or other agreements; provided that such redemptions or repurchases pursuant to this clause will not exceed $1.5 million in the aggregate during any calendar year (with any unused amounts in any calendar year being carried over to the immediately succeeding calendar year subject to a maximum of $3.0 million in any calendar year), plus the amount of any capital contributions to the Issuer as a result of sales of Equity Interests of the Issuer to such persons (provided, however, that, to the extent used under this clause (e)(i), the net cash proceeds from such sale of Equity Interests shall be excluded from Section 4.8(a)(iv)(C)(ii) of the preceding paragraph) plus the net cash proceeds of any “key-man” life insurance policies (provided, however, that, to the extent used under this clause (e)(i), the net cash proceeds from such policies shall be excluded from Section 4.8(a)(iv)(C)(ii)); and

(ii)                                  loans or advances to employees, officers or directors of the Issuer or any Subsidiary of the Issuer, the proceeds of which are used to purchase Equity Interests of the Issuer, in an aggregate amount not in excess of $2.0 million at any one time outstanding (without giving effect to the forgiveness of any such loan);

(f)                                   so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends or other distributions to holders of any class or series of Disqualified Stock of the Issuer issued after the Issue Date in accordance with Section 4.6(a) to the extent such dividends or other distributions constitute Fixed Charges;

(g)                                  repurchases of Equity Interests deemed to occur upon the vesting or settlement of restricted stock units, exercise of stock options, warrants, other rights to purchase Equity Interests or other convertible securities or similar securities if such Equity Interests represent a portion of the exercise price thereof (or withholding, purchases or deemed purchases of Equity Interests to satisfy related withholding taxes with regard to the exercise of such stock options, warrants or other rights to purchase Equity Interests or the vesting or settlement of any such restricted stock, restricted stock units, deferred stock units or any similar securities);

(h)                                 the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness subordinated in right of payment to the Notes to the extent required by the agreement governing such Indebtedness (A) at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to Section 4.11 or (B) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.9; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made the Offer to Purchase as provided for under Section 4.11 or Section 4.9, respectively, of this Indenture with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Offer to Purchase;

(i)                                     an Investment (other than a Permitted Investment) either (i) solely in exchange for shares of Capital Stock (other than Disqualified Stock) of the Issuer or (ii) through the application of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Capital Stock (other than Disqualified Stock) of the Issuer; provided, that the net cash proceeds from such sale of Capital Stock will be excluded from Section 4.8(a)(iv)(C)(ii);

(j)                                    payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger or consolidation that complies with the provisions described under Section 5.1;

(k)                                 cash payment in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of the Issuer or a Restricted Subsidiary; provided, that such payment shall not be for the purpose of evading the limitations of this Section 4.8 (as determined by the Board of Directors of the Issuer in good faith);

(l)                                     so long as no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, additional Restricted Payments in an amount not to exceed the greater of (i) $35.0 million and (ii) 3.0% of Consolidated Tangible Assets of the Issuer, determined as of the date of such Restricted Payment; and

(m)                             so long as no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, additional Restricted Payments in an amount not to exceed $100.0 million if, at the time of the making of such Restricted Payment, and after giving pro forma effect thereto (including the incurrence of any Indebtedness to finance such payment), the Total Leverage Ratio is less than 4.00 to 1.00.

(c)          In determining whether any Restricted Payment is permitted by this Section 4.8, the Issuer may allocate or re-allocate all or any portion of such Restricted Payment among Section 4.8(a) through (m) or among such clauses and Section 4.8(a); provided that at the time of such allocation or re-allocation all such Restricted Payments or allocated portions thereof, and all prior Restricted Payments would be permitted under the various provisions of Section 4.8.

(d)         If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with this Indenture, all such Investments previously made in such Person shall be Permitted Investments, and for the avoidance of doubt all such Investments shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to Section 4.8(a), in each case to the extent such Investments would otherwise be so counted.

(e)          For purposes of Section 4.8, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment, which Fair Market Value of the non-cash portion, if greater than $20.0 million shall be determined conclusively by a majority of the members of the Board of Directors of the Issuer acting in good faith and having no personal stake in such Restricted Payment, whose resolution with respect thereto shall be delivered to the Trustee.

4.9.                            Limitation on Sale of Certain Assets.  (a)  The Issuer shall not, and shall not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

(i)                                     the Issuer (or Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii)                                  at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of:

(A)                               Cash Equivalents (including any Cash Equivalents received from the conversion within 60 days of such Asset Sale of any securities, notes or other obligations received in consideration of such Asset Sale) or Liquid Securities;

(B)                               Replacement Assets;

(C)                               any liabilities of the Issuer or any Restricted Subsidiary as shown on the most recent balance sheet of the Issuer or such Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated in right of payment to the Notes or any Note Guarantee and liabilities to the extent owed to the Issuer or any Affiliate of the Issuer) that are assumed by the transferee of any such assets or Equity Interests and for which the Issuer and all of the Restricted Subsidiaries have been validly released by all creditors in writing;

(D)                               any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (D) since the Issue Date, not to exceed 10.0% of Consolidated Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); or

(E)                                any combination of the consideration specified in clauses (A) to (D) (the foregoing collectively being “Permitted Consideration”).

(b)         Any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Permitted Lien or exercise by the related lienholder of rights with respect thereto, including by deed of assignment in lieu of foreclosure, shall not be required to satisfy the conditions set forth in Section 4.9(a)(i) and (ii).

(c)          During the 365 days after the receipt of any Net Available Cash from an Asset Sale the Issuer or a Restricted Subsidiary, as the case may be, may apply an amount equal to such Net Available Cash at its option:

(i)                                     to repay (a) Indebtedness of a Restricted Subsidiary that is not a Guarantor, or (b) Notes Obligations as provided under Section 3.8, through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer in accordance with the procedures set forth below for an Asset Sale Offer, an ABL Collateral Asset Sale Offer or a Fleet Collateral Asset Sale Offer, as applicable;

(ii)                                  to purchase Replacement Assets (or enter into a binding agreement to purchase such Replacement Assets); provided that (a) such purchase is consummated no later than the later of (i) the 360th day after such Asset Sale or (ii) 180 days after the date of such binding agreement entered into within 360 days after such Asset Sale, (b) if such purchase is not consummated within the period set forth in subclause (a), an amount equal to the Net Available Cash not so applied shall be deemed to be ABL Collateral Excess Proceeds, Fleet Collateral Excess Proceeds or Excess Proceeds (each, as defined below), as applicable, and (d) if such Net Available Cash is received in respect of Collateral, the Replacement Assets, to the extent constituting Notes/Term Collateral or ABL/Fleet Collateral and not an Excluded Asset, shall be pledged as Collateral; or

(iii)                               to make an Offer to Purchase as described below.

(d)         Pending the final application of any Net Available Cash, the Issuer may temporarily reduce Indebtedness under any Credit Facility or otherwise expend or invest such Net Available Cash in any manner that is not prohibited by this Indenture.

(e)          An amount equal to any Net Available Cash from Asset Sales of ABL Collateral that is not invested or applied as provided and within the time period set forth in Section 4.9(c) (it being understood that any portion of such Net Available Cash used to purchase or make an offer to purchase Notes, as described in Section 4.9(c)(1) above, shall be deemed to have been invested whether or not such offer is accepted) shall be deemed to constitute “ABL Collateral Excess Proceeds.” When the aggregate amount of ABL Collateral Excess Proceeds exceeds $35 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Obligations secured by a pari passu Lien permitted under this Indenture (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral), to the holders of such other Obligations (an “ABL Collateral Asset Sale Offer”), to purchase, subject to applicable minimum denomination requirements, the maximum aggregate principal amount of the Notes and such other Obligations that may be purchased out of the ABL Collateral Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any (or, in respect of other Obligations, such lesser price, if any, as may be provided for by the terms of such other Obligations), to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Issuer shall commence an ABL Collateral Asset Sale Offer with respect to ABL Collateral Excess Proceeds within ten Business Days after the date that ABL Collateral Excess Proceeds exceed $35 million by mailing the notice required pursuant to the terms of this Indenture, with a copy to the Trustee.

(f)           An amount equal to any Net Available Cash from Asset Sales of Fleet Collateral that is not invested or applied as provided and within the time period set forth in Section 4.9(c) (it being understood that any portion of such Net Available Cash used to purchase or make an offer to purchase Notes, as described in Section 4.9(c)(1), shall be deemed to have been invested whether or not such offer is accepted) shall be deemed to constitute “Fleet Collateral Excess Proceeds.” When the aggregate amount of Fleet Collateral Excess Proceeds exceeds $35 million, the Issuer shall make an offer to all holders of the Notes (a “Fleet Collateral Asset Sale Offer”), to purchase, subject to applicable minimum denomination requirements, the maximum aggregate principal amount of the Notes that may be purchased out of the Fleet Collateral Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture.  The Issuer shall commence a Fleet Collateral Asset Sale Offer with respect to Fleet Collateral Excess Proceeds within ten Business Days after the date that Fleet Collateral Excess Proceeds exceed $35 million by mailing the notice required pursuant to the terms of this Indenture, with a copy to the Trustee.

(g)          An amount equal to any Net Available Cash from any Asset Sale of Notes/Term Collateral or assets not constituting Collateral that is not invested or applied as provided and within the time period set forth in Section 4.9(c) (it being understood that any portion of such Net Available Cash used to purchase or make an offer to purchase Notes, as described in Section 4.9(c)(i) above, shall be deemed to have been invested whether or not such offer is accepted) shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $35 million, the Issuer shall make an offer to all Holders of Notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase, subject to applicable minimum denomination requirements, the maximum principal amount of Notes (and such Pari Passu Indebtedness) that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to but not including the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Issuer shall commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $35 million by mailing the notice required pursuant to the terms of this Indenture, with a copy to the Trustee.

(h)         To the extent that the aggregate amount of Notes and such other Pari Passu Indebtedness or such Obligations tendered pursuant to an Asset Sale Offer is less than the ABL Collateral Excess Proceeds, Fleet Collateral Excess Proceeds or Excess Proceeds, the Issuer may use any remaining ABL Collateral Excess Proceeds, Fleet Collateral Excess Proceeds or Excess Proceeds for any purpose that is not prohibited by this Indenture.  If the aggregate principal amount of Notes or such other Pari Passu Indebtedness or such other Obligations surrendered by such holders thereof exceeds the amount of ABL Collateral Excess Proceeds, Fleet Collateral Excess Proceeds or Excess Proceeds, the Issuer, subject to applicable minimum denomination requirements, shall select the Notes and such other Pari Passu Indebtedness or such other Obligations to be purchased in the manner described below.  Upon completion of any such ABL Collateral Asset Sale Offer, Fleet Collateral Sale Offer or Asset Sale Offer, the amount of ABL Collateral Excess Proceeds, Fleet Collateral Excess Proceeds or Excess Proceeds, as the case may be, shall be reset to zero.

(i)             Notwithstanding any provision of this Section 4.9, the sale, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, shall be governed by Sections 4.11 and 5.1 and not by the provisions of this Section 4.9.

(j)            The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of an Asset Sale.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

If more Notes (and such other Obligations or Pari Passu Indebtedness, as applicable) are tendered pursuant to an Asset Sale Offer, an ABL Collateral Asset Sale Offer or a Fleet Collateral Asset Sale Offer than the Issuer is required to purchase, Notes, such other Obligations and such other Pari Passu Indebtedness tendered will be repurchased, redeemed or repaid on a pro rata basis; provided that no Notes of $2,000 or less shall be purchased in part. Selection of such other Obligations or Pari Passu Indebtedness, as applicable, will be made pursuant to the terms of such other Obligations or Pari Passu Indebtedness.

4.10.                     Limitation on Transactions with Affiliates.  (a)  The Issuer will not, and the Issuer will not permit any Restricted Subsidiary to, directly or indirectly enter into any Transaction (including without limitation making any payment to, or selling, leasing, transferring or otherwise disposing of any of its properties or assets to, or purchasing any property or assets from, or entering into or making or amending any Transaction) with, or for the benefit of, any of their Affiliates involving aggregate consideration in excess of $1.0 million (each, an “Affiliate Transaction”), unless:

(i)                                                             such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Subsidiary than those that would have been obtained in a comparable arm’s-length Transaction by the Issuer or such Restricted Subsidiary with an unaffiliated party; and

(ii)                                                          with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the terms of such Transaction shall have been approved by a majority of the members of the Board of Directors of the Issuer and by a majority of the Disinterested Members (or, if there is only one Disinterested Member, such Disinterested Member), if any, and the Issuer delivers to the Trustee a resolution adopted by such majority or majorities, as the case may be, of the Board of Directors of the Issuer approving such Affiliate Transaction and resolving that such Affiliate Transaction complies with Section 4.10(a)(i).

(b)         Section 4.10(a) shall not limit, and shall not apply to;

(i)                                                        Transactions between or among the Issuer and/or the Restricted Subsidiaries;

(ii)                                                     Permitted Investments and Restricted Payments that are permitted by Section 4.8;

(iii)                                                  any issuance or sale of Equity Interests (other than Disqualified Stock) of the Issuer;

(iv)                                                 Transactions pursuant to agreements or arrangements in effect on the Issue Date, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Issuer and the Restricted Subsidiaries than the agreement or arrangement in existence on the Issue Date (as determined in good faith by the Board of Directors of the Issuer);

(v)                                                    loans or advances to employees, officers or directors of the Issuer or any Restricted Subsidiary in an aggregate amount not in excess of $5.0 million at any one time outstanding;

(vi)                                                 payment of reasonable and customary fees and expenses to, and reasonable and customary indemnification arrangements and similar arrangements and payments on behalf of, directors of the Issuer or any Subsidiary of the Issuer;

(vii)                                              any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Issuer or any Restricted Subsidiary with officers and employees of the Issuer or any Subsidiary thereof and the payment of compensation to officers and employees of the Issuer or any Subsidiary thereof (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement or payment has been approved by a majority of the Disinterested Members (or, if there is only one Disinterested Member, such Disinterested Member);

(viii)                                           Transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Issuer and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of the members of the Board of Directors or senior management of the Issuer, such Transactions are on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable Transaction by the Issuer or such Restricted Subsidiary with an unrelated Person;

(ix)                                                 any sale or other issuance of Equity Interests (other than Disqualified Stock) of the Issuer to, or receipt of a capital contribution from, an Affiliate (or a Person that becomes an Affiliate) of the Issuer;

(x)                                                    direct or indirect sales of equipment, supplies, products and services by the Issuer or any of the Restricted Subsidiaries to any direct or indirect joint venture of the Issuer or one of the Restricted Subsidiaries at or above Cost;

(xi)                                                 Transactions in which the Issuer or any Restricted Subsidiary delivers to the Trustee a letter from an independent financial advisor stating that such Transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view; and

(xii)                                              Transactions pursuant to the Master Frac Services Agreement, as described in the Offering Memorandum under “Certain Relationships and Related Party Transactions,” or any amendment, modification or supplement thereto or replacement thereof so long as such agreement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially adverse to the Holders of the Notes.

4.11.                     Change of Control.  (a)  Unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes pursuant to Section 3.4 the Issuer must commence, within 30 days after the occurrence of a Change of Control, and thereafter consummate, an Offer to Purchase for all Notes then outstanding, at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, thereon to but not including the date of repurchase, subject to the rights of Holders of Notes on the relevant Record Date to receive interest on the relevant Interest Payment Date.

(b)         The Issuer will not be required to make an Offer to Purchase upon a Change of Control if (1) a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to an Offer to Purchase made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase, or (2) a notice of redemption for 100% of the aggregate principal amount of the Notes has been given pursuant to Section 3.4 unless and until there is a default in payment of the applicable redemption price. Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled, at the Issuer’s option.  Notes purchased by a third party will have the status of Notes issued and outstanding.

(c)          The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

4.12.                     [Reserved]

4.13.                     Limitation on Business Activities.  The Issuer will not, and the Issuer will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries, taken as a whole.

4.14.                     Future Note Guarantees.  (a)  The Issuer will provide to the Trustee, on or prior to the 30th day after the date that (1) any Person becomes a direct or indirect Wholly Owned Subsidiary that is a Domestic Subsidiary (except for any Excluded Subsidiary) , (2) any Restricted Subsidiary that is not already a Guarantor guarantees or becomes an obligor of any other Indebtedness of the Issuer or any of the Guarantors with an aggregate principal amount of $5 million or more or (3) any Subsidiary that guarantees the 2022 Notes, a supplemental indenture to this Indenture, executed by such Person, providing for such Person’s Note Guarantee to the same extent as set forth in this Indenture.

(b)         Any Note Guarantee entered into pursuant to the immediately preceding paragraph because a Guarantor has Guaranteed any other Indebtedness of the Issuer or any Restricted Subsidiary shall be automatically and unconditionally released and discharged upon the release or discharge of the Guarantee supporting such other Indebtedness or the payment of such other Indebtedness, except for a discharge, release or payment as a result of a payment under such Guarantee of such other Indebtedness.

4.15.                     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.  (a)  The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective or enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (1) pay dividends or make any other distributions on its Capital Stock owned by the Issuer or any Restricted Subsidiary or pay any Indebtedness or other obligation owed to the Issuer or any Restricted Subsidiary, (2) make loans or advances to the Issuer or any Restricted Subsidiary thereof or (3) transfer any of its property or assets to the Issuer or any Restricted Subsidiary.

(b)         Section 4.15(a) shall not apply to the following:

(i)                                     any encumbrance or restriction in existence on the Issue Date, including those contained in the Term Loan Credit Facility, the 2022 Notes Indenture or any other agreement or documents entered into in connection with the Term Loan Credit Facility, the 2022 Notes Indenture or any amendments, modifications, restatements, renewals, increases, supplements or Refinancings, of any of the foregoing agreements or documents, or any other Credit Facility, provided that the terms of such amendments, modifications, restatements, renewals, increases, supplements or Refinancings of any such other Credit Facility, in the good-faith judgment of the Issuer, are not, taken as a whole, materially more restrictive than the dividend or other payment restrictions contained in those agreements on the Issue Date or Refinancings thereof;

(ii)                                  any encumbrance or restriction pursuant to an agreement relating to an acquisition of property (whether directly or through the purchase of Equity Interests of the Person owning such property), so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(iii)                               any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary on or after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

(iv)                              any encumbrance or restriction pursuant to an agreement effecting a permitted Refinancing or extension of Indebtedness issued pursuant to an agreement containing any encumbrance or restriction referred to in Section 4.15(b)(i) through (iii), so long as the encumbrances and restrictions contained in any such Refinancing agreement are not, taken as a whole, in the good-faith judgment of the Issuer, materially more restrictive than the encumbrances and restrictions contained in the agreements governing the Indebtedness being Refinanced;

(v)                                 customary provisions restricting subletting or assignment of any lease, contract, or license of the Issuer or any Restricted Subsidiary, customary provisions restricting the disposition of assets subject to a lease or license, or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(vi)                              any encumbrance or restriction by reason of applicable law, rule, regulation or order;

(vii)                           any encumbrance or restriction under this Indenture, the Notes and the Note Guarantees;

(viii)                        any encumbrance or restriction under an agreement relating to a disposition of assets or Capital Stock, including, without limitation, any agreement for the sale or other disposition of or by a Subsidiary that restricts distributions, loans or transfers by that Subsidiary pending its sale or other disposition;

(ix)                              restrictions on cash and other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, under contracts entered into in the ordinary course of business;

(x)                                 customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, limited liability company agreements, partnership agreements, shareholder agreements, asset sale agreements, stock sale agreements, sale leaseback agreements and other similar agreements;

(xi)                              any instrument governing any Indebtedness or Capital Stock of a Person acquired by the Issuer or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was Incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be Incurred;

(xii)                           purchase-money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on that property so acquired of the nature described in Section 4.15(a)(3);

(xiii)                        provisions of agreements relating to Liens permitted to be incurred or to exist under this Indenture, including under Section 4.7, that limit the right of the debtor to dispose of the assets subject to such Liens;

(xiv)                       Indebtedness Incurred or Equity Interests issued by an Restricted Subsidiary; provided that the restrictions contained in the agreements or instruments relating thereto (A) either (i) apply only in the event of a payment default or a default with respect to a financial covenant or (ii) shall not, taken as a whole, in the good faith judgment of the Board of Directors of the Issuer, materially adversely affect the Issuer’s ability to pay all principal, interest and premium, if any, on the Notes, and (B) are not, taken as a whole, in the good-faith judgment of the Board of Directors of the Issuer, materially more restrictive than is customary in comparable financings;

(xv)                          customary encumbrances or restrictions contained in agreements entered into in the ordinary course of business in connection with Hedging Obligations permitted under this Indenture; and

(xvi)                       any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not, taken as a whole, in the good-faith judgment of the Board of Directors of the Issuer, materially more restrictive than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date.

(c)  Nothing contained in this Section 4.15 shall prevent the Issuer or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens in compliance with Section 4.7 or (2) restricting the sale or other disposition of property or assets of the Issuer or any Restricted Subsidiary that secure Indebtedness of the Issuer or any Restricted Subsidiary Incurred in accordance with Sections 4.6 and Section 4.7 in this Indenture.

4.16.                     Designation of Unrestricted and Restricted Subsidiaries.  (a)  The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(i)                                     any Guarantee by the Issuer or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, at the time of such designation, and such Incurrence of Indebtedness would be permitted under Section 4.6;

(ii)                                  the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and other Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Issuer or any Restricted Subsidiary of any Indebtedness of such Subsidiary) shall be deemed to be an Investment made as of the time of such designation, and such Investment would be permitted under Section 4.8;

(iii)                               such Subsidiary does not hold any Capital Stock or Indebtedness of, or own or hold any Lien on any property or assets of, or have any Investment in, the Issuer or any Restricted Subsidiary that is not simultaneously being designated an Unrestricted Subsidiary;

(iv)                              the Subsidiary being so designated:

(A)                               is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer (or, if this condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed to be, and must be permitted as, a Restricted Payment); and

(B)                               is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(C)                               has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary, except to the extent such Guarantee or credit support would be released upon such designation; and

(v)                                 no Default or Event of Default would be in existence following such designation.

(b)         Any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by this Indenture.

(c)          For purposes of the foregoing, the designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary shall be deemed to be the designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries.  Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Issuer will be classified as a Restricted Subsidiary.

(d)         The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(i)                                     such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if the Incurrence of such Indebtedness is permitted under Section 4.6 at the date when such Unrestricted Subsidiary is designated as a Restricted Subsidiary;

(ii)                                  all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under Section 4.8 at the date when such Unrestricted Subsidiary is designated as a Restricted Subsidiary;

(iii)                               all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation shall be deemed to be incurred at the date of such designation and at such date would be permitted under Section 4.7; and

(iv)                              no Default or Event of Default would be in existence immediately following such designation.

4.17.                     Payment of Taxes and Other Claims.  The Issuer will pay or discharge and shall cause each of its Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (a) all material taxes, assessments and governmental charges levied or imposed upon (1) the Issuer or any such Subsidiary, (2) the income or profits of any such Subsidiary which is a corporation or (3) the property of the Issuer or any such Subsidiary and (b) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Issuer or any such Subsidiary; provided, however, that the Issuer shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

4.18.                     Reports to Holders.  (a)  The Issuer shall furnish to the Trustee and, upon request, to beneficial owners and prospective investors of the Notes, a copy of all of the information and reports referred to in Section 4.18(a)(1) below within 15 days after the time periods specified in the SEC’s rules and regulations (assuming the Notes were registered under Section 13(a) or Section 15(d) of the Exchange Act and the Issuer does not meet the definition of Accelerated Filer or Large Accelerated Filer under the Exchange Act):

(1)               all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such reports, including a ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and, with respect to the annual financial information only, a report on the annual financial statements by the Issuer’s certified independent accountants;

(2)               all current reports containing substantially all of the information with respect to the Issuer and its Subsidiaries that would be required to be filed in a current report on Form 8-K pursuant to Item 1.01 (with respect to material acquisitions, divestitures and debt financing Transactions only) of Form 8-K if the Issuer had been a reporting company under the Exchange Act; provided, however, that if the Issuer becomes a reporting person and files such Form 10-Qs, Form 10-Ks and Form 8-Ks as required by Section 4.18(a)(1) above and this clause (2) electronically with the SEC within the required time periods, the Issuer shall not be required to furnish such reports as specified above;

provided that, to the extent the Issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act:

(i)                                     Footnote Disclosures.  Financial statements may omit the guarantor footnote disclosures omitted from the financial statements included in the Offering Memorandum; provided that to the extent any non-Guarantor Subsidiaries do not collectively meet the definition of “minor” under Rule 3-10 of Regulation S-X, using 6% instead of 3%, any such annual and quarterly information provided pursuant to Section 4.18(a)(1) above shall include consolidated financial information for the Issuer and the Guarantors, separate from any non-Guarantor Subsidiaries, with respect to revenue, net income, Consolidated Cash Flow, total assets and total liabilities;

(ii)                                  Financial Statements of Affiliates.  No separate financial statements shall be required for Affiliates of the Issuer whether or not such separate financial statements would be required by Regulation S-X under the Exchange Act;

(iii)                               Sarbanes Oxley.  No certifications or attestations concerning the financial statements or disclosure controls and procedures or internal controls that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002 will be required (provided further, however, that nothing contained in the terms herein shall otherwise require the Issuer to comply with the terms of the Sarbanes-Oxley Act of 2002 at any time when the Issuer would not otherwise be subject to such statute);

(iv)                              Financial Statements of Acquired Entities.  The financial statements required of acquired businesses will be limited to the financial statements (in whatever form) that the Issuer receives in connection with the acquisition, whether or not audited;

(v)                                 Financial Statements of Unconsolidated Entities.  No financial statements of unconsolidated entities will be required;

(vi)                              Supplemental Schedules.  The schedules identified in Section 5-04 of Regulation S-X under the Securities Act will not be required;

(vii)                           Non GAAP Financial Measures.  Compliance with the requirements of Item 10(e) of Regulation S-K and Regulation G will not be required; and

(viii)                        Exhibits.  No exhibits pursuant to Item 601 of Regulation S-K under the Securities Act (other than in respect of material agreements governing Indebtedness) will be required.

(b)         If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer; provided, however, that no such information shall be required to the extent any Unrestricted Subsidiaries collectively meet the definition of “minor” under Rule 3-10 of Regulation S-X, using 6% instead of 3%.

(c)          For so long as any Notes are outstanding, the Issuer shall also:

(1)         not later than 15 Business Days after filing with the Trustee, the annual and quarterly information required pursuant to the preceding three paragraphs, hold a conference call for Holders of Notes, prospective investors and market makers to discuss such reports and the results of operations for the relevant reporting period; and

(2)         employ commercially reasonable means expected to reach Persons entitled to participate in such conference calls in accordance with the foregoing paragraph no fewer than three Business Days prior to the date of the conference call required to be held in accordance with clause (1) above, to announce the time and date of such conference call and either including all information necessary to access the call or directing such Persons to contact the appropriate contact at the Issuer to obtain such information.

The Issuer will (i) distribute such reports and information electronically to the Trustee and (ii) make available such reports and information to any beneficial owner of notes that certifies that it is such a beneficial owner, any prospective investor that certified that it is a qualified institutional buyer (as defined under Rule 144A under the Securities Act), an institutional accredited investor (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or is not a U.S. person (under the meaning set forth in 902(k) of Regulation S under the Securities Act) or any security analyst, in each case, who so requests by sending such reports and information via electronic mail or by posting such reports and information on a non-public web site or Intralinks (or any comparably password protected online data system); provided that the Issuer shall make readily available any password or other login information to any such holder of Notes, prospective investor or security analyst.

(d)         So long as any of the Notes remain outstanding, the Issuer shall make available to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Issuer has either exchanged the Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Notes pursuant to an effective registration statement under the Securities Act.

(e)          Any action of the Issuer or a Restricted Subsidiary that would be permitted based on delivery of financial statements to the Trustee, shall be permitted following the Issue Date and prior to the delivery of four full fiscal quarters of financial statements under this Indenture based on the consolidated financial statements of the Issuer for the most recently ended four fiscal quarters for which internal financial statements are available.

4.19.                     Maintenance of Office or Agency.  The Issuer shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served.  The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuer of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes.  The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the office of the Trustee in the Borough of Manhattan as one such office or agency of the Issuer in accordance with Section 2.3 hereof.

4.20.                     Stay, Extension and Usury Laws.  The Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

4.21.                     Further Instruments and Acts.  Upon request of the Trustee (but without imposing any duty or obligation of any kind on the Trustee to make any such request), the Issuer and the Guarantors shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

4.22.                     Suspension of Covenants.  (a)  Following the first day (the “Suspension Date”) that:

(i)                                                             the Notes have an Investment Grade Rating from both of the Rating Agencies, and

(ii)                                                          no Default has occurred and is continuing under this Indenture, the Issuer and the Restricted Subsidiaries , will not be subject to Sections 4.6, 4.8, 4.9, 4.10, 4.13, 4.15 and 5.1(a)(iii) (collectively, the “Suspended Covenants”).  In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events.  The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.”  Notwithstanding that the Suspended Covenants may be reinstated, no default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

(b)         On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to Section 4.6(a) or one of the clauses of the definition of “Permitted Indebtedness” under Section 4.6(b) (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date).  To the extent such Indebtedness would not be so permitted to be Incurred, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.6(b)(iv) of the definition of “Permitted Indebtedness.”  Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.8 will be made as though Section 4.8 had been in effect since the Issue Date and throughout the Suspension Period.  Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.8(a) and the items specified in Section 4.8(a)(iv)(C)(i) through (iv) will increase the amount available to be made under Section 4.8(a).  However, no Default or Event of Default will be deemed to have occurred on the Reversion Date (or thereafter) under any Suspended Covenant solely as a result of any action taken by the Issuer or the Restricted Subsidiaries, or events occurring, during the Suspension Period.

4.23.                     Post-Closing Covenant.  From and after the Issue Date,

(a)                                 in respect of the Certificate of Title Collateral (as defined in the Security Agreement) identified on Schedules 14(b), 14(c) and 14(d) to the perfection certificate among the Issuer and the Guarantors (the “Perfection Certificate”), the Issuer shall use (or cause to be used by the applicable Guarantor) commercially reasonable efforts to, as soon as reasonably practicable, but in any event, within 90 days following the Issue Date, complete the Titling Actions (as defined in the Security Agreement) with respect to such Certificate of Title Collateral then owned by the Issuer or a Guarantor.

(b)                                 in respect of the Certificate of Title Collateral (as defined in the Security Agreement) identified on Schedule 14(a) to the Perfection Certificate, the Issuer shall use (or cause to be used by the applicable Guarantor) commercially reasonable efforts to, as soon as reasonably practicable, complete the Titling Actions (as defined in the Security Agreement) with respect to such Certificate of Title Collateral then owned by the Issuer or a Guarantor.

Notwithstanding anything to the contrary in any of the Indenture Documents (including Section 6.1(a)(x) of this Indenture), the failure to create or perfect the liens and security interests of the Collateral Agent in all or any portion of the Fleet Collateral or proceeds thereof shall not at any time constitute a Default or Event of Default so long as the Issuer is then in compliance with this Section 4.23.

ARTICLE 5
CONSOLIDATION, MERGER OR SALE OF ASSETS

5.1.                            Consolidation, Merger or Sale of Assets.  (a) The Issuer. The Issuer will not, directly or indirectly:  (i) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation), or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Issuer and the Restricted Subsidiaries taken as a whole, in any Transaction, to another Person, unless at the time and after giving effect thereto:

(i)                                     immediately after giving effect to such Transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Issuer or any of its Restricted Subsidiaries which becomes the obligation of the Issuer or any of its Restricted Subsidiaries as a result of such Transaction as having been Incurred at the time of such Transaction) no Default or Event of Default shall have occurred and be continuing;

(ii)                                  either:

(A)                               the Issuer is the surviving entity; or

(B)                               the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Issuer under the Notes, this Indenture, the Junior Lien Intercreditor Agreement and the Security Documents; provided that if such surviving entity is not a corporation, a corporation satisfying the foregoing requirements shall be a co-obligor under this Indenture and the Notes;

(iii)                               immediately after giving effect to such Transaction on a pro forma basis (on the assumption that the Transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to the consummation of such Transaction with the appropriate adjustments with respect to the Transaction being included in such pro forma calculation), either (a) the Issuer (or the surviving entity if the Issuer is not a continuing obligor under this Indenture) could on the first day following such four-quarter period Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.6(a) or (b) the Fixed

Charge Coverage Ratio would be not less than such Fixed Charge Coverage Ratio immediately prior to such Transaction;

(iv)                              each Guarantor, unless such Guarantor is the Person with which the Issuer has entered into a Transaction under this Section 5.1(a), will have confirmed to the Trustee in writing that its Note Guarantee will apply to the obligations of the Issuer or the surviving Person in accordance with the Notes and this Indenture;

(v)                                 (a) the surviving entity (if other than the Issuer) causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Liens of the Security Documents on the Collateral owned by or transferred to such surviving entity; and (b) the Collateral owned by or transferred to the surviving entity (if other than the Issuer) shall (i) continue to constitute Collateral under this Indenture and the Security Documents, (ii) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee, the Collateral Agent and the Holders of the Notes, and (iii) not be subject to any Lien other than Permitted Liens; and

(vi)                              the Issuer delivers to the Trustee an Officers’ Certificate and Opinion of Counsel, in each case to the effect that such Transaction and such agreement comply with this covenant and that all conditions precedent provided for in this Indenture relating to such Transaction have been complied with;

provided, however, that Section 5.1(a)(iii)  will not apply if, in the good faith determination of the Board of Directors of the Issuer, whose determination shall be evidenced by a Board Resolution delivered to the Trustee, the principal purpose of such Transaction is to change the state of organization of the Issuer, and any such Transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Upon any consolidation, merger, sale, assignment, transfer, conveyance or other disposition in accordance with this Section 5.1, the successor Person formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, conveyance or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of this Indenture referring to the “Issuer” shall refer instead to the successor Person and not to the Issuer), and may exercise every right and power of, the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer in this Indenture. When the successor assumes all of the Issuer’s obligations under this Indenture by an amendment or supplement to the Indenture satisfactory to the Trustee, the predecessor Issuer (if it separately survives such Transaction) shall be discharged from those obligations.

In addition, the Issuer and the Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the properties or assets of the Issuer and the Restricted Subsidiaries considered as one enterprise, in any Transaction, to any other Person.

(b)                                 The Guarantors.  A Guarantor will not, directly or indirectly:  (i) consolidate or merge with or into another Person other than the Issuer (whether or not such Guarantor is the surviving Person), or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Guarantor, in any Transaction, to another Person, other than the Issuer or another Guarantor, unless:

(i)                                     immediately after giving effect to that Transaction, no Default or Event of Default exists; and

(ii)                                  either:

(A)                               the Guarantor is the surviving Person, or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition which has been made (i) is organized or existing under the laws of the United States, any state thereof or the District of Columbia, (ii) assumes all the obligations of that Guarantor under this Indenture, including its Note Guarantee, pursuant to a supplemental indenture satisfactory to the Trustee and (iii) causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to such entity; or

(B)                               such sale, assignment, transfer, conveyance or other disposition or consolidation or merger is in compliance, as of the date thereof, with Section 4.9 to the extent applicable (and to the extent Section 4.9 is applicable, the Issuer shall thereafter comply therewith).

5.2.                            Successor Substituted.  Upon any consolidation, merger, sale, assignment, transfer, conveyance or other disposition in accordance with this Article 5, the successor Person formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, conveyance or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of this Indenture referring to the “Issuer” will refer instead to the successor Person and not to the Issuer), and may exercise every right and power of, the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer in this Indenture. When the successor assumes all of the Issuer’s obligations under this Indenture, the predecessor Issuer (if it separately survives such Transaction) will be discharged from those obligations.

ARTICLE 6
DEFAULTS AND REMEDIES

6.1.                            Events of Default.  (a) “Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)                                     default in the payment when due of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(ii)                                  default in the payment when due of interest on any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(iii)                               failure by the Issuer or any Guarantor (i) for 30 days after written notice has been given to the Issuer by the Trustee at the direction of Holders of at least 25% in aggregate principal amount outstanding of the Notes to make or consummate an Offer to Purchase in accordance with Section 4.9 and 4.11 or (ii) to comply with Section 5.1;

(iv)                              except as permitted by this Indenture, any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), shall for any reason cease to be, or it shall be asserted by any Guarantor or the Issuer not to be, in full force and effect and enforceable in accordance with its terms;

(v)                                 default in the performance, or breach, of any covenant or agreement of the Issuer or any Restricted Subsidiary in this Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (i), (ii), (iii) or (iv) above), and continuance of such default or breach for a period of 60 days (or 120 days, in the case of Section 4.18) after written notice has been given to the Issuer by the Trustee at the direction of the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(vi)                              a default or defaults under any bonds, debentures, notes or other evidences of Indebtedness (other than the Notes) by the Issuer or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $30.0 million, whether such Indebtedness now exists or shall hereafter be created, which default or defaults either (A) shall have resulted in the acceleration of the maturity of such Indebtedness prior to its express maturity or (B) shall constitute a failure to pay principal of, or interest or premium on, such Indebtedness when due and payable after the expiration of any applicable grace period with respect thereto;

(vii)                           the entry against the Issuer or any Restricted Subsidiary of a final judgment(s) for the payment of money in an aggregate amount in excess of $30.0 million (net of amounts covered by (A) insurance for which the insurer thereof has been notified of such claim and has not challenged such coverage or (B) valid third party indemnifications for which the indemnifying party thereof has been notified of such claim and has not challenged such indemnification), by a court or courts of competent jurisdiction, which judgment(s) remain undischarged, unwaived, unstayed, unbonded and unsatisfied for a period of 60 consecutive days;

(viii)                        the entry by a court of competent jurisdiction of (A) a decree or order for relief in respect of the Issuer or any Guarantor that is a Significant Subsidiary (or any group of Guarantors that, taken together, would constitute a Significant Subsidiary) in an involuntary case or proceeding under any applicable Bankruptcy Law or (B) a decree or order adjudging the Issuer or such Guarantor or group of Guarantors bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or such Guarantor or group of Guarantors under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer or such Guarantor or group of Guarantors or of any substantial part of their respective properties or ordering the winding up or liquidation of their affairs, and any such decree, order or appointment pursuant to any Bankruptcy Law for relief shall continue to be in effect, or any such other decree, appointment or order shall be unstayed and in effect, for a period of 60 consecutive days;

(ix)                              (A) the Issuer or any Guarantor that is a Significant Subsidiary (or any group of Guarantors that, taken together, would constitute a Significant Subsidiary) (i) commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent or (ii) consents to the filing of a petition, application, answer or consent seeking reorganization or relief under any applicable Bankruptcy Law, (B) the Issuer or such Guarantor or group of Guarantors consents to the entry of a decree or order for relief in respect of the Issuer or such Guarantor or group of Guarantors in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it or, (C) the Issuer or such Guarantor or group of Guarantors (i) consents to the appointment of, or taking possession by, a custodian, receiver, liquidator, administrator, supervisor, assignee, trustee, sequestrator or similar official of the Issuer or such Guarantor or group of Guarantors or of any substantial part of their respective properties, (ii) makes an assignment for the benefit of creditors or (iii) generally is not paying debts as they become due; or

(x)                                 unless all of the Collateral has been released from the Liens in accordance with the provisions of the Security Documents, (a) the liens and security interests on assets or collections of assets constituting Collateral having a Fair Market Value in excess of $30.0 million shall cease to be perfected, or shall fail to have the priority contemplated by the Indenture, in each case subject to Permitted Liens and subject to Section 4.23, and the same shall continue for a period in excess of 30 consecutive days following written notice from the Collateral Agent, (b) the repudiation or disaffirmation by the Issuer or any Guarantor of its material obligations under the Security Documents or (c) the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Issuer or any Guarantor party thereto for any reason with respect to any Collateral, individually or in the aggregate, having a Fair Market Value in excess of $30.0 million; provided that such default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Issuer receives written notice thereof specifying such occurrence from the Trustee at the direction of the Holders of at least 25% of the outstanding principal amount of the Notes and demanding that such default be remedied.

(b)                                 If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder to the extent provided in TIA Section 313(c) and to the Collateral Agent and each Notes/Term Collateral Agent, notice of the Default or Event of Default within 15 Business Days by registered or certified mail or facsimile transmission specifying such event and, if known, its status and what action the Issuer is taking or proposes to take with respect thereto.  Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, on the Notes or interest, if any,  on any Note, the Trustee may withhold the notice to the Holders if and so long as it, in good faith, determines that withholding the notice is in the interests of the Holders.  The Trustee shall not be deemed to have knowledge of a Default or Event of Default (other than pursuant to Sections 6.1(a)(i) through (iii)) unless the Trustee Officer has actual knowledge of such Default or such Event of Default or written notice of such Default or such Event of Default has been received by the Trustee at its Corporate Trust Office.  The Issuer shall also notify the Trustee within 15 Business Days of the occurrence of any Event of Default.

6.2.                            Acceleration.  (a)  If an Event of Default (other than an Event of Default specified in Section 6.1(a)(viii) and (ix)) occurs and is continuing, then and in every such case the Trustee at the direction of the Holders of not less than 25% in aggregate principal amount of the outstanding Notes shall declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Issuer.

(b)                                 If an Event of Default specified in Section 6.1(a)(viii) and (ix) occurs, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(c)                                  At any time after a declaration of acceleration under this Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Issuer and the Trustee, may waive all past Defaults and rescind and annul such declaration of acceleration and its consequences if:

(i)                                     The Issuer or any Guarantor has paid or deposited with the Trustee a sum sufficient to pay:

(A)                               all overdue interest, if any, on all Notes then outstanding;

(B)                               all unpaid principal of and premium, if any, on any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes;

(C)                               to the extent that payment of such interest is lawful, interest upon overdue interest, if any, at the rate borne by the Notes; and

(D)                               all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

(ii)                                  the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(iii)                               all Events of Default, other than the non-payment of amounts of principal of, premium, if any, and interest, if any, on the Notes that has become due solely by such declaration of acceleration, have been cured or waived as provided in Section 6.4.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

(d)                                 In the event of a declaration of acceleration of the Notes solely because an Event of Default described in Section 6.1(a)(vi) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if within 30 Business Days after the declaration of acceleration with respect thereto, the event of default or payment default triggering such Event of Default pursuant to Section 6.1(a)(vi) shall be remedied or cured by the Issuer or a Restricted Subsidiary or if the holders of the relevant Indebtedness have waived such Event of Default or payment default and have rescinded any declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

6.3.                            Other Remedies.  If an Event of Default occurs and is continuing, the Trustee, subject to the restrictions set forth in the Intercreditor Agreements, may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, subject to the terms of the Intercreditor Agreements, and any such proceeding instituted by the Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

6.4.                            Waiver of Past Defaults.  The Holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past Default hereunder and its consequences, except a Default:

(a)                                                         in any payment in respect of the principal of (or premium, if any), or interest on any Note (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by an Issuer), or

(b)                                                         in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

6.5.                            Control by Majority.  Subject to Section 6.6, the Holders of not less than a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee under this Indenture; provided, that:

(a)         the Trustee may refuse to follow any direction that the Trustee reasonably believes conflicts with law, this Indenture or the Intercreditor Agreements or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders not joining in the giving of such direction;

(b)   the Trustee may refuse to follow any direction that the Trustee determines would involve the Trustee in personal liability; and

(c)   the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

6.6.         Limitation on Suits.  A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(a)   the Holder has previously given the Trustee written notice of a continuing Event of Default;

(b)   the Holders of at least 25% in aggregate principal amount of outstanding Notes shall have made a written request to the Trustee to pursue such remedy;

(c)   such Holder or Holders provide the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(d)   the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity;

(e)   during such 60-day period, the Holders of at least a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that, in the reasonable opinion of the Trustee, is inconsistent with the request; and

(f)    the pursuit of such remedy would not violate the terms of the Intercreditor Agreements.

The limitations in the foregoing provisions of this Section 6.6, however, do not apply to a suit instituted by a Holder (as opposed to through the Trustee) for the enforcement of the payment of the principal of, premium, if any, or interest, if any, on such Note on or after the respective due dates expressed in such Note.

A Holder may not use this Indenture to prejudice the rights of any other Holder or to obtain a preference or priority over another Holder.

6.7.         Unconditional Right of Holders To Receive Payment.  Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest, if any, on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

6.8.         Collection Suit by Trustee.  The Issuer covenants that if default is made in the payment of:

(a)   any installment of interest on any Note when such interest becomes due and payable pursuant to Section 6.1(a)(2), or

(b)   the principal of (or premium, if any, on) any Note at the Stated Maturity thereof,

the Issuer shall, upon demand of the Trustee, pay to the Trustee for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any), and interest, and interest on any overdue principal (and premium, if any) to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the amounts provided for in Section 7.6 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

If the Issuer fails to pay such amounts forthwith upon such demand, subject to the terms of the Intercreditor Agreements, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon the Notes, wherever situated.

6.9.         Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.6) and the Holders allowed in any judicial proceedings relative to the Issuer or any Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders at their direction in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.6.

Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

6.10.       Application of Money Collected.  If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

FIRST:	to the Trustee and the Collateral Agent for amounts due under Section 7.6;

SECOND:

to the Secured Parties (including Holders of Notes) for amounts due and unpaid on the Notes and the other Secured Obligations for principal of, premium, if any, interest, if any, ratably without preference or priority of any kind, according to the amounts due and payable on the Notes and the other Secured Obligations for principal, premium, if any, and interest, if any, respectively; and

THIRD:	to the Issuer, any Guarantor or any other obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.  At least 15 days before such record date, the Issuer shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

6.11.       Undertaking for Costs.  All parties to this Indenture agree, and each Holder by its acceptance of its Note or any Additional Note shall be deemed to have agreed, that, a court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in the suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes or to any suit by any Holder pursuant to Section 6.7.

6.12.       Restoration of Rights and Remedies.  If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

6.13.       Rights and Remedies Cumulative.  Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.7, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

6.14.       Delay or Omission not Waiver.  No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

6.15.       Record Date.  The Issuer may set a record date for purposes of determining the identity of Holders entitled to vote or to consent to any action by vote or consent authorized or permitted by Sections 6.4, 6.5 and 13.4.  Unless this Indenture provides otherwise, such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 2.5 prior to such solicitation.

6.16.       Waiver of Stay or Extension Laws.  The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

6.17.       Issuer Notice of Default.  The Issuer shall furnish to the Trustee annually a statement as to the performance of certain obligations under the Indenture and as to any default in such performance.  The Issuer also shall notify the Trustee if it becomes aware of the occurrence of any Default or Event of Default.

ARTICLE 7
TRUSTEE AND COLLATERAL AGENT

7.1.         Duties of Trustee and Collateral Agent.  (a)  If an Event of Default has occurred and is continuing of which the Trustee has actual knowledge, the Trustee shall, at the direction of the Holders of a majority in aggregate principal amount of the Notes, exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)   Except during the continuance of an Event of Default of which the Trustee has actual knowledge:  (i) the Trustee and Collateral Agent undertake to perform such duties and only such duties as are specifically set forth in this Indenture or any other Indenture Document to which either or both are a party and no others and no implied covenants or obligations shall be read into this Indenture or any other Indenture Document against the Trustee and Collateral Agent; and (ii) in the absence of bad faith on their respective parts, the Trustee and Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed herein or therein, upon certificates or opinions furnished to the Trustee or Collateral Agent, respectively, and conforming to the requirements of this Indenture or any other Indenture Documents.  In the case of any such certificates or opinions which by any provisions hereof or thereof are specifically required to be furnished to the Trustee or the Collateral Agent, the Trustee and Collateral Agent, respectively, shall examine same to determine whether they conform to the requirements of this Indenture or such other Indenture Document (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)   The Trustee or Collateral Agent shall not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)            this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(ii)           the Trustee or Collateral Agent shall not be liable for any error of judgment made in good faith by the Trustee unless it is proved that the Trustee or Collateral Agent was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.2, 6.5 or 7.1(a).

(d)   The Trustee or Collateral Agent shall not be liable for interest on any money received by the Trustee of the Collateral Agent, as the case may be, under this Indenture or any other Indenture Document except as the Trustee or Collateral Agent may agree in writing with the Issuer or any Guarantor.  Funds held in trust by the Trustee or Collateral Agent need not be segregated from other funds except to the extent required by law.

(e)   No provision of this Indenture or any other Indenture Document shall require the Trustee or the Collateral Agent to expend or risk its own respective funds or otherwise incur financial liability in the performance of any of the duties of the Trustee or the Collateral Agent hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(f)    Anything in this Indenture to the contrary notwithstanding, in no event shall the Trustee or Collateral Agent be liable under or in connection with this Indenture or any other Indenture Document for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Trustee or the Collateral Agent has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

(g)   Every provision of this Indenture or any other Indenture Document relating to the conduct or affecting the liability of or affording protection to the Trustee and Collateral Agent shall be subject to the provisions of this Section 7.1.

7.2.         Certain Rights of Trustee and Collateral Agent.  (a)  Subject to Section 7.1:

(i)            the Trustee and Collateral Agent may conclusively rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person;

(ii)           before the Trustee or Collateral Agent acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel, or both, which shall conform to Sections 14.4 and 14.5.  The Trustee and Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.  The Trustee and Collateral Agent may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(iii)          the Trustee and Collateral Agent may execute any of the trusts or powers hereunder or under any other Indenture Document or perform any duties hereunder or thereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder or thereunder;

(iv)          the Trustee and Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or by any other Indenture Document at the request or direction of any of the Holders or any other Person, unless such Holders or such Person shall have offered to the Trustee or Collateral Agent, as the case may be, security or indemnity reasonably satisfactory to the Trustee or Collateral Agent, respectively, against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction;

(v)           the Trustee and Collateral Agent shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers, provided that the Trustee’s and Collateral Agent’s conduct does not constitute negligence or bad faith;

(vi)          whenever in the administration of this Indenture or any other Indenture Document, the Trustee or Collateral Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee or Collateral Agent (unless other evidence be herein or therein specifically prescribed) shall be entitled to receive and may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate;

(vii)         the Trustee and Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee and Collateral Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or Collateral Agent shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer or any Guarantor personally or by agent or attorney and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation; and

(viii)        the rights, privileges, protections, immunities and benefits given to the Trustee and Collateral Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee and Collateral Agent in each of its capacities hereunder or under any other Indenture Document or by any Paying Agent or Registrar and each agent, custodian and other Person employed by it to act hereunder.

(b)           The Trustee and Collateral Agent may request that the Issuer or any Guarantor deliver an Officers’ Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or any Guarantee, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

7.3.                Individual Rights of Trustee.  The Trustee, any Paying Agent, any Registrar or any other agent of the Issuer or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to TIA Sections 310(b) and 311, may otherwise deal with the Issuer with the same rights it would have if it were not Trustee, Paying Agent, Registrar or such other agent.

7.4.                Trustee’s and Collateral Agent’s Disclaimer.  The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer and the Guarantors, and the Trustee and the Collateral Agent assume no responsibility for their correctness.  The Trustee and the Collateral Agent make no representations as to the validity or sufficiency of this Indenture, the Notes, Liens, Collateral, or any other Indenture Document, except that the Trustee represents that it is duly authorized to authenticate the Notes and except that the Trustee and the Collateral Agent each represent that it is duly authorized to execute and deliver this Indenture and any other relevant Indenture Document and perform its obligations hereunder and thereunder.  The Trustee and the Collateral Agent shall not be accountable for the use or application by the Issuer of Notes or the proceeds thereof.

7.5.                Reports by Trustee to Holders.  Within 60 days after June 1st of each year commencing with the first June 1st after the Issue Date, the Trustee shall transmit to the Holders, in the manner and to the extent provided in TIA Section 313(c), a brief report dated as of such reporting period, if required by TIA Section 313(a).  The Trustee also shall comply with TIA Sections 313(b) and (c).

The Issuer shall promptly notify the Trustee whenever the Notes become listed on any securities exchange and of any delisting thereof and the Trustee shall comply with TIA Section 313(d).

7.6.                Compensation and Indemnity.  The Issuer shall pay to the Trustee and Collateral Agent such compensation as shall be agreed in writing for its respective services hereunder or under any other Indenture Document.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse the Trustee or the Collateral Agent upon request for all reasonable out-of-pocket expenses incurred or made by the Trustee or the Collateral Agent, as the case may be, including costs of collection, in addition to the compensation for its services respectively.  Such expenses shall include the reasonable compensation and out-of-pocket expenses of the Trustee’s or Collateral Agent’s applicable agents and counsel.

The Issuer and the Guarantors, jointly and severally, hereby indemnify and hold harmless each of the Trustee, the Collateral Agent, and their respective agents, employees, stockholders, directors, officers and counsel against any and all loss, liability or expense (including reasonable attorneys’ fees and expenses) incurred by any of them without willful misconduct, negligence or bad faith on its part arising out of or in connection with the administration of this trust and the performance of its duties hereunder or under any other Indenture Document (including the costs and expenses of defending itself against any claim, whether asserted by the Issuer, the Guarantors, any Holder or any other Person).  The Trustee and Collateral Agent shall notify the Issuer promptly of any claim for which it may seek indemnity.  Failure by the Trustee or Collateral Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder.  The Issuer shall defend the claim and the Trustee or Collateral Agent shall cooperate in such defense.  The Trustee and Collateral Agent may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel.  The Issuer need not pay for any settlement made without its consent, which consent may not be unreasonably withheld.  The Issuer shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or Collateral Agent through the Trustee’s or Collateral Agent’s own willful misconduct, negligence or bad faith.

To secure the Issuer’s payment obligations in this Section 7.6, the Trustee and Collateral Agent shall have a lien prior to the Notes on all money or property held or collected by the Trustee and Collateral Agent, in their respective capacities as Trustee and

Collateral Agent, for any amount owing it or any predecessor Trustee or Collateral Agent except money or property held in trust to pay principal of, premium, if any, and interest on particular Notes.

Without limiting any rights available to the Trustee or Collateral Agent under applicable law, when the Trustee or Collateral Agent incurs expenses or renders services after the occurrence of an Event of Default specified in Section 6.1(a)(viii) or (ix) with respect to the Issuer or any Guarantor that is a Significant Subsidiary (or any group of Guarantors that, taken together, would constitute a Significant Subsidiary), the expenses (including the reasonable fees and expenses of counsel to the Trustee or the Collateral Agent) and the compensation for such services are intended to constitute expenses of administration under Bankruptcy Law.

The obligations of the Issuer and the Guarantors under Section 7.6 and any claim arising hereunder shall survive the resignation or removal of any Trustee or Collateral Agent, the satisfaction and discharge of the Issuer’s obligations pursuant to Article 8 of this Indenture or pursuant to any other Indenture Document and any rejection or termination under any Bankruptcy Law, and the termination of this Indenture.

7.7.         Replacement of Trustee and Collateral Agent.  A resignation or removal of the Trustee or Collateral Agent and appointment of a successor Trustee or Collateral Agent shall become effective only upon the successor Trustee’s or Collateral Agent’s acceptance of appointment as provided in this Section 7.7.

The Trustee or Collateral Agent may resign at any time by so notifying the Issuer in writing not less than 30 days prior to such resignation.  The Holders of at least a majority in outstanding principal amount of the outstanding Notes may remove the Trustee or Collateral Agent by so notifying the Trustee or Collateral Agent and the Issuer in writing not less than 30 days prior to such resignation. The Issuer shall remove the Trustee or Collateral Agent if:

(a)   the Trustee fails to comply with Section 7.9;

(b)   the Trustee or Collateral Agent is adjudged bankrupt, insolvent or an order of relief is entered with respect to the Trustee or Collateral Agent under any Bankruptcy Law;

(c)   a receiver or other public officer takes charge of the Trustee or Collateral Agent or its property; or

(d)   the Trustee or Collateral Agent otherwise becomes incapable of acting.

If the Trustee or Collateral Agent resigns or is removed, or if a vacancy exists in the office of Trustee or Collateral Agent for any reason, the Issuer shall promptly appoint a successor Trustee or Collateral Agent.  Within one year after the successor Trustee or Collateral Agent takes office, the Holders of a majority in principal amount of the outstanding Notes may appoint a successor Trustee or Collateral Agent to replace the successor Trustee or Collateral Agent appointed by the Issuer.  If the successor Trustee or Collateral Agent does not deliver its written acceptance required by the next succeeding paragraph of Section 7.7 within 30 days after the retiring Trustee or Collateral Agent resigns or is removed, the retiring Trustee or Collateral Agent, the Issuer or the Holders of at least a majority in principal amount of the outstanding Notes may, at the expense of the Issuer, petition any court of competent jurisdiction for the appointment of a successor Trustee or

Collateral Agent.  Any resignation or removal of the Trustee automatically effects the corresponding resignation or removal of the Collateral Agent; any resignation or removal of the Collateral Agent automatically effects the corresponding resignation or removal of the Trustee.

A successor Trustee or Collateral Agent shall deliver a written acceptance of its appointment to the retiring Trustee or Collateral Agent and to the Issuer.  Thereupon the resignation or removal of the retiring Trustee or Collateral Agent shall become effective, and the successor Trustee or Collateral Agent shall have all the rights, powers and duties of the Trustee or Collateral Agent under this Indenture and any other Indenture Document.  The successor Trustee or Collateral Agent shall mail a notice of its succession to Holders, the Issuer, the Guarantors, and Collateral Agent and each Notes/Term Collateral Agent at the addresses set forth in the Junior Lien Intercreditor Agreement.  The retiring Trustee or Collateral Agent shall promptly transfer all property held by it as Trustee or Collateral Agent to the successor Trustee or Collateral Agent.

If a successor Trustee or Collateral Agent does not take office within 60 days after the retiring Trustee or Collateral Agent resigns or is removed, the retiring Trustee or Collateral Agent, the Issuer or the Holders of at least 25% in outstanding principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or successor Collateral Agent at the expense of the Issuer.

If the Trustee or Collateral Agent fails to comply with Section 7.9, any Holder may petition any court of competent jurisdiction for the removal of such Trustee or Collateral Agent and the appointment of a successor Trustee or Collateral Agent.

Notwithstanding any resignation or replacement of the Trustee or Collateral Agent pursuant to Section 7.7, the Issuer’s and the Guarantors’ obligations under Section 7.6 shall continue for the benefit of the retiring Trustee or Collateral Agent.

7.8.         Successor Trustee or Collateral Agent by Merger, Etc..  Any Person into which the Trustee or Collateral Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Trustee or Collateral Agent shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee or Collateral Agent hereunder, provided such corporation shall be otherwise qualified and eligible under this Article 7, without the execution or filing of any paper or any further act on the part of any of the parties hereto.  In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.  In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee.  In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

7.9.         Eligibility:  Disqualification.  The Trustee shall at all times satisfy the requirements of TIA Section 310(a)(1) and (5).  The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.  No obligor upon the Notes or Person directly controlling, controlled by, or under common control with such obligor shall serve as trustee upon the Notes.  The Trustee shall comply with TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other notes of the Issuer are outstanding  if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

7.10.       Preferential Collection of Claims Against Issuer.  The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b).  A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

7.11.       Appointment of Co-Trustee.  (a)  It is the purpose of this Indenture that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as trustee in such jurisdiction.  It is recognized that in case of litigation under this Indenture, and in particular in case of the enforcement thereof on default, or in the case the Trustee deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to the Trustee or hold title to the properties, in trust, as herein granted or take any action which may be desirable or necessary in connection therewith, it may be necessary that the Trustee appoint an individual or institution as a separate or co-trustee.  The following provisions of Section 7.11 are adopted to these ends.

(b)   In the event that the Trustee appoints an additional Person as a separate or co-trustee, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and lien expressed or intended by this Indenture to be exercised by or vested in or conveyed to the Trustee with respect thereto shall be exercisable by and vest in such separate or co-trustee but only to the extent necessary to enable such separate or co-trustee to exercise such powers, rights and remedies, and only to the extent that the Trustee by the laws of any jurisdiction is incapable of exercising such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate or co-trustee shall run to and be enforceable by either of them.

(c)   Should any instrument in writing from the Issuer be required by the separate or co-trustee so appointed by the Trustee for more fully and certainly vesting in and confirming to him or it such properties, rights, powers, trusts, duties and obligations, any and all such instruments in writing shall, on request, be executed, acknowledged and delivered by the Issuer; provided, however, that if an Event of Default shall have occurred and be continuing, if the Issuer does not execute any such instrument within 15 days after request therefor, the Trustee shall be empowered as an attorney-in-fact for such Issuer to execute any such instrument in the Issuer’s name and stead.  In case any separate or co-trustee or a successor to either shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate or co-trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment of a new trustee or successor to such separate or co-trustee.

(d)   To the extent permitted by law, no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder.

(e)   Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them.  Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article 7.

(f)    Any separate trustee or co-trustee may at any time appoint the Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name.

7.12.       Calculation Agent(a) Appointment.  Upon the terms and subject to the conditions contained herein, the Issuer hereby appoints the Trustee as the Calculation Agent for the Notes, and the Trustee hereby accepts such appointment as the Issuer’s agent for the purpose of calculating the Applicable Rate on the Notes in accordance with the provisions set forth herein.

(b)   Duties and Obligations. The Calculation Agent shall: (i) calculate the Applicable Rates on the Notes in accordance with the provisions set forth herein, and (ii)  communicate the same to the Issuer and the Trustee (if the Trustee is not then serving as the Calculation Agent) as soon as practicable after each Determination Date.

(c)   Terms and Conditions. The Calculation Agent accepts its obligations set forth herein, upon the terms and subject to the conditions hereof, including the following, to all of which the Issuer agrees:

(i)            The Calculation Agent shall be entitled to such compensation as may be agreed upon with the Issuer for all services rendered by the Calculation Agent, and the Issuer promises to pay such compensation and to reimburse the Calculation Agent for the reasonable out-of-pocket expenses (including attorneys’ fees and expenses) incurred by it in connection with the services rendered by it hereunder upon receipt of such invoices as the Issuer shall reasonably require. The Issuer also agrees to indemnify the Calculation Agent for, and to hold it harmless against, any and all loss, liability, damage, claim or expense (including the costs and expenses of defending against any claim (regardless of who asserts such claim) or liability) incurred by the Calculation Agent that arises out of or in connection with its accepting appointment as, or acting as, Calculation Agent hereunder, except such as may result from the willful misconduct or gross negligence of the Calculation Agent or any of its agents or employees. Except as provided in the preceding sentence, the Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Issuer for, or in respect of, any actions taken or suffered to be taken in good faith by the Calculation Agent in reliance upon (A) the advice of counsel or an Opinion of Counsel or (B) written instructions from the Issuer. The Calculation Agent shall not be liable for any error resulting from the use of or reliance on a source of information used in good faith to calculate any interest rate hereunder. The provisions of this clause (i) shall survive the payment in full of the Notes, the satisfaction and discharge or other defeasance of the Indenture and the resignation or removal of the Calculation Agent.

(ii)           In acting under this Indenture, the Calculation Agent is acting solely as agent of the Issuer and does not assume any obligations to or relationship of agency or trust for or with any of the beneficial owners or Holders of the Notes.

(iii)          The Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon the terms of the Notes or Indenture or any notice, direction, certificate, affidavit, statement or other paper, document or communication reasonably believed by it to be genuine and to have been approved or signed by the proper party or parties.

(iv)          The Calculation Agent, its officers, directors, employees and shareholders may become the owners or pledgee of, or acquire any interest in, any Notes, with the same rights that it or they would have if it were not the Calculation Agent, and may engage or be interested in any financial or other Transaction with the Issuer or the Guarantors as freely as if it were not the Calculation Agent.

(v)           Neither the Calculation Agent nor its officers, directors, employees, agents or attorneys shall be liable to the Issuer or the Guarantors for any act or omission hereunder, or for any error of judgment made in good faith by it or them, except in the case of its or their willful misconduct or gross negligence.

(vi)          The Calculation Agent may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(vii)         The Calculation Agent shall be obligated to perform such duties and only such duties as are herein specifically set forth, and no implied duties or obligations shall be read into this Indenture against the Calculation Agent.

(viii)        Unless herein otherwise specifically provided, any order, certificate, notice, request, direction or other communication from the Issuer made or given by it under any provision of this Indenture shall be sufficient if signed by any officer of the Issuer.

(ix)          The Calculation Agent may perform any duties hereunder either directly or by or through its agents or attorneys, and shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(x)           The Issuer will not, without first obtaining the prior written consent of the Calculation Agent, make any change to this Indenture or the Notes if such change would materially and adversely affect the Calculation Agent’s duties and obligations hereunder or thereunder.

(xi)          In no event shall the Calculation Agent be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether it has been advised of the likelihood of such loss or damage and regardless of the form of action.

(xii)         In no event shall the Calculation Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

(xiii)        Under certain circumstances, the Calculation Agent may be required to determine the interest rates on the Notes on the basis of quotations received from banks or other financial institutions (the “Reference Banks”) selected by the Issuer for the purpose of quoting such rates.  The Issuer will provide the names of such Reference Banks from time to time to the Calculation Agent.  The Calculation Agent shall not be responsible to the Issuer, the Guarantors or any third party for any failure of the Reference Banks to fulfill their duties or meet their obligations as Reference Banks or as a result of the Calculation Agent having acted (except in the event of gross negligence or willful misconduct) on any quotation or other information given by any Reference Bank which subsequently may be found to be incorrect.

(d)   Qualifications. The Calculation Agent shall be authorized by law to perform all the duties imposed upon it by this Indenture, and shall at all times have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Calculation Agent may not be an affiliate of the Issuer or the Guarantors.

(e)   Resignation and Removal.  The Calculation Agent may at any time resign as Calculation Agent by giving written notice to the Issuer and the Guarantors of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall never be earlier than 45 days after the receipt of such notice by the Issuer and the Guarantors, unless the Issuer otherwise agrees in writing. The Calculation Agent may be removed at any time by the filing with it of any instrument in writing signed on behalf of the Issuer and specifying such removal and the date when it is intended to become effective. Such resignation or removal shall take effect upon the date of the appointment by the Issuer, as hereinafter provided, of a successor Calculation Agent. If within 30 days after notice of resignation or removal has been given, a successor Calculation Agent has not been appointed, the Calculation Agent may, at the expense of the Issuer, petition a court of competent jurisdiction to appoint a successor Calculation Agent. If at any time the Calculation Agent shall resign or be removed, or be dissolved, or if the property or affairs of the Calculation Agent shall be taken under the control of any state or federal court or administrative body because of bankruptcy or insolvency or for any other reason, then a successor Calculation Agent shall as soon as practicable be appointed by the Issuer by an instrument in writing filed with the predecessor Calculation Agent, the successor Calculation Agent and the Trustee. Upon the appointment of a successor Calculation Agent and acceptance by it of such appointment, the Calculation Agent so succeeded shall cease to be such Calculation Agent hereunder. Upon its resignation or removal, the Calculation Agent shall be entitled to the payment by the Issuer of its compensation, if any is owed to it, for services rendered hereunder and to the reimbursement of all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred in connection with the services rendered by it hereunder and to the payment of all other amounts owed to it hereunder.

(f)    Successors. Any successor Calculation Agent appointed hereunder shall execute and deliver to its predecessor, the Issuer, the Guarantors and the Trustee an instrument accepting such appointment hereunder, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as such Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent.

(g)   Trustee Deemed Calculation Agent Upon Certain Circumstances. In the event that the Calculation Agent shall resign or be removed, or be dissolved, or if the property or affairs of the Calculation Agent shall be taken under the control of any state or federal court or administrative body because of bankruptcy or insolvency or for any other reason, and the Issuer shall not have made a timely appointment of a successor Calculation Agent, the Trustee (if the Trustee is not then serving as the Calculation Agent), notwithstanding the provisions of this Article 7, shall be deemed to be the Calculation Agent for all purposes of this Indenture until the appointment by the Issuer of the successor Calculation Agent.

(h)   Merger, Conversion, Consolidation, Sale or Transfer. Any corporation into which the Calculation Agent may be merged or converted, or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party or to which the Calculation Agent shall sell or otherwise transfer all or substantially all of its corporate trust assets or business shall, to the extent permitted by applicable law, be the successor Calculation Agent under this Indenture without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, conversion or consolidation or sale shall forthwith be given to the Issuer, the Guarantors and the Trustee (if the Trustee is not then serving as the Calculation Agent).

(i)    Notice.

(i)            Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted hereby to be given or furnished to the Calculation Agent shall be delivered in person, sent by letter or fax or communicated by telephone (subject, in the case of communication by telephone, to confirmation dispatched within 24 hours by letter or by fax) as follows:

Muriel Shaw
Assistant Vice President
Global Corporate Trust Services
U.S. Bank National Association
1349 W. Peachtree Street, NW, Suite 1050
EX-GA-ATPT
Atlanta, GA  30309
P: 404-898-8822
F: 404-898-8844
muriel.shaw@usbank.com

or to any other address of which the Calculation Agent shall have notified the Issuer, the Guarantors and the Trustee (if the Trustee is not then serving as the Calculation Agent) in writing as herein provided.

(ii)           The Calculation Agent agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Calculation Agent shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Calculation Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Calculation Agent in its discretion elects to act upon such instructions, the Calculation Agent’s understanding of such instructions shall be deemed controlling. The Calculation Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Calculation Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Issuer and the Guarantors agree to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Calculation Agent including without limitation the risk of the Calculation Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

ARTICLE 8
DEFEASANCE; SATISFACTION AND DISCHARGE

8.1.         Issuer’s Option to Effect Defeasance or Covenant Defeasance.  The Issuer may, at its option by a resolution of its Board of Directors delivered to the Trustee, at any time, with respect to the Notes, elect to have either Section 8.2 or Section 8.3 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

8.2.         Defeasance and Discharge.  Upon the Issuer’s exercise under Section 8.1 of the option applicable to Section 8.2, the Issuer shall be deemed to have been discharged from its obligations with respect to the Notes on the date the conditions set forth in Section 8.4 are satisfied (hereinafter, “legal defeasance”).  For this purpose, such legal defeasance means that the Issuer shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and to have satisfied all its other obligations under the Notes and this Indenture (and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder:  (a) the rights of Holders of Notes to receive, solely from the trust fund described in Section 8.8 and as more fully set forth in such Section, payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, (b) the provisions set forth at Sections 2.6, 2.7, 2.11, 4.19 and 8.6, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and (d) the Issuer’s right of redemption pursuant to Section 3.8.  Subject to compliance with this Article 8, the Issuer may exercise its option under Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 below with respect to the Notes.  If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

8.3.         Covenant Defeasance.  Upon the Issuer’s exercise under Section 8.1 of the option applicable to Section 8.3, the Issuer shall be released from its obligations under any covenant contained in Sections 4.4 through 4.16, 4.18 (other than the covenant to comply with TIA Section 314(a) to the extent that such obligations thereunder cannot be terminated) and Sections 5.1(a)(i), (iii), (iv), (v) and (vi) and Section 5.1(b) with respect to the Notes on and after the date the conditions set forth below are satisfied (hereinafter, “covenant defeasance”).  For this purpose, such covenant defeasance means that, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

8.4.         Conditions to Defeasance.  In order to exercise either legal defeasance or covenant defeasance with respect to outstanding Notes:

(a)   the Issuer must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes:  (1) money in an amount, or (2) U.S. Government Obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (3) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Issuer has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Issuer) the Redemption Date thereof, as the case may be, in accordance with the terms of this Indenture and such Notes;

(b)   in the case of an election under Section 8.2, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (2) since the date of the Indenture, there has been a change in the applicable United States federal income tax law (whether by statute or judicial precedent), in either case of (1) or (2) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(c)   in the case of an election under Section 8.3, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(d)   no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

(e)   such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Notes are in default within the meaning of such act);

(f)    such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Indenture) to which the Issuer is a party or by which the Issuer is bound; and

(g)   the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) above with respect to a defeasance need not to be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable, or (2) will become due and payable at Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

The Collateral will be released from the Lien securing the Notes, as provided under Section 11.4, upon a legal defeasance or covenant defeasance in accordance with the provisions described above.

8.5.         Satisfaction and Discharge of Indenture.  This Indenture shall be discharged and shall cease to be of further effect as to all Notes issued thereunder when:

(a)   either:  (1) all outstanding Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (2) all such Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable or (B) will become due and payable within one year or are to be called for redemption within one year (a “Discharge”) under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and in each such case the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds (including money or U.S. Government Obligations)  in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date of redemption;

(b)   the Issuer has paid or caused to be paid all other Notes Obligations then due and payable under this Indenture by the Issuer;

(c)   the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited funds toward the payment of the Notes at maturity or on the Redemption Date, as the case may be; and

(d)   the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel reasonably acceptable to the Trustee, each to the effect that all conditions precedent under this Indenture relating to the Discharge have been complied with.

8.6.         Survival of Certain Obligations.  Notwithstanding Sections 8.1 and 8.3, any obligations of the Issuer and the Guarantors in Sections 2.2 through 2.14, 6.7, 7.6, 7.7, and 8.7 through 8.9 shall survive until the Notes have been paid in full.  Thereafter, any obligations of the Issuer and the Guarantors in Sections 7.6, 8.7 and 8.8 shall survive such defeasance and discharge.  Nothing contained in this Article 8 shall abrogate any of the obligations or duties of the Trustee under this Indenture.

8.7.         Acknowledgment of Discharge by Trustee.  Subject to Section 8.9, after the conditions of 8.2, 8.3 or 8.5 have been satisfied, the Trustee upon written request shall acknowledge in writing the discharge of all of the Issuer’s obligations under this Indenture except for those surviving obligations specified in this Article 8.

8.8.         Application of Trust Funds.  Subject to Section 8.9, the Trustee shall hold in trust cash in U.S. dollars or U.S. Government Obligations deposited with it pursuant to this Article 8.  It shall apply the deposited cash or U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, and interest on the Notes; but such funds need not be segregated from other funds except to the extent required by law.

8.9.         Repayment to Issuer.  Subject to Sections 7.6, and 8.1 through 8.4, the Trustee and the Paying Agent shall promptly pay to the Issuer upon request set forth in an Officers’ Certificate any excess funds held by them at any time and thereupon shall be relieved from all liability with respect to such funds.  The Trustee and the Paying Agent shall pay to the Issuer upon request any funds held by them for the payment of principal, premium, if any, or interest, if any, that remains unclaimed for two years; provided that the Trustee or Paying Agent before being required to make any payment may cause to be published (a) in The Wall Street Journal or another leading newspaper in New York, New York and (b) through the newswire service of Bloomberg or, if Bloomberg does not then operate, any similar agency or mail to each Holder entitled to such funds at such Holder’s address (as set forth in the Security Register) notice that such funds remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or mailing) any unclaimed balance of such funds then remaining will be repaid to the Issuer.  After payment to the Issuer, Holders entitled to such funds must look to the Issuer for payment as general creditors unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

8.10.       Indemnity for U.S. Government Obligations.  The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal, premium, if any, and interest, if any received on such U.S. Government Obligations.

8.11.       Reinstatement.  If the Trustee or Paying Agent is unable to apply cash in U.S. dollars or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or any such Paying Agent is permitted to apply all such cash or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Issuer has made any payment of principal of, premium, if any, and interest, if any on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the cash in U.S. dollars or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENTS AND WAIVERS

9.1.         Without Consent of Holders. Without notice to or consent of any Holder, the Issuer, the Guarantors, the Trustee and the Collateral Agent, at any time and from time to time, may modify, amend or supplement this Indenture, the Notes (including any Additional Notes and Guarantees of the foregoing), the Note Guarantees, the Junior Lien Intercreditor Agreement or the Security Documents, as applicable, for any of the following purposes:

(a)   to evidence the succession of a Person to the Issuer or a Guarantor and the assumption by any such successor of the covenants of the Issuer or such Guarantor in the Indenture and the Notes or Note Guarantee;

(b)   to add to the covenants of the Issuer for the benefit of the Holders, or to surrender any right or power herein conferred upon the Issuer;

(c)   to add additional Events of Default;

(d)   to provide for uncertificated Notes in addition to or in place of the certificated Notes;

(e)   to evidence and provide for the acceptance of appointment under this Indenture by a successor Trustee;

(f)    to provide for or confirm the issuance of Additional Notes in accordance with the terms of this Indenture;

(g)   to add a Guarantor or to release a Guarantor in accordance with this Indenture;

(h)   to cure any ambiguity, defect, omission, mistake or inconsistency;

(i)    to amend any other provisions with respect to matters or questions arising under this Indenture, provided that such actions pursuant to this clause (i) shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Issuer by Board Resolution delivered to the Trustee;

(j)    to conform the text of this Indenture, the Notes (including any Additional Notes and Guarantees of the foregoing), the Note Guarantees, the Junior Lien Intercreditor Agreement or the Security Documents to any provision of the “Description of the Notes” in the Offering Memorandum to the extent that the Trustee has received an Officers’ Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in the “Description of the Notes” in the Offering Memorandum;

(k)   to add to the Collateral securing the Notes;

(l)    to provide for the release of Collateral from the Lien of this Indenture, the Junior Lien Intercreditor Agreement or the Security Documents when permitted or required by the Junior Lien Intercreditor Agreement or the Security Documents (including Section 7(n) of the Security Agreement) or this Indenture; or

(m)  to effect or maintain the qualification of this Indenture under the Trust Indenture Act or to comply with the rules of any applicable securities depository.

9.2.         With Consent of Holders.  With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes (including, without limitation, consent obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), the Issuer, the Guarantors and the Trustee may enter into an indenture or indentures supplemental to this Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or the Notes or of modifying in any manner the rights of the Holders of the Notes under this Indenture, including the definitions therein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby:

(i)            change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor;

(ii)           reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or of certain defaults thereunder and their consequences) provided for in the Indenture;

(iii)          modify the obligations of the Issuer to make and consummate an Offer to Purchase with respect to any Asset Sale after the obligation to make such Offer to Purchase has arisen or to make and consummate an Offer to Purchase upon a Change of Control after the occurrence of such Change of Control (including, in each case, by amending, changing or modifying any definition relating thereto);

(iv)          modify any provision of this Indenture affecting the ranking of the Notes or any Note Guarantee in a manner adverse to the Holders of the Notes; or

(v)           release any Guarantees required to be maintained under the Indenture (other than in accordance with the terms of this Indenture).

In addition, any amendment to, or waiver of, the provision of the Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral will require the consent of Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding.

The consent of the Holders is not necessary to approve the particular form of any proposed amendment, modification, supplement or waiver.  It is sufficient if such consent approves the substance of the proposed amendment, modification, supplement or waiver.

9.3.         Compliance with Trust Indenture Act.  Every amendment, modification or supplement to this Indenture or the Notes shall be set forth in a supplemental indenture that complies with the TIA as then in effect.

9.4.         Effect of Supplemental Indentures.  Upon the execution of any supplemental indenture under this Article 9, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

9.5.         Notation on or Exchange of Notes.  If an amendment, modification or supplement changes the terms of a Note, the Issuer or Trustee may require the Holder to deliver it to the Trustee.  The Trustee may place an appropriate notation on the Note and on any Note subsequently authenticated regarding the changed terms and return it to the Holder.  Alternatively, if the Issuer so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.  Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, modification or supplement.

9.6.         Revocation of Consents.  Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee or the Issuer receives written notice of revocation before the date on which the Issuer certifies to such Trustee that the Holders of the requisite principal amount of Notes has consented to such amendment.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder unless it is of the type requiring the consent of each Holder affected.  If the amendment, supplement or waiver is of the type requiring the consent of each Holder affected, the amendment, supplement or waiver will bind each Holder that has consented to it and every subsequent Holder of a Note that evidences the same debt as the Note of the consenting Holder.

9.7.         Payment for Consent.  The Issuer shall not, and shall not permit any of its Subsidiaries or Affiliates to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders that may legally participate in the Transaction, as proposed by the Issuer and is paid to all Holders of the Notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

9.8.         Notice of Amendment or Waiver.  Promptly after the execution by the Issuer and the Trustee of any supplemental indenture or waiver pursuant to the provisions of Section 9.2 the Issuer shall give notice thereof to the Holders of each outstanding Note, in the manner provided for in Section 14.2, setting forth in general terms the substance of such supplemental indenture or waiver.

9.9.         Trustee to Sign Amendments, Etc..  The Trustee shall execute any amendment, supplement or waiver authorized pursuant to this Article 9; provided that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which adversely affects the rights, duties or immunities of the Trustee under this Indenture.  The Trustee shall be provided with, and shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate, each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article 9 is authorized or permitted by this Indenture.

ARTICLE 10
INTERCREDITOR AGREEMENT

10.1.       Intercreditor Agreement. Each Holder, by accepting a Note, has authorized the Trustee and the Collateral Agent to become a party to and comply with the terms of the Junior Lien Intercreditor Agreement on behalf of the Holders (including  any action or omission to act, any consent or any waiver in compliance with the terms of such Junior Lien Intercreditor Agreement) and has agreed that the Collateral Agent and the Holders shall be bound by and comply with the provisions of the Junior Lien Intercreditor Agreement applicable to them in their capacities as such and, in the case of the Holders, to the same extent as if the Holders were parties thereto.

Additionally, provided that no Event of Default has occurred and is continuing, the Trustee shall, upon written request of the Issuer, together with an Officers’ Certificate and an Opinion of Counsel, stating that such actions comply with the terms of this Indenture and/or the Junior Lien Intercreditor Agreement, as applicable, direct the Collateral Agent to enter into and perform amendments and joinders (or an acknowledgment to any joinder) to the Junior Lien Intercreditor Agreement or an additional intercreditor agreement on terms and conditions that, in the good faith determination of the Issuer, are not less favorable, taken as a whole, to the Holders of Notes than the terms of the Junior Lien Intercreditor Agreement and thereafter such amended or new intercreditor agreement (or amendments or joinders to such new intercreditor agreement) shall be deemed to be the Junior Lien Intercreditor Agreement as applicable, for all purposes of this Indenture.

Neither the Trustee nor the Collateral Agent shall have any liability to any Person for complying with the terms of this Article 10.

ARTICLE 11
COLLATERAL

11.1.       Security Documents.  The Issuer, the Guarantors and the Collateral Agent shall enter into a security agreement, dated as of the Issue Date (the “Security Agreement”) and any other Security Document, as necessary, in each case, that establishes the terms of the security interests and Liens that secure the Secured Obligations.  These security interests secure the payment and performance when due of all of the Secured Obligations of the Issuer under the Notes and this Indenture and the Guarantors under the Guarantee.  Subject to the terms of the other Indenture Documents, the Issuer and the Guarantors have the right to remain in possession and retain exclusive control of the Collateral (other than any cash, securities, Obligations and Cash Equivalents constituting part of the Collateral and deposited with the a collateral agent in accordance with the provisions of the other Indenture Documents and other than as set forth in the other Indenture Documents), to freely operate the  Collateral and to collect, invest and dispose of any income therefrom.

The Issuer shall, and shall cause each Guarantor to, and each Guarantor shall, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) necessary to maintain or establish (at the sole cost and expense of the Issuer and the Guarantors) the security interest created by this Indenture or the Security Documents in the Collateral as a perfected security interest to the extent perfection is required by the Security Documents, subject only to Permitted Liens. Subject to the terms of the other

Indenture Documents, the Issuer and the Guarantors have the right to remain in possession and control of the Collateral.

11.2.       Collateral Agent.  (a)  The Collateral Agent shall have all the rights and protections provided herein and in the other Indenture Documents and, additionally, shall have all the rights and protections provided to the “Trustee” under Article 7.

(b)   Subject to Section 7.1, none of the Collateral Agent, Trustee, Paying Agent, Registrar or Transfer Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or sufficiency of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents or any other Indenture Document, for the creation, perfection, priority, sufficiency or protection of any Liens on any Collateral, or any defect or deficiency as to any such matters.

(c)   Except as required or permitted by the this Indenture and the other Indenture  Documents, the Holders, by accepting a Note, acknowledge that the Collateral Agent will not be obligated:

(i)            to act upon directions purported to be delivered to it by any Person, except in accordance with the Security Documents and other Indenture Documents;

(ii)           to foreclose upon or otherwise enforce any Lien on any Collateral securing the Notes Obligations; or

(iii)          to take any other action whatsoever with regard to any or all of the Liens on the Collateral securing the Notes Obligations or with regard to the Indenture Documents.

11.3.       Authorization of Actions to Be Taken.  (a)  Each Holder, by its acceptance of the Notes, consents and agrees to the terms of the Indenture Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended, supplemented or replaced from time to time in accordance with their terms, authorizes and directs the Trustee and the Collateral Agent to enter into the Indenture Documents to which it is a party, authorizes and empowers the Trustee to direct the Collateral Agent to enter into, and the Collateral Agent shall execute and deliver, the Security Agreement and any other Security Documents, the Junior Lien Intercreditor Agreement and such other intercreditor agreements as are required to be executed pursuant to Section 10.1, and any amendments to the foregoing that are in accordance with Article 9, and authorizes and empowers the Trustee and the Collateral Agent to bind the Holders of Notes and other Holders of Secured Obligations as set forth in the Indenture Documents to which it is a party and to perform its obligations and exercise its rights and powers thereunder.

(b)   The Trustee is authorized and empowered to receive for the benefit of the Collateral Agent, the Trustee and the Holders of Notes any funds collected or distributed to it or the Collateral Agent under the Indenture Documents to which the Trustee or the Collateral Agent is a party and to make further distributions of such funds to the Holders of Notes, the Trustee and the Collateral Agent according to the provisions of this Indenture and the other Indenture Documents, if applicable.

(c)   Subject to the provisions of Section 7.1 and Section 7.2 hereof, and the other Indenture Documents, the Trustee may (but shall not be obligated to), in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(1) foreclose upon or otherwise enforce any or all of the Liens on any Collateral securing the Secured Obligations;

(2) enforce any of the terms of the other Indenture Documents to which the Collateral Agent or Trustee is a party; or

(3) collect and receive payment of any and all Secured Obligations.

Subject to the Junior Lien Intercreditor Agreement  and the other Indenture Documents, the Trustee is authorized and empowered by each Holder of Notes (by its acceptance thereof) to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem expedient to protect or enforce the Liens of the Security Documents to which the Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents or the Indenture Documents to which the Collateral Agent or Trustee is a party, and, subject to the restrictions set forth in the other Indenture Documents, such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens under the other Indenture Documents or be prejudicial to the interests of Holders, the Trustee or the Collateral Agent.

11.4.       Release of Collateral.

Subject to the Junior Lien Intercreditor Agreement, Liens on Collateral securing the Notes shall be automatically and unconditionally released:

(1)     as to any property or asset (including Capital Stock of a Subsidiary of the Issuer), to enable the Issuer and the Guarantors to consummate the disposition of such property or asset (including Fleet Collateral) to the extent not prohibited by clause (6) below or under Section 4.9 or Section 4.8;

(2)     to release Excess Proceeds, ABL Collateral Excess Proceeds and Fleet Collateral Excess Proceeds to the Issuer that remain unexpended after the conclusion of an Asset Sale Offer, an ABL Collateral Asset Offer or a Fleet Collateral Asset Sale Offer conducted in accordance with this Indenture and not required to be made a part of the Collateral;

(3)     in respect of the property and assets of a Guarantor, upon the designation of such Guarantor to be an Unrestricted Subsidiary under Section 4.16;

(4)     as described in Section 9.6;

(5)     in respect of the property and assets of a Guarantor upon release or discharge of the Note Guarantee of such Guarantor in compliance with this Indenture; and

(6)     as to the pledge of Capital Stock of First-Tier Foreign Subsidiaries, in connection with a reorganization, change or modification of the direct or indirect ownership of Foreign Subsidiaries by the Issuer or a Guarantor, as applicable, in compliance with this Indenture, a release may be obtained as to such Capital Stock in connection with the substitution of pledge of 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of any one or more new or replacement First-Tier Foreign Subsidiaries pursuant to valid Security Documents.

Subject to the Junior Lien Intercreditor Agreement, the security interests in all Collateral securing the Notes also shall be released upon (1) payment in full of the principal of, together with accrued and unpaid interest, if any, on, the Notes and all other Notes Obligations under this Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest are paid (including pursuant to a satisfaction and discharge of this Indenture as described under Section 8.5) or (2) a legal defeasance or covenant defeasance under the Indenture as described under Section 8.2 and 8.3, respectively.

11.5.       Filing, Recording and Opinions. (a) The Issuer will comply with the provisions of TIA Sections 314(b), 314(c) and 314(d), in each case following qualification of this Indenture pursuant to the TIA, except to the extent not required in any SEC regulation or interpretation (including any no-action letter issued by the Staff of the SEC, whether issued to the Issuer, any Guarantor or any other Person). Following such qualification, to the extent the Issuer is required to furnish to the Trustee an Opinion of Counsel pursuant to TIA Section 314(b)(2), the Issuer shall furnish such opinion not more than 60 but not less than 30 days prior to each September 30.

(b)   Any release of Collateral permitted by Section 11.4 hereof shall be deemed not to impair the Liens under the Security Documents in contravention thereof and any person that is required to deliver an Officers’ Certificate and Opinion of Counsel pursuant to Section 314(d) of the TIA, shall be entitled to rely upon the foregoing as a basis for delivery of such certificate and opinion.  The Trustee shall, to the extent permitted by Sections 7.1 and 7.2 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents, Officers’ Certificate and Opinion of Counsel.

(c)   If any Collateral is released in accordance with this Indenture and the other Indenture Documents and if the Issuer has delivered the certificates and documents required by the Indenture Documents and Section 11.4, the Trustee shall determine whether it has received all documentation required by TIA Section 314(d) in connection with such release and, based on such determination and Officers’ Certificate and the Opinion of Counsel delivered pursuant to Section 11.4, shall, upon request, deliver a certificate to the Collateral Agent setting forth such determination.

(d)   Any certificate or opinion required by Section 314(d) of the TIA may be made by an Officer of the Issuer, except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert.

(e)   Notwithstanding anything to the contrary herein, the Issuer and its Subsidiaries shall not be required to comply with all or any portion of Section 314(d) of the TIA if they determine, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to the released Collateral.

(f)    Upon the request of the Trustee, the Trustee shall be entitled to rely on an Officers’ Certificate and an Opinion of Counsel in respect of any matter in furtherance of the foregoing Transactions contemplated by this Section 11.5.

11.6.       Powers Exercisable by Receiver or Trustee.  In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Issuer or any Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or of any officer or officers of the foregoing required by the provisions of this Article 11; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture or the other Indenture Documents, then such powers may be exercised by the Trustee or the Collateral Agent, as the case may be.

11.7.       Release upon Termination of the Issuer’s Obligations.  In the event (i) that the Issuer delivers to the Trustee, in form and substance acceptable to it, an Officers’ Certificate and Opinion of Counsel certifying that all the obligations under this Indenture, the Notes and the other Indenture Documents have been satisfied and discharged by the payment in full of the Issuer’s Notes Obligations, this Indenture and the other Indenture Documents, and all such Notes Obligations have been so satisfied, or (ii) a discharge, legal defeasance or covenant defeasance of this Indenture occurs under Article 8, the Trustee shall deliver to the Issuer and the Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral, and any rights it has under the Security Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and each of the Trustee and the Collateral Agent shall do or cause to be done all acts reasonably necessary to release such Lien as soon as is reasonably practicable.

11.8.       Trustee’s Duties with Respect to Collateral(a) Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Collateral Agent shall have any duty as to any Collateral in its actual possession or actual control or in the possession or control of any agent or bailee under the control of the Trustee or the Collateral Agent or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto.  Neither the Trustee nor the Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.  The Trustee and/or the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee actually selected by and under the control of the Trustee or the Collateral Agent in good faith.

(b)   Neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Neither the Trustee nor the Collateral Agent shall have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Security Documents by the Issuer or the Guarantors.

ARTICLE 12
GUARANTEE

12.1.       Notes Guarantee.  (a) The Guarantors hereby, jointly and severally, guarantee, on a senior secured basis, to each Holder, to the Trustee and the Collateral Agent and the successors and assigns of the Trustee or the Collateral Agent on behalf of each Holder, the due and punctual payment of the Notes Obligations, Hedging Obligations of the Issuer and the Guarantors and Bank Product Obligations, in each case, other than the Excluded Hedge Obligations (the “Guaranteed Obligations”).  The Guarantors further agree that the Notes Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantors and that the Guarantors shall remain bound under this Article 12 notwithstanding any extension or renewal of any Guaranteed Obligation.  All payments under such Guarantee shall be made in U.S. dollars.

(b)   The Guarantors hereby agree that their obligations hereunder shall be unaffected by, and irrespective of, any validity, irregularity or unenforceability of any Note or this Indenture, any failure to enforce the provisions of any Note or this Indenture, any waiver, modification or indulgence granted to the Issuer with respect thereto by the Holders, the Collateral Agent or the Trustee, or the release of any security held by any Holder, the Collateral Agent or the Trustee for the Guaranteed Obligations of each Guarantor, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor (except payment in full); provided, however, that, notwithstanding the foregoing, no such waiver, modification, indulgence or circumstance shall without the written consent of the Guarantors increase the principal amount of a Note or the interest rate thereon or change the currency of payment with respect to any Note, or alter the Stated Maturity thereof.  The Guarantors hereby waive diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require that the Trustee pursue or exhaust its legal or equitable remedies against the Issuer prior to exercising its rights under the Guarantee (including, for the avoidance of doubt, any right which the Guarantors may have to require the seizure and sale of the assets of the Issuer to satisfy the outstanding principal of, interest on or any other amount payable as a Guaranteed Obligation prior to recourse against the Guarantors or their assets), protest or notice with respect to any Note or the Indebtedness evidenced thereby and all demands whatsoever, and covenants that the Guarantee shall not be discharged with respect to any Note except by payment in full of the principal thereof and interest thereon or as otherwise provided in this Indenture, including Section 12.3.  If at any time any payment of any Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the

Issuer, the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as of the date of such rescission, restoration or returns as though such payment had become due but had not been made at such times.

(c)   The Guarantors also agree to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under Section 12.1.

(d)   The Guarantee of each Guarantor is, to the extent and in the manner set forth in this Article 12, shall be the senior secured Obligations of the Guarantors, equal in right of payment to all existing and future Pari Passu Indebtedness, equal in right of payment to all existing and future unsubordinated Indebtedness of the relevant Guarantor, and subordinated and subject in right of payment to the prior payment in full of the principal of and premium, if any, and interest on all secured Indebtedness of the relevant Guarantor and is made subject to such provisions of this Indenture.

12.2.       Subrogation.  (a) The Guarantors shall be subrogated to all rights of the Holders against the Issuer in respect of any amounts paid to such Holders by the Guarantors pursuant to the provisions of their Guarantee.

(b)   The Guarantors agree that they shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Notes Obligations.  The Guarantors further agree that, as between it, on the one hand, and the Holders, the Collateral Agent and the Trustee, on the other hand, (1) the maturity of the Notes Obligations guaranteed hereby may be accelerated as provided in Section 6.2 for the purposes of their Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Notes Obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such Notes Obligations as provided in Section 6.2, such Notes Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Section 12.2 subject to Section 12.1(c).

12.3.       Limitation of Guarantee.  Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Obligations of the Note Guarantee of such Guarantor shall be limited to an amount not to exceed the maximum amount which shall not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the Obligations of such Guarantor under its Note Guarantee shall be limited to the maximum amount that shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 12, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

12.4.       Notation Not Required.  Neither the Issuer nor any Guarantor shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof.

12.5.       Successors and Assigns.  This Article 12 shall be binding upon the Guarantors and each of their successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee, the Collateral Agent and the Holders and, in the event of any transfer or assignment of rights by any Holder, the Collateral Agent or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assigns, all subject to the terms and conditions of this Indenture.

12.6.       No Waiver.  Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 12 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  The rights, remedies and benefits of the Trustee, the Collateral Agent and the Holders herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which any of the Holders, the Collateral Agent or the Trustee may have under this Article 12 at law, in equity, by statute or otherwise.

12.7.       Modification.  No modification, amendment or waiver of any provision of this Article 12, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstance.

12.8.       Execution of Supplemental Indenture for Future Note Guarantors.  Each Subsidiary and other Person which is required to become a Guarantor of the Notes Obligations pursuant to Section 4.14 shall promptly execute and deliver to the Trustee a supplemental indenture in the Form of Exhibit D hereto pursuant to which such Subsidiary or other Person shall become a Guarantor under this Article 12 and shall Guarantee the Notes Obligations.  Concurrently with the execution and delivery of such supplemental indenture, the Issuer shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary or other Person and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Guarantee of such Guarantor is a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and/or to such other matters as the Trustee may reasonably request.

12.9.       Release.  A Note Guarantee of a Guarantor will be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect):

(a)   in connection with any sale or other disposition (including by merger or otherwise) of Capital Stock of the Guarantor after which such Guarantor is no longer a Restricted Subsidiary of the Issuer, if the sale or disposition of such Capital Stock of that Guarantor complies with the applicable provisions of this Indenture;

(b)   in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such Transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate the applicable provisions of this Indenture;

(c)   in connection with an enforcement action with respect to the Collateral, as provided by the the Junior Lien Intercreditor Agreement;

(d)   if the Issuer properly designates the Guarantor as an Unrestricted Subsidiary under this Indenture;

(e)   in the case of a Note Guarantee entered into because a Person has Guaranteed other Indebtedness of the Issuer or a Restricted Subsidiary, upon the release or discharge of the Guarantee that resulted in the creation of such Note Guarantee or a payment of the Indebtedness supported by such Guarantee, as provided for in Section 4.14;

(f)    upon the Guarantor becoming an Excluded Subsidiary; and

(g)   upon a Legal Defeasance or satisfaction and discharge of this Indenture that complies with Sections 8.2, 8.3 and 8.5.

Upon any occurrence giving rise to a release of a Note Guarantee as specified above, the Trustee shall execute any documents reasonably required in order to evidence or effect such release, suspension, discharge and termination in respect of such Note Guarantee. Neither the Issuer nor any Guarantor will be required to make a notation on the Notes to reflect any Note Guarantee or any such release, suspension, termination or discharge.

12.10.     Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by the Issuer and each other Guarantor to guaranty and otherwise honor all Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 12.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.10, or otherwise under the Indenture Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Notes Obligations and the Hedging Obligations.   Each Qualified ECP Guarantor intends that this Section 12.10 constitute, and this Section 12.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of the Issuer and each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE 13
HOLDERS’ MEETINGS

13.1.       Purposes of Meetings.  A meeting of the Holders may be called at any time pursuant to this Article 13 for any of the following purposes:

(a)   to give any notice to the Issuer or any Guarantor or to the Trustee, or to give any directions to the Trustee, or to consent to the waiving of any Default hereunder and its consequences, or to take any other action authorized to be taken by Holders pursuant to Article 9;

(b)   to remove the Trustee and appoint a successor trustee pursuant to Article 7; or

(c)   to consent to the execution of an indenture supplement pursuant to Section 9.2.

13.2.       Place of Meetings.  Meetings of Holders may be held at such place or places as the Trustee or, in case of its failure to act, the Issuer, any Guarantor or the Holders calling the meeting, shall from time to time determine.

13.3.       Call and Notice of Meetings.  (a)  The Trustee may at any time (upon not less than 21 days’ notice) call a meeting of Holders to be held at such time and at such place in New York, New York or in such other city as determined by the Trustee pursuant to Section 13.2.  Notice of every meeting of Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be mailed to each Holder and published in the manner contemplated by Section 14.2(b).

(b)   In case at any time the Issuer, pursuant to a resolution of the Board of Directors delivered to the Trustee, or the Holders of at least 10% in aggregate principal amount at maturity of the Notes then outstanding, shall have requested the Trustee to call a meeting of the Holders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have made the first giving of the notice of such meeting within 20 days after receipt of such request, then the Issuer or the Holders of Notes in the amount above specified may determine the time (not less than 21 days after notice is given) and the place in New York, New York or in such other city as determined by the Issuer or the Holders pursuant to Section 13.2 for such meeting and may call such meeting to take any action authorized in Section 13.1 by giving notice thereof as provided in this Section 13.1(a).

13.4.       Voting at Meetings.  To be entitled to vote at any meeting of Holders, a Person shall be (a) a Holder at the relevant record date set in accordance with Section 6.15 or (b) a Person appointed by an instrument in writing as proxy for a Holder or Holders by such Holder or Holders.  The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Person so entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of the Issuer and any Guarantor and their counsel.

13.5.       Voting Rights, Conduct and Adjournment.  (a) Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders in regard to proof of the holding of Notes and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate.  Except as otherwise permitted or required by any such regulations, the holding of Notes shall be proved in the manner specified in Section 2.3 and the appointment of any proxy shall be proved in such manner as is deemed appropriate by the Trustee or by having the signature of the Person executing the proxy witnessed or guaranteed by any bank, banker or trust company customarily authorized to certify to the holding of a Note such as a Global Note.

(b)   At any meeting of Holders, the presence of Persons holding or representing Notes in an aggregate principal amount at Stated Maturity sufficient under the appropriate provision of this Indenture to take action upon the business for the Transaction of which such meeting was called shall constitute a quorum.  Subject to any required aggregate principal amount at Stated Maturity of Notes required for the taking of any action pursuant to Article 9, in no event shall less than a majority of the votes given by Persons holding or representing Notes at any meeting of Holders be sufficient to approve an action.  Any meeting of Holders duly called pursuant to Section 13.3 may be adjourned from time to time by vote of the Holders (or proxies for the Holders) of a majority of the Notes represented at the meeting and entitled to vote, whether or not a quorum shall be present; and the meeting may be held as so adjourned without further notice.  No action at a meeting of Holders shall be effective unless approved by Persons holding or representing Notes in the aggregate principal amount at Stated Maturity required by the provision of this Indenture pursuant to which such action is being taken.

(c)   At any meeting of Holders, each Holder or proxy shall be entitled to one vote for each $1,000 aggregate principal amount at Stated Maturity of outstanding Notes held or represented.

13.6.       Revocation of Consent by Holders at Meetings.  At any time prior to (but not after) the evidencing to the Trustee of the taking of any action at a meeting of Holders by the Holders of the percentage in aggregate principal amount at maturity of the Notes specified in this Indenture in connection with such action, any Holder of a Note the serial number of which is included in the Notes the Holders of which have consented to such action may, by filing written notice with the Trustee at its principal Corporate Trust Office and upon proof of holding as provided herein, revoke such consent so far as concerns such Note.  Except as aforesaid, any such consent given by the Holder of any Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Note and of any Note issued in exchange therefor, in lieu thereof or upon transfer thereof, irrespective of whether or not any notation in regard thereto is made upon such Note.  Any action taken by the Holders of the percentage in aggregate principal amount at maturity of the Notes specified in this Indenture in connection with such action shall be conclusively binding upon the Issuer, the Guarantors, the Trustee and the Holders.  Section 13.6 shall not apply to revocations of consents to amendments, supplements or waivers, which shall be governed by the provisions of Section 9.6.

ARTICLE 14
MISCELLANEOUS

14.1.       Trust Indenture Act Controls.  If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in this Indenture by operation of,  Sections 310 to 318, inclusive, of the TIA incorporated hereto in accordance with Section 1.3 hereto, such imposed duties or incorporated provision shall control.

14.2.       Notices.  (a)  Any notice or communication shall be in writing and delivered in person or mailed by first class mail or sent by facsimile transmission addressed as follows:

if to the Issuer or the Guarantors

FTS international, Inc.
P.O. Box 1410
Fort Worth, Texas 76101,

Facsimile: (817) 339-3697
Attention: General Counsel

if to the Trustee:

U.S. Bank National Association
Global Corporate Trust Services
1349 W. Peachtree Street, NW, Suite 1050
Atlanta, GA 30309

Facsimile: 404-898-8844
Attention: Muriel Shaw, Assistant Vice President

The Issuer, the Guarantors or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.  All communications delivered to the Trustee shall be deemed effective when received.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(b)   Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Security Register kept by the Registrar.  Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

(c)   If and so long as the Notes are represented by Global Notes, notice to Holders, in addition to being given in accordance with Section 14.2, shall also be given by delivery of the relevant notice to DTC for communication to entitled account holdings in substitution for the previously-mentioned publication.

(d)   Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.  Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

14.3.       Communication by Holders with Other Holders.  Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Issuer, any Guarantor, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

14.4.       Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Issuer or any Guarantor to the Trustee to take or refrain from taking any action under this Indenture, the Issuer or any Guarantor, as the case may be, shall furnish upon request to the Trustee:

(a)   an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)   an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Any Officers’ Certificate may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless the officer signing such certificate knows, or in the exercise of reasonable care should know, that such Opinion of Counsel with respect to the matters upon which such Officers’ Certificate is based are erroneous.  Any Opinion of Counsel may be based and may state that it is so based, insofar as it relates to factual matters, upon an Officers’ Certificate stating that the information with respect to such factual matters is in the possession of the Issuer, unless the counsel signing such Opinion of Counsel knows, or in the exercise of reasonable care should know, that the Officers’ Certificate with respect to the matters upon which such Opinion of Counsel is based are erroneous.

14.5.       Statements Required in Certificate or Opinion.  Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a)   a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b)   a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)   a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)   a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

14.6.       Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Collateral Agent, Registrar and the Paying Agent may make reasonable rules for their functions.

14.7.       Legal Holidays.  If an Interest Payment Date or other payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.  If a Record Date is not a Business Day, the Record Date shall not be affected.

14.8.       Governing Law.  THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

14.9.       Jurisdiction.  The Issuer and the Guarantors agree that any suit, action or proceeding against the Issuer or the Guarantors brought by any Holder or the Trustee arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.

14.10.     Waiver of Jury Trial.  EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE, AND THE HOLDERS (BY ACCEPTING A NOTE) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEE OR THE TRANSACTIONS CONTEMPLATED THEREBY.

14.11.     No Recourse Against Others.  A director, officer, employee or shareholder, as such, of the Issuer or any Guarantor shall not have any liability for any obligations of the Issuer or any Guarantor under the Notes, this Indenture or any Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Holder shall waive and release all such liability.  The waiver and release shall be part of the consideration for the issue of the Notes.

14.12.     Successors.  All agreements of the Issuer and any Guarantor in this Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee and the Collateral Agent in this Indenture or any other Indenture Document shall bind its successors.

14.13.     Multiple Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Indenture.

This Indenture may be signed in any number of counterparts each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Indenture.  Delivery of an executed signature page of this Indenture by facsimile or electronic transmission shall constitute delivery of an originally executed counterpart thereof.

14.14.     Table of Contents, Cross-Reference Sheet and Headings.  The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

14.15.     Severability.  In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14.16.     Force Majeure.  In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its respective obligations hereunder or any other Indenture Document arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee or the Collateral

Agent, as the case may be, shall use reasonable efforts which are consistent with the accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

14.17.     Intercreditor Agreements. Notwithstanding anything herein to the contrary, the security interests granted pursuant to the Security Documents in connection with this Indenture, the terms of any other Security Document or any other Indenture Document, certain other rights and privileges, and the exercise of any right or remedy by the Trustee hereunder or by the Collateral Agent under the Security Documents are subject to the provisions of the Junior Lien Intercreditor Agreement.  In the event of any conflict between the terms of the Junior Lien Intercreditor Agreement and the Indenture or any other Security Document, the terms of the Junior Lien Intercreditor Agreement shall control; provided that the terms of the Junior Lien Intercreditor Agreement govern and control in the event of any conflict with the Pari Passu Intercreditor Agreement.

14.18.     Secured Obligations Amount.  The Issuer shall (a) from time to time upon the request of the Trustee and (b) promptly following an Event of Default (without any further action by the Trustee or the Holders) provide to the Trustee the total amount of outstanding Secured Obligations, as well as any information reasonably requested by the Trustee with respect to Secured Obligations (including, but not limited to, the outstanding amount of each such Secured Obligation, the holder(s) of such obligations, contact information for such holder, etc.). The Trustee may conclusively rely, as to the truth of the information with respect to the Secured Obligations, on an Officers’ Certificate furnished to the Trustee by the Issuer.  The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers as a result of the provision of such information, provided that the Trustee’s conduct does not constitute negligence or willful misconduct.

14.19.     Third Party Beneficiaries.  Each Bank Product Provider shall be a third-party beneficiary of this Indenture and shall have only such rights as specifically are set forth herein.  For the avoidance of doubt, no Bank Product Provider shall have any right to enforce the terms of this Indenture or any other Indenture Document.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

FTS INTERNATIONAL, INC, AS ISSUER

By:	/s/ Michael J. Doss
Name: Michael J. Doss
Title: Chief Financial Officer and Treasurer

FTS INTERNATIONAL SERVICES, LLC, AS AN INITIAL GUARANTOR

By:	/s/ Michael J. Doss
Name: Michael J. Doss
Title: Chief Financial Officer and Treasurer

FTS INTERNATIONAL MANUFACTURING, LLC, AS INITIAL GUARANTOR

By:	/s/ Michael J. Doss
Name: Michael J. Doss
Title: Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Muriel Shaw
Name: Muriel Shaw
Title: Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION, AS COLLATERAL AGENT

By:	/s/ Muriel Shaw
Name: Muriel Shaw
Title: Assistant Vice President

EXHIBIT A

[FORM OF FACE OF NOTE]

[If Regulation S Global Note — ISIN [•]/CUSIP [•]]

[If Restricted Global Note — ISIN [•]/CUSIP [•]]

No. [•]

[Include if Global Note — UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NOMINEE AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THIS GLOBAL NOTE AND ANY RELATED DOCUMENTATION MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME TO MODIFY THE RESTRICTIONS ON AND PROCEDURES FOR RESALES AND OTHER TRANSFERS OF THIS GLOBAL NOTE TO REFLECT ANY CHANGE IN APPLICABLE LAW OR REGULATION (OR THE INTERPRETATION THEREOF) OR IN PRACTICES RELATING TO THE RESALE OR TRANSFER OF RESTRICTED SECURITIES GENERALLY.  THE HOLDER OF THIS GLOBAL NOTE SHALL BE DEEMED, BY THE ACCEPTANCE HEREOF, TO HAVE AGREED TO ANY SUCH AMENDMENT OR SUPPLEMENT.]

[Include if Restricted Global Note — THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.  EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.  BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1) REPRESENTS THAT IT, AND ANY ACCOUNT FOR WHICH IT IS ACTING, IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT; AND

(2) AGREES FOR THE BENEFIT OF THE ISSUER THAT  (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHICH THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

THE RESALE RESTRICTION TERMINATION DATE WILL BE THE DATE:  (1) THAT IS AT LEAST ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF; AND (2) ON WHICH THE ISSUER INSTRUCTS THE TRUSTEE THAT THIS LEGEND (OTHER THAN THE PARAGRAPH RELATING TO DTC) SHALL BE DEEMED REMOVED FROM THIS NOTE, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE INDENTURE RELATING TO THIS NOTE.  PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH PARAGRAPH 2(A)(III) ABOVE, THE ISSUER AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS, OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.  NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

[Include if Regulation S Global Note — THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS.  TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.]

[Include if Regulation S Temporary Global Note — THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND

PROCEDURES GOVERNING ITS EXCHANGE FOR NOTES IN CERTIFICATED FORM ARE AS SPECIFIED IN THE INDENTURE.]

SENIOR SECURED FLOATING RATE NOTE DUE 2020

FTS International, Inc. a corporation incorporated under the laws of the state of Delaware for value received promises to pay to [•] or registered assigns the principal sum of             ($        ) which principal amount may from time to time be increased or decreased as indicated on the Security Register (as defined in the Indenture referred to on the reverse hereof) on June 15, 2020.

From June 1, 2015 or from the most recent interest payment date to which interest has been paid or provided for, cash interest on this Note will accrue at a rate equal to the applicable LIBOR rate plus a margin payable quarterly on March 15, June 15, September 15, and December 15 of each year, beginning on September 15, 2015, to the Person in whose name this Note (or any predecessor Note) is registered at the close of business on the preceding March 1, June 1, September 1, and December 1, as the case may be.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and to the provisions of the Indenture, which provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by their duly authorized signatory.

Dated: [•]

FTS INTERNATIONAL, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

Senior Secured Floating Rate Note Due 2020

1.             Interest

FTS International, Inc. a corporation incorporated under the laws of the state of Delaware (the “Issuer”), for value received promises to pay interest on the principal amount of this Note from June 1, 2015, at the rate (the “Applicable Rate”) equal to the sum of (i) LIBOR (which shall not be below 0%) plus (ii) 7.500%, as determined by the calculation agent (the “Calculation Agent”).  Interest on this Note shall be computed on the basis of the actual number of days elapsed over a 360-day year.

Set forth below is a summary of certain of the defined terms used for purposes of determining the interest rate payable on the Notes.

“Determination Date” means, with respect to an Interest Period, the second London Banking Day preceding the first day of such Interest Period.

“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include June 1, 2015 and end on and include September 14, 2015.

“LIBOR” means, with respect to an Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Reuters Page LIBOR 01 as of 11:00 a.m., London time, on the Determination Date. If Reuters Page LIBOR 01 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount of U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent (at the direction of the Issuer), to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single Transaction in the relevant market at the relevant time.

“Reuters Page LIBOR 01” means the display page so designated on the Reuters service or equivalent information reporting service or any successor service (or such successor display page, other published source, information vendor or provider).

The Calculation Agent will, as soon as practicable after 11:00 a.m., London time, on each Determination Date, determine the Applicable Rate, and calculate the aggregate amount of interest payable on the Notes in respect of the following Interest Period (the “Interest Amount”). The Interest Amount will be calculated by applying the Applicable Rate to the principal amount of the Notes outstanding at the commencement of the Interest Period, multiplying each such amount by the actual number of days in the Interest Period concerned divided by 360. All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards. All U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent on the U.S. dollar (with one-half cents on the U.S. dollar being rounded upwards). The determination of the Applicable Rate and the Interest Amount by the Calculation Agent shall, in the absence of willful default, bad faith or manifest error, be binding on all parties.

The Trustee will, upon the written request of the holder of any Note, provide the interest rate then in effect with respect to the Notes. Interest will be computed on the basis of a 360-day year and the actual number of days elapsed. The Applicable Rate on the Notes will in no event be higher than the maximum rate permitted by applicable law.

2.             Method of Payment

The Issuer shall pay interest on this Note (except defaulted interest) to the persons who are registered Holders of this Note at the close of business on the Record Date for the next Interest Payment Date even if this Note is cancelled after the Record Date and on or before the Interest Payment Date.  The Issuer shall pay principal and interest in U.S. dollars in immediately available funds that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Issuer by check mailed to the Holder.

The amount of payments in respect of interest on each Interest Payment Date shall correspond to the aggregate principal amount of Notes represented by the Regulation S Global Note and the Restricted Global Note, as established by the Registrar at the close of business on the relevant Record Date.  Payments of principal shall be made upon surrender of the Regulation S Global Note and the Restricted Global Note to the Paying Agent.

If a Holder has given wire transfer instructions to the Issuer at least 10 Business Days prior to the applicable payment date, the Issuer will pay all principal, interest and premium, if any, on that Holder’s Notes in accordance with those instructions.  All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest, with respect to the Global Notes registered in the name of or held by DTC or its nominee and will be made by wire transfer of immediately available funds to the account specified by DTC.

3.             Paying Agent and Registrar

Initially, the Trustee will act as Paying Agent and Registrar.  The Issuer may change the Paying Agent or Registrar without prior notice to the Holders, and the Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

4.             Indenture

The Issuer issued the Notes under an indenture dated as of June 1, 2015 (the “Indenture”), among the Issuer, the Guarantors, U.S. Bank National Association as Collateral Agent and U.S. Bank National Association, as trustee (the “Trustee”).  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the U.S. Trust Indenture Act of 1939 as in effect on the date of the Indenture and, to the extent required by any amendment after such date, as so amended (the “U.S. Trust Indenture Act”).  Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture.  The Notes are subject to all such terms, and Holders are referred to the Indenture and the U.S. Trust Indenture Act for a statement of those terms.

The Notes are senior secured obligations of the Issuer and are issued in an initial aggregate principal amount at maturity of $350,000,000.  The Indenture imposes certain limitations on the Issuer and the Guarantors, including, without limitation, limitations on the incurrence of indebtedness, the sale of assets, Transactions with and among affiliates of the Issuer and the Restricted Subsidiaries, change of control and Liens.

5.             Optional Redemption

(a)           The Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time and from time to time on and after June 15, 2016 at the Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of Notes on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the 12-month period beginning on June 15 of the years indicated below:

Year	Redemption Price
2016	103.000%
2017	101.500%
2018 and thereafter	100.000%

(b)           At any time and from time to time prior to June 15, 2016, the Issuer may redeem the Notes, in whole or in part, at a Redemption Price equal to the sum of (1) 100% of the principal amount thereof, plus (2) the Applicable Premium as of the date of redemption, plus (3) accrued and unpaid interest, if any, to but not including the date of redemption (subject to the right of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

“Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (1) 1.0% of the principal amount of such Note and (2) the excess of (a) the present value at such date of redemption of (i) the Redemption Price of such Note at June 15, 2016 (as described above) plus (ii) all remaining required interest payments due on such Note through June 15, 2016 (assuming that the rate of interest on the Notes for the period from the date of redemption through June 15, 2016, will equal the rate of interest on the Notes in effect on the date on which the applicable notice of redemption is given) (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such Note.

“Treasury Rate” means, as of any Redemption Date, the weekly average yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) equal to the period from the Redemption Date to June 15, 2016; provided, however, that if the period from the Redemption Date to June 15, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities that have a constant maturity closest to and greater than the period from the Redemption Date to June 15, 2016 and the United States Treasury securities that have a constant maturity closest to and less than the period from the Redemption Date to June 15, 2016 for which such yields are given, except that if the period from the Redemption Date to June 15, 2016 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

(c)           In addition to the optional redemption provisions of the Notes in accordance with the provisions of the preceding paragraphs, prior to June 15, 2016, the Issuer may, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the initial aggregate principal amount of the outstanding Notes (including increases from Additional Notes) at a Redemption Price equal to 107.500% of the principal amount thereof, plus LIBOR (assuming LIBOR for the period from the redemption date through June 15, 2016 will equal LIBOR in effect on the date on which the applicable notice of redemption is given), plus accrued and unpaid interest thereon, if any, to but not including the date of redemption (subject to the right of Holders of Notes on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date); provided that at least 65% of the principal amount of Notes then outstanding (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Issuer or Subsidiaries of the Issuer) and that any such redemption occurs within 120 days following the closing of any such Qualified Equity Offering.

If less than all of the Notes are to be redeemed at any time the Trustee will select the Notes to be redeemed as follows:

(1)     in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

(2)     if the Notes are not so listed, on a pro-rata basis (or in the case of Notes issued in the form of Global Notes, based on such method as DTC may require).

(d)           The Notes may be redeemed in part but only in integral multiples of $2,000 and an integral multiple of $1,000 in excess thereof. No Notes in an aggregate principal amount of $2,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail, at least 30 but not more than 60 days before the Redemption Date, to each

Holder of Notes to be redeemed at its registered address. Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the completion of and be subject to one or more conditions precedent, including, but not limited to, the completion of an offering of Equity Interests, a Change of Control, other offerings or issuances of Indebtedness or other Transactions or events. In addition, if such redemption is subject to the satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed, or the redemption may be partial as a result of only some of the conditions being satisfied. In addition, the Issuer may provide in such notice that payment of the Redemption Price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. The Issuer shall notify the Trustee in writing promptly upon the satisfaction or failure of any condition precedent to any redemption or notice of redemption.

(e)           If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. Subject to minimum denomination requirements, a new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption.

6.             Effect of Redemption

If this Note is redeemed subsequent to a Record Date with respect to any Interest Payment Date specified above, then any accrued interest will be paid to the Holder at the close of business on such Redemption Date.  If money sufficient to pay the Redemption Price of and accrued interest on all Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the applicable Paying Agent on or before the Redemption Date and certain other conditions are satisfied, interest ceases to accrue on such Notes (or such portions thereof) called for redemption on or after such date.

7.             Repurchase at the Option of Holders

If a Change of Control occurs (as defined in the Indenture) at any time, the Issuer shall be required to offer to purchase all or any part (equal to $2,000 and an integral multiple of $1,000 in excess thereof) of this Note at a purchase price in cash in an amount equal to 101% of the principal amount hereof, plus any accrued and unpaid interest and premium to the date of purchase (subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), which date shall be no earlier than 30 days nor later than 60 days from the date notice of such offer is mailed, other than as required by law.  The Issuer shall purchase all Notes properly and timely tendered in the Offer to Purchase and not withdrawn in accordance with the procedures set forth in such notice.  The Offer to Purchase will state, among other things, the procedures that Holders of the Notes must follow to accept.

If the aggregate amount of Excess Proceeds, ABL Collateral Excess Proceeds or Fleet Collateral Excess Proceeds exceeds $35.0 million, the Issuer must commence, not later than the ten Business Days after the ABL Collateral Excess Proceeds, Fleet Collateral Excess

Proceeds or the Collateral Excess Proceeds exceeds $35.0 million, an Offer to Purchase, the maximum principal amount of Notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, ABL Collateral Excess Proceeds or Fleet Collateral Excess Proceeds. The offer price in any such Offer to Purchase will be equal to 100% of the principal amount (or accreted value, if applicable) of the Notes and such other Pari Passu Indebtedness plus accrued and unpaid interest to the date of repurchase, subject to the rights of Holders of Notes on the relevant Record Date to receive interest on the relevant Interest Payment Date, and will be payable in cash.

8.             Denominations

The Notes are in denominations of $2,000 and integral multiple of $1,000 in excess thereof.  The transfer of Notes may be registered, and Notes may be exchanged, as provided in the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

9.             Unclaimed Money

All moneys paid by the Issuer or the Guarantors to the Trustee or a Paying Agent for the payment of the principal of, or premium, if any, or interest on, any Notes that remain unclaimed at the end of two years (subject to Section 8.9 of the Indenture) after such principal, premium or interest has become due and payable may be repaid to the Issuer or the Guarantors, subject to applicable law, and the Holder of such Note thereafter may look only to the Issuer or the Guarantors for payment thereof.

10.          Discharge and Defeasance

Subject to certain conditions, the Issuer at any time may terminate some or all of its obligations and the obligations of the Guarantors under the Notes, the Guarantees and the Indenture if the Issuer irrevocably deposits with the Trustee U.S. dollars or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

11           Amendment, Supplement and Waiver

(a)           The Issuer, the Guarantors, the Trustee and the Collateral Agent may modify, amend or supplement the Indenture, the Notes (including any Additional Notes and Guarantees of the foregoing), the Note Guarantees, the Junior Lien Intercreditor Agreement or the Security Documents, as applicable, without notice to or consent of any Holder:

(i)            to evidence the succession of a Person to an Issuer or Guarantor and the assumption by any such successor of the covenants of such Issuer or Guarantor in the Indenture and the Notes;

(ii)           to add to the covenants of the Issuer for the benefit of the Holders, or to surrender any right or power herein conferred upon the Issuer;

(iii)          to add additional Events of Default;

(iv)          to provide for uncertificated Notes in addition to or in place of the certificated Notes;

(v)           to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(vi)          to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture;

(vii)         to add a Guarantor or to release a Guarantor in accordance with the Indenture;

(viii)        to cure any ambiguity, defect, omission, mistake or inconsistency;

(ix)          to amend any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause (ix) shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Issuer;

(x)           to conform the text of the Indenture, the Notes (including any Additional Notes and Guarantees of the foregoing), the Note Guarantees, the Junior Lien Intercreditor Agreement or the Security Documents, as applicable, to any provision of the “Description of the Notes” in the Offering Memorandum to the extent that the Trustee has received an Officers’ Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in the “Description of the Notes” in the Offering Memorandum;

(xi)          to add to the Collateral securing the Notes;

(xii)         to provide for the release of Collateral from the Lien of the Indenture, the Junior Lien Intercreditor Agreement or the Security Documents when permitted or required by the Junior Lien Intercreditor Agreement or the Security Documents or the Indenture; or

(xiii)        to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to comply with the rules of any applicable securities depository.

(b)           With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes (including, without limitation, consent obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), the Issuer, the Guarantors and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or the Notes or of modifying in any manner the rights of the Holders of the Notes under the Indenture, including the definitions therein provided, however, that no such Supplemental Indenture shall, without the consent of each Holder affected thereby, may:

(i)            change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the

Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor;

(ii)           reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or of certain defaults thereunder and their consequences) provided for in the Indenture;

(iii)          modify the obligations of the Issuer to make and consummate an Offer to Purchase with respect to any Asset Sale after the obligation to make such Offer to Purchase has arisen or to make and consummate an Offer to Purchase upon a Change of Control after the occurrence of such Change of Control, including, in each case, by amending, changing or modifying any definition relating thereto;

(iv)          modify any provision of the Indenture affecting the ranking of the Notes or any Note Guarantee in a manner adverse to the Holders of the Notes; or

(v)           release any Guarantees required to be maintained under the Indenture (other than in accordance with the terms of the Indenture).

In addition, any amendment to, or waiver of, the provision of the Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral shall require the consent of Holders of at least two thirds in aggregate principal amount of the Notes then outstanding.

The consent of the Holders is not necessary to approve the particular form of any proposed amendment, modification, supplement or waiver.  It is sufficient if such consent approves the substance of the proposed amendment, modification, supplement or waiver.

12.          Defaults and Remedies

The Notes have the Events of Default as set forth in Section 6.1(a) of the Indenture.  If an Event of Default (other than an Event of Default specified in Section 6.1(a)(viii) and (ix) of the Indenture) occurs and is continuing, then and in every such case the Trustee at the direction of the Holders of not less than 25% in aggregate principal amount of the outstanding Notes shall declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Issuer.  Certain events of bankruptcy or insolvency are Events of Default and shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may refuse to enforce the Indenture or the Notes unless it receives an indemnity satisfactory to it.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes may direct the Trustee in its exercise of any trust or power.  The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may rescind any acceleration and its consequence if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of such acceleration.  The above description of

Events of Default and remedies is qualified by reference, and subject in its entirety, to the more complete description thereof contained in the Indenture.

13.          Trustee Dealings with the Issuer

Subject to certain limitations imposed by the U.S. Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer, the Guarantors or any of their Affiliates with the same rights it would have if it were not Trustee.  Any Paying Agent, Registrar, co-Registrar or co-Paying Agent may do the same with like rights.

14.          No Recourse Against Others

A director, officer, employee, or stockholder, as such, of the Issuer or any Guarantor shall not have any liability for any obligations of the Issuer or such Guarantor under the Notes, the Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  By accepting a Note, each Holder shall waive and release all such liability.  The waiver and release are part of the consideration for the issue of the Notes.

15.          Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

16.          Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Issuer or the Guarantors shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture.  Requests may be made to:

FTS International, Inc.
PO Box 1410
Forth Worth, Texas 76101
Facsimile:  (817) 339-3697
Attention:  General Counsel

ASSIGNMENT FORM

To assign and transfer this Note, fill in the form below:

(I) or (the Issuer) assign and transfer this Note to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and postal code)

and irrevocably appoint agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

(Participant in a recognized signature Guarantee medallion program)

Date:

Certifying Signature:

[Include only if Original Note — In connection with any transfer of any Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which the Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being transferred in accordance with the transfer restrictions set forth in such Notes and:

CHECK ONE BOX BELOW

(1)                                 ☐                                    to the Issuer; or

(2)                                 ☐                                    pursuant to and in compliance with Rule 144A under the U.S. Securities Act  of 1933; or

(3)                                 ☐                                    pursuant to and in compliance with Regulation S under the U.S. Securities Act of 1933; or

(4)                                 ☐                                    pursuant to another available exemption from the registration requirements of the U.S. Securities Act of 1933; or

(5)                                 ☐                                    pursuant to an effective registration statement under the U.S. Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (2) is checked, by executing this form, the Transferor is deemed to have certified that such Notes are being transferred to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933 who has received notice that such transfer is being made in reliance on Rule 144A; if box (3) is checked, by executing this form, the Transferor is deemed to have certified that such transfer is made pursuant to an offer and sale that occurred outside the United States in compliance with Regulation S under the U.S. Securities Act; and if box (4) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer reasonably requests to confirm that such transfer is being made pursuant to an exemption from or in a transaction not subject to, the registration requirements of the U.S. Securities Act of 1933.

Signature:

Signature Guarantee:

(Participant in a recognized signature guarantee medallion program)

Certifying Signature:	Date:

Signature Guarantee:

(Participant in a recognized signature guaranty medallion program)]

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note or a portion thereof repurchased pursuant to Section 4.9 or 4.11 of the Indenture, check the box:  ☐

If the purchase is in part, indicate the portion (in denominations of $2,000 or any integral multiple of $1,000 in excess thereof) to be purchased:

Your signature:

(Sign exactly as your name appears on the other side of this Note)

Date:

Certifying Signature:

SCHEDULE A
SCHEDULE OF PRINCIPAL AMOUNT

The following decreases/increases in the principal amount of this Security have been made:

Principal
Amount
Date of	Decrease in	Increase in	Following such	Notation Made
Decrease/	Principal	Principal	Decrease/	by or on Behalf
Increase	Amount	Amount	Increase	of Registrar

EXHIBIT B
FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM RESTRICTED GLOBAL
NOTE TO REGULATION S GLOBAL NOTE *

(Transfers pursuant to § Section 2.6 of the Indenture)

U.S. Bank National Association
1349 W. Peachtree Street, NW, Suite 1050

Atlanta, Georgia 30309

Attn:  Global Corporate Trust Services

Re:  Senior Secured Floating Rate Notes Due 2020 (the “Notes”)

Reference is hereby made to the Indenture dated as of June 1, 2015 (the “Indenture”) among FTS International, Inc. a corporation incorporated under the laws of the state of Delaware (the “Issuer”), the guarantors party thereto and U.S. Bank National Association, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to $             aggregate principal amount of Notes that are held as a beneficial interest in the form of the Restricted Global Note (CUSIP No.         ; ISIN No:              ) with the Depositary in the name of [name of transferor] (the “Transferor”).  The Transferor has requested an exchange or transfer of such beneficial interest for an equivalent beneficial interest in the Regulation S Global Note (Common Code No.         ; ISIN No.         ).

In connection with such request, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Notes and:

(a)                                 with respect to transfers made in reliance on Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), does certify that:

(i)            the offer of the Notes was not made to a person in the United States;

(ii)           either (i) at the time the buy order is originated the transferee is outside the United States or the Transferor and any person acting on its behalf reasonably believe that the transferee is outside the United States or; (ii) the transaction was executed in, on or through the facilities of a designated offshore securities market described in paragraph (b) of Rule 902 of Regulation S and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;

(iii)          no directed selling efforts have been made in the United States by the Transferor, an affiliate thereof or any person their behalf in contravention of the requirements of Rule 903 or 904 of Regulation S, as applicable;

B-1

(iv)          the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act; and

(v)           the Transferor is not the Issuer, a distributor of the Notes, an affiliate of the Issuer or any such distributor (except any officer or director who is an affiliate solely by virtue of holding such position) or a person acting on behalf of any of the foregoing.

(b)                                 with respect to transfers made in reliance on Rule 144 the Transferor certifies that the Notes are being transferred in a transaction permitted by Rule 144 under the U.S. Securities Act.

You, the Issuer, the Guarantors and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this certificate have the meanings set forth in Regulation S.

[NAME OF TRANSFEROR]

By:
Name:
Title:

Dated:
cc: •
Attn: •

*                                         If the Note is a Definitive Note, appropriate changes need to be made to the form of this transfer certificate.

B-2

EXHIBIT C
FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM REGULATION S GLOBAL NOTE TO RESTRICTED GLOBAL NOTE

(Transfers pursuant to § Section 2.6 of the Indenture)

U.S. Bank National Association, as Transfer Agent
1349 W. Peachtree Street, NW, Suite 1050

Atlanta, Georgia 30309

Attn:  Global Corporate Trust Services

Re:  Senior Secured Floating Rate Notes Due 2020 (the “Notes”)

Reference is hereby made to the Indenture dated as of June 1, 2015 (the “Indenture”) among FTS International, Inc., a corporation incorporated under the laws of the state of Delaware (the “Issuer”), the guarantors party thereto and U.S. Bank National Association, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to $           aggregate principal amount at maturity of Notes that are held in the form of the Regulation S Global Note with the Depositary (Common Code No.        ; ISIN No.        ) in the name of [name of transferor] (the “Transferor”) to effect the transfer of the Notes in exchange for an equivalent beneficial interest in the Restricted Global Note (CUSIP No.         , ISIN No.         ).

In connection with such request, and in respect of such Notes the Transferor does hereby certify that such Notes are being transferred in accordance with the transfer restrictions set forth in the Notes and that:

CHECK ONE BOX BELOW:

☐                 the Transferor is relying on Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”) for exemption from such Act’s registration requirements; it is transferring such Notes to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A that purchases for its own account, or for the account of a qualified institutional buyer, and to whom the Transferor has given notice that the transfer is made in reliance on Rule 144A and the transfer is being made in accordance with any applicable securities laws of any state of the United States; or

☐                 the Transferor is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act, subject to the Issuer’s and the Trustee’s right prior to any such offer, sale or transfer to require the delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them.

You, the Issuer, the Guarantors and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[NAME OF TRANSFEROR]

By:
Name:
Title:

Dated:
cc: •
Attn: •

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

This Supplemental Indenture is entered into as of [                      ], 20[  ] (this “Supplemental Indenture”), between [NAME OF FUTURE GUARANTOR] (the “New Guarantor”), a subsidiary of FTS International, Inc. a corporation incorporated under the laws of Delaware (the “Issuer”), U.S. Bank National Association, as Collateral Agent and U.S. Bank National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors named therein, the Collateral Agent and the Trustee have heretofore executed and delivered an Indenture dated as of June 1, 2015 (as supplemented, waived or otherwise modified, the “Indenture”), providing for the initial issuance of an aggregate principal amount of $350 million of Senior Secured Floating Rate Notes due 2020 of the Issuer (such initial issuance, along with any Additional Notes issued pursuant to the Indenture, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Issuer shall cause the New Guarantor to, execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall guarantee on a senior secured basis the Notes Obligations on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”);

WHEREAS, the New Guarantor acknowledges that it will receive a benefit from its entry into this Supplemental Indenture and the Issuer’s corresponding compliance with the terms of the Indenture;

WHEREAS, the Issuer has instructed the Trustee to execute and deliver this Supplemental Indenture pursuant to the provisions of Section 4.14, Section 9.1 and Section 12.8 of the Indenture, and the Trustee is authorized to execute and deliver this Supplemental Indenture.

WHEREAS, all things have been done to make this Supplemental Indenture a legal, valid and binding agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1   Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

REPRESENTATIONS; AGREEMENT TO BE BOUND;
GUARANTEE

SECTION 2.1   Representations.  The New Guarantor represents and warrants to the Trustee as follows:

(i)  It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(ii) The execution, delivery and performance by it of this Supplemental Indenture have been authorized and approved by all necessary corporate or limited liability company action on its part and this Supplemental Indenture constitutes a valid and binding obligation enforceable against New Guarantor in accordance with its terms.

SECTION 2.2   Agreement to be Bound.  The New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.3   Guarantee.  The New Guarantor hereby guarantees, on an senior secured, joint and several basis, to each Holder, to the Trustee and the Collateral Agent and the successors and assigns of the Trustee and the Collateral Agent on behalf of each Holder, the due and punctual payment of the Note Obligations.

ARTICLE III

MISCELLANEOUS

SECTION 3.1   Notices.  All notices and other communications to the New Guarantor shall be given as provided in the Indenture to the New Guarantor, at its address set forth below, with a copy to the issuer as provided in the Indenture for notices to the Issuer.

SECTION 3.2   Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders, the Trustee and the Collateral Agent, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3   Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4   Severability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5   Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Any reference in the Indenture to the Indenture, “hereof” or other words of like import shall be to the Indenture as so supplemented by this Supplemental Indenture.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby and entitled to the rights created hereunder.  The Supplemental Indenture is an Indenture Documents.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.6   Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7   Headings.  The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.